EXHIBIT 10.51
                          PRODUCTION SHARING CONTRACT

                                     AMONG

                            THE GOVERNMENT OF INDIA
                                      AND

                     OIL & NATURAL GAS CORPORATION LIMITED

                                      AND

                          RELIANCE INDUSTRIES LIMITED

                                      AND

                           ENRON OIL & GAS INDIA LTD.



                         WITH RESPECT TO CONTRACT AREA

                      IDENTIFIED AS PANNA AND MUKTA FIELDS

                               TABLE OF CONTENTS

ARTICLE            CONTENTS
                   Preamble

 1.               Definitions
 2.               Duration
 3.               Relinquishment
 4.               Work Programme
 5.               Management Committee
 6.               Operatorship and Operating Agreement
 7.               General Rights and Obligations of the Parties
 8.               Government Assistance
 9.               Discovery, Development and Production
10.               Unit Development
11.               Measurement of Petroleum
12.               Protection of the Environment
13.               Recovery of Costs
14. Production Sharing of Petroleum between Contractor and Government
15.               Taxes, Royalties, Rentals, etc.
16.               Payment
17.               Customs Duties
18.               Domestic Supply, Sale, Disposal and Export of Crude Oil
19.               Valuation of Oil
20.               Currency and Exchange Control Provisions
21.               Natural Gas
22.               Employment, Training and Transfer of Technology
23.               Local Goods and Services
24.               Insurance and Indemnification
25.               Records, Reports, Accounts and Audit
26. Information, Data, Confidentiality, Inspection and Security
27.               Title to Petroleum, Data and Assets
28.               Assignment of Interest
29.               Guarantee
30.               Termination of Contract
31.               Force Majeure
32.               Applicable Law and Language of the Contract
33.               Sole Expert, Conciliation and Arbitration
34.               Entire Agreement, Amendments, Waiver and Miscellaneous
35.               Certificates
36.               Notices

APPENDICES:
Appendix A                 -        Description of Contract Area

Appendix B                 -        Map of Contract Area

Appendix C                 -        Accounting Procedure to Production Sharing
                                    Contract

Appendix D                 -        Calculation of the Investment Multiple for
                                    Production Sharing Purposes

Appendix E                 -        Form of Financial and Performance Guarantee

Appendix F                 -        Equipment

Appendix G                 -        Development Commitment Specified by the
                                    Companies

Appendix H                 -        Production Profile of the Panna and Mukta
                                    Fields

This Contract made and entered into as of the 22nd day of December 1994 by and among:

THE PRESIDENT OF INDIA, acting through the Joint Secretary
(Exploration), Ministry of Petroleum and Natural Gas (hereinafter referred as Government);
                                      AND

OIL & NATURAL GAS CORPORATION LIMITED (ONGC), a body corporate established under the provisions of the Companies Act, 1956, which expression shall include its successors and such assigns as are permitted under Article 28 hereof acting through its duly authorized Chairman & Managing Director;

                                      AND

RELIANCE INDUSTRIES LTD. ("RIL"), a body corporate established under the laws of India, which expression shall include its 35 successors and such assigns as are permitted under Article 28 hereof acting through its duly authorized Chief Executive Officer (Oil & Gas);

                                      AND

ENRON OIL & GAS INDIA LTD. ("EOGIL"), a body corporate established under the laws of the Cayman Islands, which expression shall include its successors and such assigns as are permitted under Article 28 hereof acting through its duly authorized (Vice) President;

WITNESSETH:
WHEREAS
1.       By virtue of Article 297 of the Constitution of India,
         Petroleum in its natural state in the Territorial Waters and the Continental Shelf of India is vested in the Union of India;

2. The Territorial Waters, Continental Shelf, Exclusive Economic Zone And Other Maritime Zones Act, 1976 (No. 80 of 1976) provides for the grant of a Lease or letter of authority by the Government to explore and exploit the resources of the Continental Shelf;

3. The Oil Fields (Regulation and Development) Act, 1948, (53 of 1948) (hereinafter referred to as "the Act") and the Petroleum and Natural Gas Rules, 1959, made thereunder (hereinafter referred to as "the Rules") make provision inter alia for the regulation of Petroleum Operations and the grant of petroleum exploration licenses and mining leases for exploration and development of Petroleum in India;

4. The Act and the Rules provide for the grant by the Government of mining leases in respect of the Territorial Waters and the Continental Shelf, and the Contractor is being duly granted a mining lease to carry out Petroleum Operations in that area offshore identified as Panna and Mukta Fields, more particularly described in Appendices A and B;

5. The Government desires that the Petroleum resources which may exist in the Contract Area be discovered and exploited with the utmost expedition in the overall interest of India in accordance with sound international petroleum industry practices;

6. The Government is satisfied that it is in the public interest to enter into this Contract on terms different from those specified in Section 12 of the Oil Fields (Regulations and Development) Act, 1948, and the Government is entering into this Agreement on the terms and conditions specified herein.

7. EOGIL and RIL have represented that they have, or will acquire and make available, the necessary financial and technical resources and the technical and industrial competence and experience necessary for proper discharge and/or performance of all obligations required to be performed under this Contract in accordance with good international petroleum industry practices and will provide guarantees as required in
         Article 29 for the due performance of their undertakings hereunder;

8. The Parties desire to enter into this Contract with respect to the Contract Area referred to in Appendices A and B on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and covenants and conditions herein contained, IT IS HEREBY AGREED between the Parties as follows:

                                   ARTICLE 1
                             D E F I N I T I O N S

             In this Contract, unless the context requires otherwise, the following terms shall have the meaning ascribed to them hereunder:

1.1 "Accounting Procedure" means the principles and procedures of accounting set out in Appendix C.

1.2 "Affiliate" means a company that directly or indirectly controls or is controlled by a Party to this Contract or a company which directly or indirectly controls or is controlled by a company which controls a Party to this Contract, it being understood that "control" means ownership by one company of more than fifty percent (50%) of the voting securities of the other company, or the power to direct, administer and dictate policies of the other company even where the voting securities held by such company exercising such effective control in that other company is less than fifty percent (50%) and the term "controlled" shall have a corresponding meaning.

1.3 "Appendix" means an Appendix attached to this Contract and made a part hereof.

1.4 "Appraisal Programme" means a programme, approved by the Management Committee for the appraisal of an Existing or New Discovery of Petroleum in the Contract Area for the purpose of delineating the Petroleum Reservoirs to which the Discovery relates in terms of thickness and lateral extent and determining the characteristics thereof and the quantity and quality of recoverable Petroleum therein.

1.5 "Appraisal Well" means a Well drilled within the Contract Area pursuant to an approved Appraisal Programme.

1.6 "Arms Length Sales" means sales of Petroleum made freely on the open international market, in freely convertible currencies, between willing and unrelated sellers and buyers and in which such buyers and sellers have no contractual or other relationship, directly or indirectly, or any common or joint interest as is reasonably likely to influence selling prices and shall, inter alia, exclude sales (whether direct or indirect, through brokers or otherwise) involving Affiliates, sales between entities comprising the Contractor, sales between governments and government-owned entities, counter trades, restricted or distress sales, sales involving barter arrangements and generally any transactions motivated in whole or in part by considerations other than normal commercial practices.

1.7 "Article" means an article of this Contract and the term "Articles" means more than one Article.

1.8 "Associated Natural Gas" or "ANG" means Natural Gas occurring in association with Crude Oil either as free Gas or in solution, if such Crude Oil can by itself be commercially produced.

1.9 "Barrel" means a quantity or unit equal to 158.9074 litres (forty-two (42) United States gallons) liquid measure, at a temperature of sixty (60) degrees Fahrenheit (15.56 degrees Centigrade) under one atmosphere of pressure (14.7 psia).

1.10 "Basement" means any igneous or metamorphic rock, or rock or any stratum of such nature, in and below which the geological structure or physical characteristics of the rock sequence do not have the properties necessary for the accumulation of Petroleum in commercial quantities and which reflects the maximum depth at which any such accumulation can be reasonably expected in accordance with the knowledge generally accepted in the international petroleum industry.

1.11 "Calendar Month" means any of the twelve (12) months of the Calendar Year unless specified otherwise.

1.12 "Calendar Quarter" means a period of three consecutive Calendar Months commencing on the first day of January, April, July and October of each Calendar Year.

1.13 "Calendar Year" means a period of twelve consecutive months according to the Gregorian calendar commencing with the first day of January and ending with the thirty-first day of December.

1.14 "Commercial Discovery" means a Discovery which, when produced, is likely to yield a reasonable profit on the funds invested in Petroleum Operations, after deduction of Contract Costs, and which has been declared a Commercial Discovery in accordance with the provisions of Article 9 and/or Article 21, after consideration of all pertinent operating and financial data such as recoverable reserves, sustainable production levels, estimated development and production expenditures, prevailing prices and other relevant technical and economic factors according to generally accepted practices in the international petroleum industry.

1.15 "Commercial Production" means production of Crude Oil or Natural Gas or both from a Field within the Contract Area and delivery of the same at the relevant Delivery Point under a programme of regular production and sale.

1.16         "Company" means either EOGIL or RIL.

1.17         "Companies" means EOGIL and RIL.

1.18 "Condensate" means those low vapour pressure hydrocarbons obtained from Natural Gas through condensation or extraction and refers solely to those hydrocarbons that are liquid at normal surface temperature and pressure conditions (provided that in the event Condensate is produced from an Oil Field and is segregated and transported separately to the Delivery Point, then the provisions of this Contract shall apply to such Condensate as if it were Crude Oil.)

1.19 "Contract" means this agreement and the Appendices attached hereto and made a part hereof and any amendments made thereto pursuant to the terms hereof.

1.20 "Contract Area" means the area described in Appendix A and delineated on the map attached as Appendix B, or any portion of the area remaining after relinquishment or surrender from time to time pursuant to the terms of this Contract.

1.21 "Contract Costs" means Exploration Costs, Development Costs, Production costs, and all other costs related to Petroleum Operations as set forth in Section 3 of the Accounting Procedure.

1.22 "Contract Year" means a period of twelve consecutive months counted from the Effective Date or from the anniversary of the Effective Date.

1.23         "Contractor" means EOGIL, RIL and ONGC.

1.24 "Cost Petroleum" means the portion of the total volume of Petroleum produced and saved from the Contract Area which the Contractor is entitled to take from the Contract Area in a particular period for the recovery of Contract Costs as provided in Article 13.

1.25         "Cost Recovery Limit" shall have the meaning given in
             Article 13.1.2.

1.26 "Crude Oil" means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and in liquid form, in their natural state or obtained from Natural Gas by condensation or extraction, including distillate and Condensate when commingled with the heavier hydrocarbons and delivered as a blend at the Delivery Point but excluding verified Natural Gas.

1.27 "Delivery Point" means, except as otherwise herein provided or as may be otherwise agreed between the Government and the Contractor, the point at which Petroleum reaches the upstream weld of the outlet flange of the delivery facility, either offshore or onshore and different Delivery Points may be established for purposes of sales to the Government, export or domestic sales.

1.28 "Development Area" means that part of the Contract Area corresponding to the area of an Oil Field or Gas Field delineated in simple geometric shape, together with a reasonable margin of additional area surrounding the Field consistent with international petroleum industry practice and approved by the Management Committee or the Government, as the case may be.

1.29 "Development Costs" means those costs and expenditures incurred in carrying out Development Operations, as classified and defined in Section 2 of the Accounting Procedure and allowed to be recovered in terms of Section 3 thereof.

1.30 "Development Operations" means operations conducted in accordance with the Development Plan and shall include, but not be limited to, the purchase, shipment or storage of equipment and materials used in developing Petroleum accumulations, the drilling, completion, Recompletion and testing of Development Wells, the drilling, completion and Recompletion of Wells for Gas or water injection, the laying of gathering lines, the installation of offshore platforms and installations, the installation, hook up and commissioning of separators, tankage, pumps, artificial lifting and other producing and injection facilities required to produce, process and transport Petroleum into main oil storage or Gas processing facilities, either onshore or offshore, including the laying of pipelines within or outside the Contract Area, storage and Delivery Point or Points, the installation of storage or Gas processing facilities, the installation of export and loading facilities and other facilities required for development and production of the Petroleum accumulations and for the delivery of Crude Oil and/or Gas at the Delivery Point(s) and also including incidental operations not specifically referred to herein as required for the most efficient and economic development and production of the Petroleum accumulations in accordance with good international petroleum industry practices.

1.31 "Development Plan" means a plan containing proposals required under Article 9 or Article 21.

1.32 "Development Well" means a Well drilled, deepened, completed, or Recompleted after the date of approval of the Development Plan pursuant to Development Operations or Production Operations for the purposes of producing Petroleum, increasing production, sustaining production or accelerating extraction of Petroleum including production Wells, injection Wells and dry Wells.

1.33 "Discovery" means the finding, during Exploration Operations, of a deposit of Petroleum not previously known to have existed, which can be recovered at the surface in a flow measurable by conventional petroleum industry testing methods, including an Existing Discovery and a New Discovery.

1.34 "Discovery Area" means that part of the Contract Area about which, based upon Discovery and the results obtained from a Well or Wells drilled in such part, both the Government and the Contractor are of the opinion that Petroleum exists and is likely to be produced in commercial quantities.

1.35 "Effective Date" means the date on which this Contract is executed.

1.36 "Environmental Clearance" means permission granted in writing by the Government to the Contractor to perform all activities necessary and appropriate to conduct Petroleum Operations subject to conditions specified with regard to protection of the environment and minimizing Environmental Damage.

1.37 "Environmental Damage" means soil erosion, removal of vegetation, destruction of wildlife, pollution of groundwater or surface water, land contamination, air pollution, noise pollution, bush fire, disruption to water supplies, to natural drainage or natural flow of rivers or streams, damage to archaeological, palaeontological and cultural sites and shall include any damage or injury to, or destruction of, soil or water in their physical aspects together with vegetation associated therewith, aquatic or terrestrial mammals, fish, avifauna or any plant or animal life whether in the sea or in any other water or on, in or under land provided such damage is in violation of legislation relating to the protection of the environment.

1.38         "Excess ANG" shall have the meaning given in Article 21.4.

1.39 "Existing Discovery" means a Discovery made by ONGC before the Effective Date and accepted by the Parties as a Commercial Discovery.

1.40 "Exploration Costs" means those costs and expenditures incurred in carrying out Exploration Operations, as classified and defined in Section 2 of the Accounting Procedure and allowed to be recovered in terms of Section 3 thereof.

1.41 "Exploration Operations" means operations conducted in the Contract Area pursuant to this Contract in searching for Petroleum or in the course of an Appraisal Programme and shall include but not be limited to aerial, geological, geophysical, geochemical, palaeontological, palynological, topographical and seismic surveys, analysis, studies and their interpretation, investigations relating to the subsurface geology including structure test drilling, stratigraphic test drilling, drilling of Exploration Wells or Appraisal Wells and other related activities such as testing, surveying, drill site preparation and all work necessarily connected therewith that is conducted in connection with Petroleum exploration.

1.42 "Exploration Well" means a Well drilled for the purpose of searching for undiscovered Petroleum accumulations on any geological entity (be it of structural, stratigraphic, facies or pressure nature) to at least a depth or stratigraphic level specified in the Work Programme.

1.43 "Field" means an Oil Field or a Gas Field in the Contract Area in respect of which a Development Plan has been duly approved in accordance with Article 9 or Article 21 hereof.

1.44 "Financial Year" means the period from the first day of April through the thirty-first day of March of the following Calendar Year.

1.45 "Foreign Company" means a Company within the meaning of Section 591 of the Companies Act, 1956, as amended from time to time.

1.46         "Gas" means Natural Gas.

1.47 "Gas Field" means an area within the Contract Area consisting of a single Gas Reservoir or multiple Gas Reservoirs all grouped on or related to the same individual geological structure or stratigraphic conditions, designated by the Contractor and approved by the Government or Management Committee, as the case may be, (to include the maximum area of potential productivity in the Contract Area in a simple geometric shape) in respect of which a Commercial Discovery has been declared or a Development Plan has been approved in accordance with Article 9 or Article 21 hereof.

1.48 "Investment" shall have the meaning assigned in paragraph 3 of Appendix D.

1.49 "Investment Multiple" means the ratio of accumulated Net Cash Income to accumulated Investment in the Contract Area, earned by the Companies, as determined in accordance with Appendix D.

1.50 "LIBOR" means the London Inter-Bank Offering Rate for six-month deposits of United States Dollars as quoted by the London office of the Bank of America (or such other Bank as the Parties may agree) for the day or days in question.

1.51 "Lessee" means any person or body corporate, including the Contractor, which holds a mining lease under the Petroleum and Natural Gas Rules, 1959, for the purpose of carrying out Petroleum Operations in the Contract Area and their successors and permitted assigns.

1.52 "Management Committee" means the committee constituted pursuant to Article 5 hereof.

1.53 "Minimum Work Obligation" means the Work Programme related to those items specified in Appendix G as approved by the Management Committee.

1.54 "Natural Gas" means wet Gas, dry Gas, all other gaseous hydrocarbons, and all substances contained therein, including sulphur and helium, which are produced from Oil or Gas Wells, excluding those condensed or extracted liquid hydrocarbons that are liquid at normal temperature and pressure conditions, and including the residue Gas remaining after the condensation or extraction of liquid hydrocarbons from Gas.

1.55 "Net Cash Income" shall have the meaning assigned in paragraph 2 of Appendix D.

1.56         "New Discovery" means a Discovery made after the Effective
             Date.

1.57 "Non Associated Natural Gas" or "NANG" means Natural Gas which is produced either without association with Crude Oil or in association with Crude Oil which by itself cannot be commercially produced.

1.58         "Oil" means "Crude Oil".

1.59 "Oil Field" means an area within the Contract Area consisting of a single Oil Reservoir or multiple Oil Reservoirs all grouped on or related to the same individual geological structure, or stratigraphic conditions, designated by the Contractor and approved by the Government or the Management Committee, as the case may be (to include the maximum area of potential productivity in the Contract Area in a simple geometric shape) in respect of which a Commercial Discovery has been declared and a Development Plan has been approved in accordance with Article 9 hereof and a reference to an Oil Field shall include a reference to the production of Associated Natural Gas from that Oil Field.

1.60 "Operating Agreement" means the Joint Operating Agreement entered into by the Parties constituting Contractor in accordance with
             Article 6, with respect to the conduct of Petroleum Operations.

1.61 "Operating Committee" means the committee established by that name in the Operating Agreement.

1.62         "Operator" means the Party so designated in Article 6.

1.63 "Participating Interest" means the percentage of participation of the constituents of the Contractor at any given time in the rights and obligations under this Contract. Initially the Participating Interest of the constituents of Contractor are as follows:

              1.       ONGC                     40%
              2.       RIL                      30%
              3.       EOGIL                    30%

1.64 "Parties" means the Parties signatory to this Contract including their successors and permitted assigns under this Contract and the term "Party" means any of the Parties.

1.65 "Petroleum" means Crude Oil and/or Natural Gas existing in their natural condition.

1.66 "Petroleum Operations" means, as the context may require, Exploration Operations, Development Operations or Production Operations or any combination of such operations, including, but not limited to, collection of seismic information, drilling and completion and Recompletion of Wells, construction, operation and maintenance of all necessary facilities, plugging and abandonment of Wells, environmental protection, transportation, storage, sale or disposition of Petroleum to the Delivery Point, Site Restoration and all other incidental operations or activities as may be necessary.

1.67 "Production Costs" means those costs and expenditures incurred in carrying out Production Operations as classified and defined in
             Section 2 of the Accounting Procedure and allowed to be recovered in terms of Section 3 thereof.

1.68 "Production Operations" means all operations conducted for the purpose of producing Petroleum from the Contract Area after the commencement of production from the Contract Area, including the operation and maintenance of all necessary facilities therefor.

1.69 "Profit Petroleum" means all Petroleum produced and saved from the Contract Area in a particular period as reduced by Cost Petroleum and calculated as provided in Article 14.

1.70 "Recompletion" means an operation whereby a completion in one zone is abandoned in order to attempt a completion in a different zone within the existing wellbore.

1.71 "Reservoir" means a naturally occurring discrete accumulation of Petroleum.

1.72         "Section" means a section of the Accounting Procedure.

1.73 "Self-Sufficiency" means, in relation to any Financial Year, that the volume of Crude Oil and Crude Oil equivalent of Petroleum products exported from India during that Financial Year either equals or exceeds the volume of Crude Oil and Crude Oil equivalent of Petroleum products imported into India during the same Financial Year.

1.74 "Site Restoration" shall mean all activities required to return a site to its state as of the Effective Date pursuant to the Contractor's environmental impact study or to render a site compatible with its intended after-use (to the extent reasonable) after cessation of Petroleum Operations in relation thereto and shall include, where appropriate, proper abandonment of Wells or other facilities, removal of equipment and structures (whether installed before or after the Effective Date), and debris, establishment of compatible contours and drainage, replacement of top soil, revegetation, slope stabilization, infilling of excavations or any other appropriate actions in the circumstances.

1.75 "Subcontractor" means any company or person contracted by the Operator to provide services with respect to the Petroleum Operations.

1.76 "Well" means a borehole, made by drilling in the course of Petroleum Operations, but does not include a seismic shot hole.

1.77 "Work Programme" means all the plans formulated for the performance of the Petroleum Operations.

1.78         "Year" means Financial Year.

                                       11
                                   ARTICLE 2
                                    DURATION

2.1 The term of this Contract shall be for a period of twenty-five (25) years from the Effective Date, unless the Contract is terminated earlier in accordance with its terms, but may be extended on such terms and conditions as may be mutually agreed by the Parties hereto.

                                       12
                                   ARTICLE 3
                                 RELINQUISHMENT

3.1 The Contractor may, with the approval of the Management Committee, voluntarily relinquish a portion of the Contract Area other than an area for which a Development Plan has been approved. Contractor shall give the Government written notice of relinquishments thirty
             (30) days prior to the end of any Calendar Year.

3.2 Relinquishment of less than all of the Contract Area shall be in blocks of not less than one hundred square kilometres (100 sq. kms.) and be of such shape and location as the Government may deem appropriate for enabling effective exploration and exploitation of such area.

3.3 Relinquishment of all or a part of the Contract Area or termination of the Contract shall not be construed as absolving the Contractor of any liability undertaken or incurred by the Contractor in respect of the Contract Area prior to the date of such relinquishment or termination.

                                       13
                                   ARTICLE 4
                                 WORK PROGRAMME

4.1 The Contractor shall commence Petroleum Operations not later than six (6) months from the Effective Date.

4.2 As soon as possible after the Effective Date, in respect of the period ending with the last day of the Financial Year in which the Effective Date falls and thereafter ninety (90) days before commencement of each following Financial Year, the Contractor shall submit to the Management Committee, through the Operating Committee, the Work Programmes and budgets relating to Petroleum Operations, including the Minimum Work Obligations, to be carried out during the ensuing Financial Year.

4.3 The Contractor may propose amendments to the details of an approved Work Programme and budget in the light of the then existing circumstances and shall submit to the Management Committee, through the Operating Committee, modifications or revisions to the Work Programme and budgets.
                                       14

                                   ARTICLE 5
                              MANAGEMENT COMMITTEE

5.1 For the purpose of proper and expeditious performance of Petroleum Operations under the provisions of this Contract, there shall be constituted a committee to be called the Management Committee.

5.2 The Management Committee shall consist of four (4) members, one (1) member nominated by and representing Government and one (1) member nominated by and representing each constituent of the Contractor. The member nominated by ONGC shall act as chairman.

5.3 A representative of the Operator acting as the convenor shall call the meetings of the Management Committee.

5.4 Government and the Contractor may nominate alternate members with full authority to act in the absence and on behalf of the members nominated under Article 5.2 and may, at any time, nominate another member or alternate member to replace any member nominated earlier by notice to other members of the Management Committee.

5.5          A quorum of the Management Committee shall consist of three
             (3) members.

5.6 The following matters shall be submitted to the Management Committee for approval:

             (a) annual Work Programmes and budgets and any modifications or revisions thereto, as proposed by the Operating Committee, for Exploration Operations, Development Operations and/or Production Operations;

             (b) proposals for an Appraisal Programme, the declaration of a New Discovery as a Commercial Discovery and the approval of Development Plans as may be required under this Contract, or revisions or additions to an Appraisal Programme or a Development Plan;

             (c)      delineation of a Field and a Development Area;

             (d)      appointment of auditors;

             (e) collaboration with lessees or contractors of other areas;

             (f) claims or settlement of claims for or on behalf of or against the Contractor in excess of limits specified in the Operating Agreement or fixed by the Management Committee from time to time;

             (g) any proposed mortgage, charge or encumbrance on petroleum assets, petroleum reserves or production of

                                       15

                      Petroleum;

             (h) any other matter required by the terms of this Contract to be submitted for the approval of the Management Committee;

             (i) any other matter which the Contractor or the Operating Committee decides to submit to it.

5.7 The Management Committee shall not take any decision without obtaining prior approval of the Government, where such approval is required under this Contract.

5.8 The Management Committee shall meet at least once every three (3) months or more frequently at the request of any member. Operator shall convene each meeting by notifying the members at least twenty eight (28) days prior to such meeting (or a shorter period of notice if the members unanimously so agree) of the time and place of such meeting and the purpose thereof and shall include in such notice a provisional agenda for such meeting. The Operator shall be responsible for processing the final agenda for such meeting and the agenda shall include all items of business requested by the members to be included, provided such requests are received by the Operator at least ten (10) days prior to the date fixed for the meeting. The Operator shall forward the agenda to the members at least nine (9) days prior to the date fixed for the meeting. Matters not included in the agenda may be taken up at the meeting by any member with the unanimous consent of all the members.

5.9 The Chairman, and in his absence any other member nominated by ONGC, shall preside over the meetings of the Management Committee.

5.10 The Operator shall appoint one of the members nominated by the constituents of the Contractor as secretary to the Management Committee with responsibility, inter alia, for preparation of the minutes of every meeting in the English language and provision to every member of the Management Committee with two (2) copies of the minutes not later than twenty-eight (28) days after the date of the meeting.

5.11 Within twenty-one (21) days of the receipt of the minutes of a meeting, members shall notify the Operator and the other members of their approval of the minutes by putting their signatures on one copy of the minutes and returning the same to the Operator or by indicating such approval to the Operator by telex, cable, or facsimile, with copies to the other members. Any member may suggest any modification, amendment or addition to the minutes by telex, cable or facsimile to the Operator and other members or by indicating such suggestions when returning the copy of the minutes to the Operator. If the Operator or any other member does not agree with the modification, amendment or addition to the

                                       16

             minutes suggested by any member, the matter shall be brought to the attention of the other members and resubmitted to the Management Committee for approval at the next meeting and the minutes shall stand approved as to all other matters. If a member fails to appropriately respond within the aforesaid twenty-one (21) day period as herein provided, the minutes shall be deemed approved by such member.

5.12 The meetings of the Management Committee shall be held in New Delhi, India unless otherwise mutually agreed by the members of the Management Committee.

5.13 All matters requiring the approval of the Management Committee shall be approved by a vote of three (3) or more members of the Management Committee one (1) of whom shall be the Government representative.
                                       17

                                   ARTICLE 6
                      OPERATORSHIP AND OPERATING AGREEMENT

6.1          EOGIL shall be the Operator for purposes of this Contract.

6.2 No change in operatorship shall be effected without the consent of the Government, which consent shall not be unreasonably withheld.

6.3 The operating functions required of the Contractor under this Contract shall be performed by the Operator on behalf of all constituents of the Contractor subject to, and in accordance with, the terms and provisions of this Contract, and generally accepted international petroleum industry practice.

6.4 The constituents of the Contractor shall execute a mutually agreed Operating Agreement. The Agreement shall be consistent with the provisions of this Contract and shall provide for, among other things:

             (a) the appointment, resignation, removal and responsibilities of the Operator;

             (b)      the establishment of an Operating Committee;

             (c) functions of the Operating Committee taking into account the provisions of the Contract, procedures for decision making, frequency and place of meetings; and

             (d) contribution to costs, default, sole risk, disposal of petroleum and assignment as between the parties to the Operating Agreement.

                                       18

                                   ARTICLE 7
                 GENERAL RIGHTS AND OBLIGATIONS OF THE PARTIES

7.1 Subject to the provisions of this Contract, the Contractor shall have, but not be limited to, the following rights:

             (a) the exclusive right during the term hereof to carry out Petroleum Operations in the Contract Area and to recover costs and expenses as provided in this Contract;

             (b) the right to use, free of charge, such quantities of Petroleum produced from any Field as are reasonably required for conducting Petroleum Operations in the Contract Area in accordance with generally accepted practices in the international petroleum industry;

             (c) the right to lay, build, construct or install pipelines, roads, bridges, ferries, aerodromes, landing fields, radio telephones, satellite communications and related communication and infrastructure facilities and exercise other ancillary rights as may be reasonably necessary for the conduct of Petroleum Operations subject to such approvals as may be required, which shall not be unreasonably withheld, under the applicable laws and/or regulations in force from time to time for the regulation and control thereof;

             (d) the right to have an expatriate work force as required and necessary together with their required personal effects;

             (e) the right to flare Gas temporarily when and as necessary, provided the Operator shall give notice thereof to the Government within forty-eight (48) hours of the start of such flaring and the issue shall be discussed in the next meeting of the Management Committee;

             (f) the right to use all wells, equipment and facilities installed as of the Effective Date in the Contract Area ("Assets") free of any additional cost or charges or encumbrances and assignment of such Assets to Operator on behalf of the Contractor;

             (g)      such other rights as are specified in this Contract.

7.2 The Government reserves the right to itself, or to grant to the Lessee or others, the right to prospect for and mine minerals or substances other than Petroleum within the Contract Area; provided, however, that if after the Effective Date, the Lessee or others are issued rights, or the Government proceeds directly to prospect for and mine in the Contract Area for any minerals or substances other than
                                       19

             Petroleum, the Contractor shall use reasonable efforts to avoid obstruction to or interference with such operations within the Contract Area and, in either case, the Government shall use reasonable efforts to ensure that operations carried out do not obstruct or unduly interfere with Petroleum Operations in the Contract Area. In the event of any conflict, Petroleum Operations shall take preference.

7.3          The Contractor shall:

             (a) except as otherwise expressly provided in this Contract, conduct all Petroleum Operations at its sole risk, cost and expense and provide all funds necessary for the conduct of Petroleum Operations including funds for the purchase or lease of equipment, materials or supplies required for Petroleum Operations as well as for making payments to employees and Subcontractors;

             (b) conduct all Petroleum Operations within the Contract Area diligently, expeditiously, efficiently and in a safe and workmanlike manner in accordance with good international petroleum industry practice pursuant to the approved Work Programmes;

             (c) ensure provision of all information, data, samples etc. which the Contractor may be required to furnish under the applicable laws;

             (d) ensure that all equipment, materials, supplies, plant and installations used for Petroleum Operations comply with generally accepted standards in the international petroleum industry and are of proper construction and kept in good working order;

             (e) in the preparation and implementation of Work Programmes and in the conduct of Petroleum Operations, follow good international petroleum industry practices with such degree of diligence and prudence reasonably and ordinarily exercised by experienced parties engaged in a similar activity under similar circumstances and conditions;

             (f) after the designation of a Field and a Development Area, pursuant to this Contract, forthwith proceed to take all necessary action for prompt and orderly development of the Field and the Development Area and for the production of Petroleum in accordance with the terms of this Contract;

             (g) appoint a technically competent and sufficiently experienced representative, and, in his absence, a suitably qualified replacement therefor, who shall be resident in India and who shall have full authority to take such steps as may be necessary to implement this Contract and whose names shall, on appointment within

                                       20

                      ninety (90) days after commencement of the first Contract Year, be made known to the Government;

             (h) provide acceptable working conditions, living accommodation and access to medical attention and nursing care in the Contract Area for all personnel employed in Petroleum Operations and extend these benefits to other persons who are engaged in or assisting in the conduct of Petroleum Operations in the Contract Area;

             (i) be always mindful of the rights and interests of India in the conduct of Petroleum Operations;

7.4 The infrastructure such as pipelines as may be developed/established by the Contractor within the country may, to the extent capacity is available, be available to the Government or any other entity upon payment of compensation which shall include, but not be limited to, cost of operation, repair, maintenance, interest and profit. The Government and any other entity using any of Contractor's facilities shall indemnify and hold harmless Contractor from and against any and all loss, damage or injury arising out of or connected with such use.

                                       21

                                   ARTICLE 8
                             GOVERNMENT ASSISTANCE

8.1 Upon application in the prescribed manner, and subject to compliance with applicable laws and relevant procedures, the Government will without any cost to itself:

             (a) provide the right of ingress and egress from the Contract Area and any facilities used in Petroleum Operations, wherever located, and which may be within their control;
             (b) use their good offices, when necessary, to assist Contractor in procurement of facilities and services required for execution of Petroleum Operations including necessary approvals, permits, consents, authorisations, visas, work permits, licenses, rights of way, easement, surface rights and security protection, required pursuant to this Contract and which may be available from resources within the Government's control;
             (c) use their good offices to assist in identifying and making available necessary priorities for obtaining local goods and services;
             (d) in the event that onshore facilities are required outside the Contract Area for Petroleum Operations including, but not limited to, storage, loading and processing facilities, pipelines and offices, use their good offices in assisting the Contractor to obtain from the authorities of the state government in the state in which such facilities are required, such licenses, permits, authorizations, consents, security protection, surface rights and easements as are required for the construction and operation of the said facilities by the Contractor;
             (e) in the event there is no economical passage other than through national parks, sanctuaries, mangroves, wetlands of national importance, biosphere reserves or other biologically sensitive areas, assist in obtaining the prior written permission of the concerned authorities.

8.2 ONGC shall provide data, if any, related to the Contract Area to the Contractor which has not been previously provided.

8.3 Environmental Clearance(s), if any, at the Effective Date shall be assigned to EOGIL without obligation to remediate or correct any prior commission of omission by ONGC, but obligations, after the Effective Date, shall be binding on Contractor.

                                       22

                                   ARTICLE 9
                     DISCOVERY, DEVELOPMENT AND PRODUCTION

9.1 If and when a New Discovery is made within the Contract Area, the Contractor shall:

             (a)      forthwith inform the Government of the Discovery;

             (b) promptly thereafter, but in no event later than a period of thirty (30) days from the date of such Discovery, furnish to the Government particulars, in writing, of the Discovery;

             (c) promptly run tests to determine whether the New Discovery is of potential commercial interest and, within a period of sixty (60) days after completion of such tests and analysis of results, submit a report to the Management Committee and the Government containing data obtained from such tests and its analysis and interpretation thereof, together with a written notification to the Government of whether, in the Contractor's opinion, such New Discovery is of potential commercial interest and merits appraisal.

9.2 If, pursuant to Article 9.1(c), the Contractor notifies the Government that a New Discovery is of potential commercial interest, the Contractor shall prepare and submit to the Management Committee, within one hundred and twenty (120) days of such notification, a proposed Appraisal Programme with a Work Programme and budget to carry out an adequate and effective appraisal of such New Discovery designed to achieve both the following objectives:

             (a) determine without delay, and, in any event, within the period specified in Article 9.5, whether such New Discovery is a Commercial Discovery; and

             (b) determine, with reasonable precision, the boundaries of the area to be delineated as a Field.

9.3 The proposed Appraisal Programme for a New Discovery shall be considered by the Management Committee within forty-five (45) days after submission thereof pursuant to Article 9.2. The Appraisal Programme, together with the Work Programme and budget submitted by the Contractor, revised in accordance with any agreed amendments or additions thereto, approved by the Management Committee, shall be adopted as the Appraisal Programme and the Contractor shall promptly commence implementation thereof; and the Yearly budget adopted pursuant to Article 4, shall be revised accordingly. Where, in the case of an Existing Discovery, Contractor desires to carry out additional appraisal work, the Contractor shall submit its proposed Appraisal Programme in respect of the Existing Discovery with a Work Programme and budget to the Management Committee for its approval within
                                       23

             one hundred twenty (120) days of the Effective Date.

9.4 The Contractor shall, unless otherwise agreed, in respect of a New Discovery of Crude Oil, advise the Management Committee, by notice in writing within a period of twenty-four (24) months from the date on which the notice provided for in Article 9.1 was delivered, whether such New Discovery is a Commercial Discovery or not. Such notice shall be accompanied by a report on the New Discovery setting forth all relevant technical and economic data as well as all evaluations, interpretations and analysis of such data and feasibility studies relating to the New Discovery prepared by or for the Contractor, with respect to the Discovery. If the Contractor is of the opinion that Petroleum has been discovered in commercial quantities, it shall propose that the Government or Management Committee, as the case may be, declare the New Discovery as a Commercial Discovery based on the report submitted. In respect of a New Discovery of Gas, the provisions of Article 21 shall apply.


9.5 The Management Committee shall, within forty-five (45) days of the date of the notice referred to in Article 9.4, consider the proposal of the Contractor and request any other additional information it may reasonably require so as to reach a decision on whether or not to declare the New Discovery as a Commercial Discovery. Such decision shall be made within the later of (a) ninety (90) days from the date of notice referred to in Article 9.4 or (b) ninety (90) days of receipt of such other information as may be reasonably required under this Article 9.5. In the case of an Existing Discovery, Contractor shall within ninety (90) days of the Effective Date propose a Development Plan following the plan brought out in Appendix G, intended to achieve the production profile brought out in Appendix H, containing the detailed information required in Article 9.6, with supporting budget. Where a Development Plan is so agreed it shall be the approved Development Plan pursuant to Article 9 hereof.


9.6 If a New Discovery is declared commercial the Contractor shall submit to the Management Committee, a comprehensive plan for the development of the Commercial Discovery within two hundred (200) days of the declaration of the Discovery as a Commercial Discovery. Such plan shall contain detailed proposals by the Contractor for the construction, establishment and operation of all facilities and services for and incidental to the recovery, storage and transportation of the Petroleum from the proposed Development Area to the Delivery Point together with all data and supporting information including but not limited to:

             (a)      Description of the nature and characteristics of the

                                       24

                      Reservoir, data, statistics, interpretations, and conclusions on all aspects of the geology, reservoir evaluation, petroleum engineering factors, reservoir models, estimates of reserves in place, possible production magnitude, nature and ratio of Petroleum fluids and analysis of producible Petroleum;

             (b) Outlines of the development project and/or alternative development projects, if any, describing the production facilities to be installed and the number of wells to be drilled under such development project and/or alternative development projects, if any;

             (c) Estimate of the rate of production to be established and projection of the possible sustained rate of production in accordance with generally accepted international petroleum industry practice under such development project and/or alternative development project, if any, which will ensure that the area does not suffer an excessive rate of decline of production or an excessive loss of reservoir pressure;

             (d) estimates of Development Costs and Production Costs under such development project and/or alternative development projects, if any;


             (e) Contractor's recommendations as to the particular project that it would prefer, if any;

             (f) Work Programme and budget for Development and Production Operations;

             (g) anticipated adverse impact on the environment and measures to be taken for prevention or minimization thereof and for general protection of the environment in conduct of operations; and

             (h) production profiles, financial / commercial analysis of the project proposal.

9.7 Any proposed Development Plan submitted by the Contractor pursuant to Articles 9.5 and/or 9.6 will be approved by the Management Committee with such amendments and modifications as may be agreed upon by the Contractor, within seventy-five (75) days of submission of the Development Plan, which approval shall not be unreasonably withheld. If such a Development Plan has not been approved by the Management Committee within the seventy-five (75) day period, the Contractor shall have the right to submit such plan directly to the Government for approval, which approval shall not be unreasonably withheld. The submission will be answered within sixty (60) days of receipt.

9.8          The Management Committee shall obtain such approvals from

                                       25

             the Government as may be required, except where this Contract provides that the Contractor may obtain such approvals directly.

9.9 If the Management Committee fails to declare a New Discovery of Oil to be commercial while the Contractor consider that it is commercial or the Management Committee fails to declare the New Discovery as a Commercial Discovery within the time limit stipulated in Article 9.5 hereof, the Contractor may declare the New Discovery as a Commercial Discovery and submit development and production plans in respect of the Discovery to the Management Committee as per the provisions of Article 9.6 and after such plans have been approved by the Management Committee, the Contractor shall, acting solely, provide the entire Development Costs and undertake development of the Oil Field. If, however, the Field turns out to be non-commercial, the entire Development Cost of the Field shall be borne solely by the Contractor and shall not be recoverable as Cost Petroleum from any other Field or Contract Area but shall be recoverable solely from such Field.

9.10 In the event that the Government considers a New Discovery to be commercial but the Contractor considers the same as non-commercial, the Government shall give notice to the Contractor to that effect and thereafter the Field relating to such New Discovery shall be excluded from the Contract Area for all purposes. In this event, the Contractor shall have no claim on the production from such Field.

9.11 Work Programmes and budgets for Development and Production Operations shall be submitted to the Management Committee, as soon as possible after the designation of a Development Area and thereafter not later than 31st December each Calendar Year in respect of the Financial Year immediately following.

9.12 The Management Committee, when considering any Work Programme and budget, may require the Contractor to prepare an estimate of potential production to be achieved through the implementation of the programme and budget for each of the three (3) Financial Years following the Financial Year to which the Work Programme and budget relate. If major changes in Financial Year to Financial Year estimates of potential production are required, these shall be based on concrete evidence necessitating such changes.

9.13 Not later than the fifteenth (15) day of January each Calendar Year, in respect of the Financial Year immediately following, the Contractor shall determine the "Programme Quantity". The Programme Quantity for any Financial Year shall be the maximum quantity of Petroleum based on Contractor's estimates, as approved by the Management Committee, which can be produced from a Field consistent with sound international petroleum industry practices and

                                       26

             minimizing unit production cost, taking into account the capacity of the producing Wells, gathering lines, separators, storage capacity and other production facilities available for use during the relevant Financial Year, as well as the transportation facilities up to the Delivery Point.

9.14 Proposed revisions to the details of a Development Plan or an annual Work Programme or budget in respect of Development and Production Operations shall, for good cause and if the circumstances so justify, be submitted to the Management Committee for approval, through the Operating Committee.

                                       27

                                   ARTICLE 10
                                UNIT DEVELOPMENT

10.1 If a Reservoir in a New Discovery Area is situated partly within the Contract Area and partly in an area in India over which other parties have a contract or license/lease to conduct Petroleum Operations, the Government may, for securing the most effective recovery of Petroleum from such Reservoir, by notice in writing to the Contractor, require that the Contractor:

             (a) collaborate and agree with such other parties on the joint development of the Reservoir;

             (b) submit such agreement between the Contractor and such other parties to the Government for approval; and

             (c) prepare a plan for such joint development of the Reservoir, within one hundred and eighty (180) days of the approval of the agreement referred to in (b) above.

10.2 If no plan is submitted within the period specified in Article 10.1(c) or such longer period as the Contractor and other parties may agree or, if such plan as submitted is not acceptable to the Government and the parties cannot agree on amendments to the proposed joint development plan, the Government may cause to be prepared, at the expense of the Contractor and the other parties referred to in Article 10.1, a plan for such joint development consistent with generally accepted practices in the international petroleum industry which shall take into consideration any plans and presentations made by the Contractor and the aforementioned other parties.

10.3 If the Parties are unable to agree on the plan for joint development, then any of them may refer the matter to a sole expert for final determination pursuant to Article 33, provided that the Contractor may in case of any disagreement on the issue of joint development or the proposed joint development plan, or within sixty
             (60) days of determination by a sole expert, notify the Management Committee that it elects to surrender its rights in the New Discovery Area in lieu of participation in a joint development.

10.4 If a proposed joint development plan is agreed and adopted by the parties, or adopted following determination by the sole expert, the plan as finally adopted shall be the approved joint development plan and the Contractor shall comply with the terms of the Development Plan as if the Commercial Discovery is established.

10.5 The provisions of Articles 10.1, 10.2, 10.3 and 10.4 shall apply MUTATIS MUTANDIS to a New Discovery of a Reservoir located partly within the Contract Area, which, although not equivalent to a Commercial Discovery if developed alone,

                                       28

             would be a Commercial Discovery if developed together with that part of the Reservoir which extends outside the Contract Area to areas subject to contract or given on license/lease for Petroleum Operations by other parties.

10.6 If a New Discovery is situated partly within the Contract Area and partly outside the Contract Area, the area outside the Contract Area over which, at the time of the making of the New Discovery by the Contractor, no production sharing contract similar to this Contract has been granted or is under negotiation and/or no license/lease to conduct petroleum operations has been granted, the Government will favourably consider the extension of the Contract Area to include the entire area of the Reservoir if so requested by the Contractor.
                                       29

                                   ARTICLE 11
                            MEASUREMENT OF PETROLEUM

11.1 The volume and quality of Petroleum produced and saved from a Field shall be measured by methods and appliances generally accepted and customarily used in generally accepted international petroleum industry practice.

11.2 The Government may, at all reasonable times, inspect and test the appliances used for measuring the volume and determining the quality of Petroleum, provided that any such inspection or testing shall be carried out in such a manner so as not to unduly interfere with Petroleum Operations.

11.3 Before commencement of production in a Field, except for the Fields which are producing as of the Effective Date, the Parties shall mutually agree on:

             (a) methods to be employed to optimize the measurement of volumes of Petroleum;

             (b) the point at which Petroleum shall be measured and the respective shares allocated to the Parties in accordance with the terms of this Contract;

             (c) the frequency of inspections and testing of measurement appliances and relevant procedures relating thereto; and

             (d) the consequences of a determination of an error in measurement.

             In the case of existing Fields, this Article 11.3 shall be given force as soon as practicable after the Effective Date, but in any case, not later than one hundred eighty (180) days after the Effective Date.

11.4 The Contractor shall undertake to measure the volume and quality of the Petroleum produced and saved from a Field at the agreed measurement point consistent with generally accepted practices in the international petroleum industry. The Contractor shall not make any alteration in the agreed method or procedures for measurement or to any of the approved appliances used for the purpose without the written consent of the Government.

11.5 The Contractor shall give the Government timely notice of its intention to conduct calibration operations or any agreed alteration for such operations and the Government shall have the right to be present and observe, either directly or through authorized representatives, such operations.

                                   ARTICLE 12
                         PROTECTION OF THE ENVIRONMENT

12.1 The Government and the Contractor recognise that Petroleum Operations will cause some impact on the environment in the Contract Area. Accordingly, in performance of the Contract, the Contractor shall conduct its Petroleum Operations with due regard to concerns with respect to protection of the environment and conservation of natural resources. In the furtherance of any laws, regulations and rules promulgated by the Government, the Contractor shall:

             (a) employ generally accepted industrial standards, including as required, advanced techniques, practices and methods of operation for the prevention of Environmental Damage in conducting its Petroleum
                      Operations;

             (b) take necessary and adequate steps to prevent Environmental Damage and, where some adverse impact on the environment is unavoidable, to minimize such damage and the consequential effects thereof on property and people; and

             (c) adhere to the guidelines, limitations or restrictions, if any, imposed by Environmental Clearance as applicable on the Effective Date and as such Environmental Clearance may be revised, expanded or replaced as a result of Contractor's application(s) duly submitted after the Effective Date.

12.2 If the Contractor fails to substantially comply with the provisions of Article 12.1 or materially contravenes any relevant law, and such failure or contravention results in substantial Environmental Damage, the Contractor shall forthwith take all necessary and reasonable measures to remedy the failure and the effects thereof.

12.3 If the Government has, on reasonable grounds, reason to believe that any works or installations erected by the Contractor or any operations conducted by the Contractor are endangering or may endanger persons or any property of any person, or are causing avoidable pollution, or are harming fauna and flora or the environment to a degree which is unlawful, the Government may, pursuant to applicable law, require the Contractor to take remedial measures within such reasonable period as may be determined by the Government and, if appropriate, repair such damage. The Government may, pursuant to applicable law, require the Contractor to discontinue Petroleum Operations in whole or in part until the Contractor has taken such action.

12.4 The Contractor shall, within one hundred twenty (120) days of the Effective Date, cause a person or persons with special knowledge on environmental matters, approved by the

             Government, to carry out an environmental impact study in order:

             (a) to determine, at the time of the study, the prevailing situation relating to the environment, human beings and local communities, the wildlife and marine life in the Contract Area and in the adjoining or neighbouring areas; and

             (b) to establish the likely effect on the environment, human beings and local communities, the wildlife and marine life in the Contract Area and in the adjoining or neighbouring areas in consequence of the relevant phase of Petroleum Operations to be conducted under this Contract.

12.5         The Contractor shall ensure that:

             (a) Petroleum Operations are conducted in an environmentally acceptable and safe manner consistent with good international petroleum industry practice and that such Petroleum Operations are properly monitored;

             (b) the pertinent completed environmental impact studies are made available to its employees and to its Subcontractors to develop adequate and proper awareness of the measures and methods of environmental protection to be used in carrying out the Petroleum Operations; and

             (c) the contracts entered into between the Contractor and its Subcontractors relating to its Petroleum Operations shall include the provisions stipulated herein and any established measures and methods for the implementation of the Contractor's obligations in relation to the environment under this Contract.

12.6 The Contractor shall, prior to conducting any drilling activities, prepare and submit for review by the Government contingency plans for dealing with oil spills, fires, accidents and emergencies, designed to achieve rapid and effective emergency response. The plans referred to above shall be discussed with the Government and concerns expressed shall be taken into account.

             12.6.1 In the event of an emergency, accident, oil spill or fire arising from Petroleum Operations affecting the environment, the Contractor shall forthwith notify the Government and shall promptly implement the relevant contingency plan and perform such Site Restoration as may be necessary.

             12.6.2 In the event of any other emergency or accident arising from the Petroleum Operations affecting the environment, the Contractor shall take such action as may be prudent and necessary in accordance with good international petroleum industry practice in such circumstances.

12.7 In the event that the Contractor fails to take necessary action to comply with any of the terms contained in Article 12.5 and Article
             12.6 within a reasonable period specified by the Government, the Government, after giving the Contractor reasonable notice in the circumstances, may take any action which may be necessary to ensure compliance with such terms and recover from the Contractor, immediately after having taken such action, all costs and expenditures incurred in connection with such action together with such interest as may be determined in accordance with Section 1.7 of Appendix C of this Contract.

12.8 Contractor shall notify the Government upon determination by it that the estimated remaining recoverable reserves of any Field net of operating costs equal two and one-half (2 1/2) times the estimated abandonment cost whereupon the Government shall, within sixty (60) days, take control of the Field and the abandonment obligation or, failing which, the Contractor may then proceed to recover the abandonment cost from the remaining production and abandon such Field.

12.9 Any and all costs incurred by Contractor pursuant to this Article shall be cost recoverable including, but not limited to, sinking funds established for abandonment.

12.10 The responsibility of the Contractor for the environment hereunder shall be limited to damage to the environment which:

             (a) occurs after the date of the environmental impact assessment ("EIA") made to establish the benchmark condition. The EIA will be conducted as soon after the Effective Date as is reasonably possible;

             (b) results from an act or omission of Contractor in violation of existing law; and

             (c) notwithstanding the above, Contractor shall be responsible for any damage to the environment because of any evidence of Oil spill, blow-out, fire, etc., during the course of Joint Operations from the Effective Date.

                                   ARTICLE 13
                               RECOVERY OF COSTS

13.1 The Contractor shall be entitled to recover Contract Costs out of the total volume of Petroleum produced and saved from the Contract Area in each Financial Year in accordance with the provisions of this Article, and, in respect of sole risk or exclusive operations, Article VII of the Operating Agreement.

             13.1.1 Development Costs incurred by the Contractor in the Contract Area shall be aggregated, and the Contractor shall be entitled to recover out of Cost Petroleum the aggregate of such Development Costs at the rate of one hundred percent (100%) per annum, provided, however, that, subject to the remaining provisions of this Article 13.1, the Contractor shall not, for the purposes only of determining the volume of Petroleum to which Contractor shall be entitled under Article 13.1 as Cost Petroleum, claim as Contract Costs Contractor's Development Costs incurred after the Effective Date in connection with Development Operations under the Development Plan for Panna and Mukta Fields (as those Fields are determined in the Development Plan first approved by the Management Committee) which exceed Contractor's Cost Recovery Limit (as hereinafter defined).

             13.1.2 For the purposes of this Article 13.1, Contractor's "Cost Recovery Limit" means costs incurred after the Effective Date relating to the construction and/or establishment of such facilities as are necessary to produce, process, store and transport Petroleum from within the Existing Discoveries, in order to enable Oil production of thirty-eight thousand three hundred barrels per day (38,300 BOPD) in accordance with the Development Plan for the Panna and Mukta Fields. Such costs shall include costs incurred in relation to those items illustrated in Appendix G and matters in connection therewith. Appendix G, Annex G-1, further describes Companies' development concept based on an assumed project start date of 1st July, 1993, and Parties understand and agree that the schedules and activities contained in such assessment shall be revised, subject to Management Committee approval, by the Contractor in Contractor's Development Plan first submitted pursuant to this Contract.

                              The Parties agree that for the purposes of this
                              Article 13.1 the Contractor's Cost Recovery Limit shall be the sum of Five Hundred Seventy-seven Million Five Hundred Thousand U.S. Dollars (US$577,500,000).

             13.1.3 The Parties acknowledge that the amount representing Contractor's Cost Recovery Limit has been agreed by Contractor on the basis of the following assumptions and/or factors and/or information:

                              (a)    Included in calculations for the Cost
                                     Recovery Limit are costs relating to Gas compression offshore required for delivering Gas into ONGC's pipeline; excluded from the Cost Recovery Limit are Site Restoration and exploration or appraisal drilling;

                              (b) the Cost Recovery Limit does not include any costs for the development of any satellite Fields;

                              (c) the Contractor being able to obtain all necessary approvals (including Government and state government approvals) to enable Contractor to carry out the Development Operations contemplated by the Development Plan for the Panna and Mukta Fields in accordance with the timing set out in such plan;

                              (d) the data relating to the Contract Area provided by ONGC from time to time prior to the Effective Date inclusive of the data package pertaining to the Contract Area prepared by ONGC and made available for inspection and purchase by the Companies pursuant to the Government's "Notice Inviting Offers for Joint Ventures to Develop Medium- Sized Oil and Gas Field in India, 1992";

                              (e) international market conditions relating to the availability and cost of materials and services in the international petroleum industry in constant 1993 United States Dollars;

                              (f)    the range of physical reservoir
                                     characteristics in respect of the Oil and Gas Fields comprising the Existing Discoveries not being materially different from the ranges for such characteristics as revealed in the data referred to in Article 13.1.3(d) on which Companies based their assessment as described in Annex G-1 to Appendix G;

                              (g)    with regard to onshore facilities not
                                     included in the Cost Recovery Limit as per Articles 13.1.3(a) and 13.1.4(a), ONGC and Companies will determine a fee,terms and conditions for the referenced facilities, which fee shall be determined by an internationally recognized expert in the field, who shall be selected by two members of the Operating Committee from a group of three internationally recognized experts selected by ONGC and the cost of the facilities shall be cost recoverable and not subject to the Cost Recovery Limit; and

                              (h) no capital investment of a material nature is required on the Equipment contained in Appendix F.

             13.1.4 Having regard, inter alia, to the matters referred to in Article 13.1.3, the Parties agree as follows:

                              (a)    Included in calculations for the Cost
                                     Recovery Limit are costs relating to Gas compression offshore required for delivering Gas into ONGC's pipeline system; excluded from the Cost Recovery Limit are water injection; Site Restoration and exploration or appraisal drilling and capital investment, if any, of a material nature, on the Equipment contained in Exhibit F shall not be subject to the Cost Recovery Limit;

                              (b) the costs of developing the reserves and/or potential reserves and/or satellite Fields referred to in Article 13.1.3(b) shall not be subject to the Cost Recovery Limit, notwithstanding that the development, within the Contract Area, of such reserves and/or potential reserves and/or satellite Fields may include shared flowlines, injection lines, Gas-lift lines and other facilities with those constructed as part of the Development Plan for the Panna and Mukta Fields;


                              (c) in the event that the Contractor's Cost Recovery Limit is exceeded as a result of:


                                       (i)     delays in carrying out the
                                               Development Operations referred
                                               to in Article 13.1.3(c) due to a
                                               delay in obtaining any necessary
                                               approval;


                                       (ii)    material changes to the
                                               Development Plan for the Panna
                                               and Mukta Fields
                                               necessitated by Contractor's
                                               review of data provided, if any,
                                               to the Companies by the
                                               Government and/or ONGC after the
                                               Effective Date where the
                                               Companies are able to establish
                                               that had such data been available
                                               prior to the Effective Date then
                                               the Companies, acting reasonably,
                                               would have included such changes
                                               in the Development Plan for the
                                               Panna and Mukta Fields;

                                       (iii)   a material change to the
                                               international market conditions
                                               referred to in Article 13.1.3(e);

                                       (iv)    a variation to the Development
                                               Plan for the Panna and Mukta
                                               Fields approved by the Management
                                               Committee; or

                                       (v)     an event of force majeure as
                                               provided in Article 31;

                                       (vi)    capital investments of a material
                                               nature, reasonably required as at
                                               the Effective Date on the
                                               Equipment shown in Appendix F;

                                     then the Management Committee shall, at the request of the Operator, in a meeting convened under Article 5.8, promptly consider what, if any, increase should be made to the Contractor's Cost Recovery Limit to fairly reflect the circumstances in question PROVIDED THAT in the case of delays referred to in Article 13.1.3(c) the Management Committee shall not be obligated to consider any increase where, and to the extent that, such delay has been caused by the Companies' failure to act in a diligent manner.

             13.1.5           In the event that:

                              (a) there is any dispute between the Parties whether or to what extent a circumstance referred to in Article 13.1.4(c) has arisen or resulted in the Contractor's Cost Recovery Limit being exceeded; or

                              (b) the Management Committee is unable to agree whether an increase should be made to the Contractor's Cost Recovery Limit or is unable to agree on the amount of any such increase;

                              then, at any time after thirty (30) days from the date of the Management Committee meeting referred to in Article 13.1.4(c), any Party shall be at liberty to refer the matter to arbitration in accordance with the provisions of Article 33.

             13.1.6 Costs incurred by the Companies prior to the Effective Date hereof which have been approved by the Government, in writing, shall be cost recoverable for purposes hereof after approval of the Management Committee.

13.2 Exploration Costs (if any) incurred by the Contractor in respect of the Contract Area up to the date of Commercial Production of Petroleum from the Contract Area shall be aggregated, and the Contractor shall be entitled to recover the aggregate of such Exploration Costs out of the Cost Petroleum from the Contract Area at the rate of one hundred percent (100%) per annum of such Exploration Costs beginning from the date of such Commercial Production.

13.3 The Contractor shall be entitled to recover out of the Cost Petroleum from the Contract Area the Exploration Costs which it has incurred in that Contract Area in any Financial Year after the date of Commercial Production from the Contract Area at the rate of one hundred percent (100%) per annum of such Exploration Costs beginning from the date such Exploration Costs are incurred.

13.4 The Contractor shall be entitled to recover Exploration Costs as provided in Articles 13.2 and 13.3 in relation to the values of the quantity of Petroleum produced, saved and sold from the Contract Area, in the relevant year, provided that such Exploration Costs once recovered shall not be allowable for recovery against any other contract area.

13.5 Development Costs incurred by the Contractor in the Contract Area up to the date of Commercial Production from the Contract Area shall be aggregated, and the Contractor shall be entitled to recover out of the Cost Petroleum from that Contract Area the aggregate of such Development Costs at the rate of one hundred percent (100%) per annum of such Development Costs beginning from the date of such Commercial Production from the Contract Area.

13.6 The Contractor shall be entitled to recover out of the Cost Petroleum produced from the Contract Area the Development Costs which it has incurred on such Contract Area after the date of Commercial Production from the Contract Area at the rate of one hundred percent (100%) per annum of such Development Costs beginning from the date such Development Costs are incurred.

13.7 The Contractor shall be entitled to recover in full during any Financial Year the Production Costs incurred in the

             Contract Area out of the Cost Petroleum.

13.8 If during any Financial Year the Cost Petroleum is not sufficient to enable the Contractor to recover in full the Contract Costs due for recovery in that Financial Year in accordance with the provisions of Articles 13.1 through 13.7, then, subject to the provisions of Article 13.1:

             a)       recovery shall first be made of the Production Costs;
                      and

             b)       recovery shall next be made of the Exploration Costs;
                      and

             c)       recovery shall then be made of the Development Costs.

             The unrecovered portions of Contract Costs shall be carried forward to the following Financial Year and the Contractor shall be entitled to recover such Costs in such Financial Year or the subsequent Financial Years as if such costs were due for recovery in that Financial Year, or the succeeding Financial Years, until the unrecovered costs have been fully recovered out of Cost Petroleum from the Contract Area.

13.9 For the purposes of this Article, as well as Article 14, costs, receipts and income shall be converted into production unit equivalents, and vice versa, using the relevant prices established pursuant to Article 19 for Crude Oil and Article 21 for Natural Gas.

13.10 Pending completion of the calculations required to establish definitively the Contractor's entitlement to Cost Petroleum from the Contract Area in any Financial Year, the Contractor shall take delivery, provisionally, of volumes of Crude Oil and/or Natural Gas representing its estimated Cost Petroleum entitlement calculated with reference to estimated production quantities, costs and prices for the Contract Area as established by the Contractor and approved by the Management Committee. Such provisional determination of Cost Petroleum shall be made every quarter on a cumulative basis. Within sixty days of the end of each Financial Year, a final calculation of the Contractor's entitlement to Cost Petroleum, based on actual production quantities, costs and prices for the entire Financial Year, shall be undertaken and any necessary adjustments to the Cost Petroleum entitlement shall be agreed upon between the Government and the Contractor and made as soon as practicable thereafter.

13.11 Nothing herein contained shall provide for the recovery of costs by ONGC which were incurred prior to the Effective Date.

                                   ARTICLE 14
                    PRODUCTION SHARING OF PETROLEUM BETWEEN
                           CONTRACTOR AND GOVERNMENT

14.1 The Contractor and the Government shall share in the Profit Petroleum from the Contract Area in accordance with the provisions of this Article. The share of Profit Petroleum, in any Financial Year, shall be calculated for the Contract Area on the basis of the Investment Multiple actually achieved by the Companies at the end of the preceding Financial Year for the Contract Area as provided in Appendix D.

14.2         Profit Petroleum

             14.2.1 When the Investment Multiple of the Companies at the end of any Financial Year is less than two (2.0), the Government shall be entitled to take and receive five percent (5%) and the Contractor shall be entitled to take and receive ninety-five percent (95%) of the total Profit Petroleum from the Contract Area with effect from the start of the succeeding Financial Year.

             14.2.2 When the Investment Multiple of the Companies at the end of any Financial Year in respect of any Contract Area is equal to or more than two (2.0) but is less than two and one-half (2.5), the Government shall be entitled to take and receive fifteen percent (15%) and the Contractor shall be entitled to take and receive eighty-five percent (85%) of the total Profit Petroleum from the Contract Area with effect from the start of the succeeding Financial Year.

             14.2.3 When the Investment Multiple of the Companies at the end of any Financial Year in respect of the Contract Area is equal to or more than two and one-half (2.5) but is less than three (3.0), the Government shall be entitled to take and receive twenty-five percent (25%) and the Contractor shall be entitled to take and receive seventy-five percent (75%) of the total Profit Petroleum from the Contract Area with effect from the start of the succeeding Financial Year.

             14.2.4 When the Investment Multiple of the Companies at the end of any Financial Year in respect of the Contract Area is equal to or more than three (3.0) but is less than three and one-half (3.5), the Government shall be entitled to take and receive forty percent (40%) and the Contractor shall be entitled to take and receive sixty percent (60%) of the total Profit Petroleum from the Contract Area with effect from the start of the succeeding Financial Year.

             14.2.4 When the Investment Multiple of the Companies at the end of any Financial Year in respect of the Contract Area is equal to or more than three and one-half (3.5), the Government shall be entitled to take and receive fifty percent (50%) and the Contractor shall be entitled to take and receive fifty percent (50%) of the total Profit Petroleum from the Contract Area with effect from the start of the succeeding Financial Year.

14.3 The value of the Companies' Investment Multiple at the end of any Financial Year in respect of the Contract Area shall be calculated in the manner provided for, and on the basis of net cash flows specified, in Appendix D to this Contract. However, the volume of Profit Petroleum to be shared between the Government and the Contractor shall be determined for each quarter on a cumulative basis. As regards the period from the Effective Date through the end of the first full Financial Year, in view of the vagaries of short-term financial records and to assure equitable calculation of the Investment Multiple based on reasonable historical records, the Investment Multiple calculated at the end of the first full Financial Year shall be applied retroactively to the Effective Date, and until the actual value can be determined, the provisional Investment Multiple for that period shall be calculated on the basis of Contractor's estimate of revenues and expenditures as provided in the Development Plan. Pending finalization of accounts, delivery of Profit Petroleum shall be taken by the Government and the Contractor on the basis of provisional estimated figures of Contract Costs, production, prices, receipts, income and any other income or allowable deductions and on the basis of the value of the Investment Multiple achieved at the end of the preceding Financial Year. All such provisional estimates shall be finally approved by the Management Committee but are deemed valid until such time as the Management Committee reaches a decision or a decision is rendered under Article 33. When it is necessary to convert monetary units into physical units of production equivalents or vice versa, the price or prices determined pursuant to Articles 19 and 21 for Crude Oil and Natural Gas, respectively, shall be used. Within sixty (60) days of the end of each Financial Year, a final calculation of Profit Petroleum based on actual costs, quantities, prices and income for the entire Financial Year shall be undertaken and any necessary adjustments to the sharing of Profit Petroleum shall be agreed upon between the Government and the Contractor and made as soon as is practicable thereafter.

14.4 The Profit Petroleum due to the Contractor in any Financial Year from the Contract Area shall be divided between the Parties constituting the Contractor in proportion to their respective Participating Interests.

                                       42

                                   ARTICLE 15
                        TAXES, ROYALTIES, RENTALS, ETC.


15.1 The Companies and the operations under this Contract shall be subject to all fiscal legislation in India, except where, pursuant to any authority granted under any applicable law, they are exempt wholly or partly from the application of the provisions of a particular law or as otherwise provided herein.


15.2.1 For the purpose of computing profits or gains of the business consisting of and prospecting for or extraction or production of Petroleum, there shall be made in lieu of the allowances admissible under the Income Tax Act, 1961, such allowances as are specified in this Agreement pursuant to Section 42 in relation to:

             (a) expenditure by way of infructuous or abortive exploration expenses in respect of any area surrendered prior to the beginning of Commercial Production; and

             (b) after the beginning of commercial production, to expenditure incurred, whether before or after such Commercial Production, in respect of drilling or exploration activities or services or in respect of physical assets used in that connection.


15.2.2 Payments made by the Companies pursuant to Article 16 shall be deductible for income tax purpose in the year in which payment is made by the Companies, as permissible under Section 42 of the Income Tax Act, 1961.


15.3.1 In respect of matters not covered above, deduction shall be allowed in accordance with other provisions of Income Tax Act, 1961, and the rules framed thereunder.


15.3.2 The revenue from the Business consisting of Petroleum Operations shall be determined in accordance with Article 19 for its Participating Interest share of Crude Oil saved and sold, or otherwise disposed of, from each Field and from any revenue realized on the sale of ANG or NANG referred to in
             Article 21 as well as any other gains or receipts from Petroleum Operations as reduced by the deductions as specified within this Article, and, except as herein provided, all the provisions of the Income Tax Act, 1961, shall apply.
                                       43

15.4 The following terms used in Section 42 of the Income Tax Act, 1961, and Articles 15.2 and 15.3 shall have the meanings corresponding to the terms used in this Contract and defined in Article 1 as follows:


             (a)      "Previous Year" means the year as defined in Section
                       2(34) of the Income Tax Act, 1961.

             (b) The other terms used herein and not defined in the Income Tax Act, 1961 shall have the meaning therein ascribed in
                      Article 1.


15.5 Except for income tax as otherwise provided in this Article, the Government covenants to the Companies that the Companies shall not be liable to the Government for payment of:

             (a) any taxes calculated by reference to income from or sale of Petroleum; or

             (b) any customs or excise duties, export duties or any other statutory charge on the import or re-export of machinery, plant, equipment, materials or supplies imported by or on behalf of Contractor or its subcontractors solely and exclusively for use in Petroleum Operations.

             Any such payment, if the Companies are made liable shall be reimbursed by the Government.


15.6.1 The constituents of the Contractor shall be liable to pay royalties and cess on their Participating Interest share of Crude Oil and Natural Gas saved and sold in accordance with the provisions of this Agreement. The royalty on Oil saved and sold will be paid at Rs. 481 per metric ton and cess on Oil saved and sold will be paid at Rs. 900 per metric ton. Royalty on Gas saved and sold will be paid at ten percent (10%) of the value at wellhead. No cess shall be payable on Gas or Condensate or other Natural Gas liquids produced in association with Gas. Royalty and cess shall not exceed the herein above amounts throughout the term of the Contract. Royalty and cess shall be payable in Indian Rupees. Any such additional payment shall be made by the Government.


15.6.2 All payments (except income tax) made by Contractor or its constituents as applicable under appropriate law including, but not limited to, taxes whether levied by the Central Government or state government, or any other local or statutory authority, royalties, cess, levies, duties, rentals, lease rent, license fees, export duties,
                                       44

             countervailing duties, provision for sinking fund for environmental or abandonment costs, or any other charges whatsoever, directly attributable to Petroleum Operations shall be cost recoverable.


15.7 If any change in or to any Indian law, rule or regulation by any authority dealing with income tax or other corporate tax, export/import tax, customs duty, or tax imposed upon Petroleum or dependent on the value of Petroleum (including Royalty and cess) results in a material change to the economic benefits accruing to any of the Parties to this Contract after the Effective Date, the Parties shall consult promptly to make necessary revisions and adjustments to the Contract in order to maintain such expected benefits to each of the Parties.

                                       45

                                   ARTICLE 16
                                    PAYMENT

16.1 The Companies shall pay to ONGC in consideration of the right to commence and carry out exploration and drilling activities in the Contract Area, pursuant to and in accordance with the Notice Inviting Offers for Joint Ventures to Develop Medium Size Oil and Gas Fields in India- 1992 and the bid submitted in response thereto, as follows:

             (a) within two (2) days following the Effective Date, excluding days on which the banks in India or the United States are closed, Three Million Six Hundred Thousand United States Dollars (US$3,600,000). EOGIL shall pay One Million Eight Hundred Thousand United States Dollars (US$1,800,000) and RIL shall pay One Million Eight Hundred Thousand United States Dollars (US$1,800,000). ONGC's bank wire transfer instructions are as follows:

                      ACCOUNT NUMBER: 01 00000 3054
                      OIL & NATURAL GAS CORPORATION LIMITED
                      STATE BANK OF INDIA, OVERSEAS BRANCH
                      VIJAYA BUILDING,
                      BARAKHAMBA ROAD,
                      NEW DELHI, INDIA 110 001

             (b) When and if the hereinafter set forth production quantities are reached, the Companies will within fifteen
                      (15) days following such attainment pay ONGC in accordance with the following schedule:

                      (i) Another Six Million United States Dollars (US$6,000,000) after achieving a cumulative production of fifty million barrels of Oil;

                      (ii) Another Nine Million United States Dollars (US$9,000,000) after achieving a cumulative production of one hundred million barrels of Oil; and

                      (iii) Another Fifteen Million United States Dollars (US$15,000,000) after achieving a cumulative production of two hundred million barrels of Oil.

16.2 Cumulative production shall, for purposes of this Article, mean Oil produced.

16.3 Each Company shall pay its share of the payment in the proportion that it received Petroleum.

                                       46

                                   ARTICLE 17
                                 CUSTOMS DUTIES

17.1 Machinery, plant, equipment, materials and supplies imported by a Contractor or its Subcontractors for use in Petroleum Operations shall be exempted from customs duties subject to compliance with procedures, if any, as may be determined pursuant to applicable customs duty legislation, Article 23 and the terms herein specified.

17.2 Contractor shall, from time to time and as required, submit to the Government a list of Subcontractors who are engaged by it for the purpose of obtaining the various categories of items pursuant to the conduct of Petroleum Operations and who may claim exemptions hereunder.

17.3 In order to qualify for the exemption from customs duties as provided for in Article 17.1, all imported items for which duty exemption is being claimed shall be certified, by a representative of the Contractor, to be imported under the terms of this Contract for use in carrying out Petroleum Operations and shall be certified by a representative of the Government to be eligible for such exemption pursuant to the terms of the Contract. In order to expedite such exemption, Contractor may submit a certified list of qualified items up to sixty (60) days in advance of anticipated import.

17.4 The Government shall have the right to inspect the records and documents of the physical item or items for which an exemption is or has been provided under Article 17.1 to determine that such item or items are being or have been imported for the purpose for which the exemption was granted. The Government shall also be entitled to inspect such physical items wherever located to ensure that such items are being used or held for the purpose herein specified and any item not being so used shall immediately become subject to payment of the applicable customs duties.

17.5 Subject to Article 27, the Contractor and its Subcontractors may sell or otherwise transfer in India or sell for export all imported items which are no longer required for Petroleum Operations, subject to applicable laws governing customs duties and sale or disposal of such items.
                                       47

                                   ARTICLE 18
                      DOMESTIC SUPPLY, SALE, DISPOSAL AND
                              EXPORT OF CRUDE OIL

18.1 Until such time as the total availability to the Government and government companies of Crude Oil from all Petroleum production activities in India meets the total national demand, as determined by the Government, each constituent of the Contractor shall be required to offer to the Government or its nominee all of the Contractor's entitlement to Crude Oil from each Field in order to assist in satisfying the national demand, provided, however, that nothing contained in any contract entered into by the Contractor for the supply, sale or disposal of Petroleum, with any nominee of the Government pursuant to this Contract shall in any manner abrogate the obligation of the Government contained herein.

18.2 Pursuant to Article 18.1 and subject to Articles 18.4 and 18.6, each constituent of Contractor shall offer to sell to the Government (or its nominee) its total Participating Interest share of Crude Oil to which it is entitled under Articles 13 and 14 at the price determined in accordance with Article 19 for sales to Government and the Government shall have the option to purchase the whole or any portion thereof at the said price.

18.3 The aforementioned offer shall be made by each constituent of Contractor, in writing, at least six (6) months preceding the Financial Year in which the sale is to be made, specifying the estimated quantities and grade of Crude Oil being offered (based upon estimates which shall be adjusted within ninety (90) days of the end of each Financial Year on the basis of actual quantities produced and saved). The Government shall exercise its option to purchase, in writing, not later than ninety days (90) preceding the Financial Year in respect of which the sale is to be made, specifying the quantity and grade of Crude Oil which it elects to take in the ensuing year. Failure by the Government to give such notice within the period specified shall be conclusively deemed an election to take all of the Crude Oil offered (adjusted as provided herein) in the ensuing Financial Year.

             Notwithstanding the above, during the first six (6) months commencing with the Effective Date of this Contract, notices cited in Article 18.3 shall be given as soon as practicable and are deemed to satisfy the notice obligations of this Article 18.3.

18.4 If, during any Financial Year, India attains Self-Sufficiency, the Government shall promptly thereafter, but in no event later than the end of that Financial Year, so advise the Contractor by written notice. In such event, as from the end of the first quarter of the following Financial Year, or such earlier date as the Parties may

                                       48

             mutually agree, Government's option to purchase shall be suspended and each constituent of Contractor shall have the right to lift and export their Participating Interest share of Crude Oil until such time, if any, as Self-Sufficiency shall have ceased to exist. If Self-Sufficiency ceases to exist during a Financial Year, the Government shall recover its option to purchase under Article 18.2 in respect of the following Financial Year by giving notice thereof to the Contractor as provided in Article 18.3.

18.5 All payments in respect of sales to the Government pursuant to provisions of this Article 18 shall be made by the Government within the period for credit applicable in the calculation of the price pursuant to Article 19. If no time frame for credit is applicable in such calculation, payment shall be made within forty five (45) days from the date the invoice is delivered to the Government. Contractor shall submit a monthly invoice to the Government for the quantity of Crude Oil delivered. Payment shall be made in United States Dollars by bank wire to the credit of the Foreign Company's designated account with a bank within or outside India. All amounts unpaid by the Government by the due date shall, from the due date, bear interest calculated on a day-to-day basis at the LIBOR plus one percentage (1%) point from the due date compounded daily until paid.

18.6 If full payment is not received by Contractor when due as provided in Article 18.5, the Contractor shall, at any time thereafter, notify the Government of the default and, unless such default is remedied within fifteen (15) days from the date of the notice, the Contractor shall have the right, unless otherwise agreed, upon written notice to the Government and without prejudice to the Contractor's right to recover all costs, charges, expenses and losses, incurred by the Contractor:

             a)       to suspend the Government's option to purchase under
                      Article 18.2 and transport the Petroleum to any onshore facility and sell as each constituent of Contractor may in its absolute discretion deem fit;

             b) without prejudice to the foregoing, to freely lift, sell and export all its Participating Interest share of Crude Oil subject to the destination restrictions specified in Article 18.7, until the Government has paid the due amount plus interest as provided herein;

             c) if the payment plus interest is not received by the Contractor within one hundred and eighty (180) days from the date the payment was due, to receive and export the Government's share of Profit Oil until such time as either Government has paid all amounts due plus interest, or the value, based on the price as deter-mined in accordance with Article 19, of Government's share of Profit Oil so sold is equal to all amounts due

                                       49

                      plus interest, whichever first occurs; provided, however, that if the Government makes a payment to the Contractor after the Contractor has commenced sale of Government's share of Profit Oil and such payment together with the value of Government's share of Profit Oil sold (based on the price determined in accordance with Article 19) exceeds the amount due plus interest, necessary adjustment shall be carried out to refund to the Government forthwith the excess amount received by the Contractor.

18.7 The Contractor shall be entitled to freely lift, sell and export any Crude Oil which the Government is unable to take or has elected not to purchase pursuant to this Article 18 subject to Government's generally applicable destination restrictions to countries with which the Government, for policy reasons, has severed or restricted trade.

18.8 No later than sixty (60) days prior to the commencement of production in a Field (or Fields where production is from more than one Field), and thereafter no less than sixty (60) days before the commencement of each Financial Year, the Contractor shall cause to be prepared and submitted to the Parties a production forecast setting out the total quantity of Crude Oil that it estimates can be produced from a Field during the succeeding year, based on the maximum efficient rate of recovery of Crude Oil from that Field in accordance with good petroleum industry practice. No later than thirty (30) days prior to the commencement of each Calendar Quarter, the Contractor shall advise its estimate of production for the succeeding Calendar Quarter and shall endeavour to produce the forecast quantity for each Calendar Quarter.

             Notwithstanding the above, during the first six (6) months commencing with the Effective Date of this Contract, notices cited in Article 18.8 shall be given as soon as practicable and are deemed to satisfy the notice obligations of this Article 18.8.

18.9 Each Party comprising the Contractor shall, throughout the term of this Contract, have the right to separately take in kind and dispose of all its share of Cost Petroleum and Profit Petroleum and shall have the obligation to lift the Cost Petroleum and Profit Petroleum on a current basis and in such quantities so as not to cause a restriction of production or inconvenience to the other Parties.

18.10 The Government shall, throughout the term of this Contract, have the right to separately take in kind and dispose of its share of Profit Petroleum and of such portion of the Contractor's share of Petroleum as is purchased by the Government pursuant to Article 18, subject to Article 18.6 and shall have the obligation to lift all of the Oil on a current basis and in such quantities so as not to cause a
                                       50

             restriction of production or inconvenience to the other Parties. Subject to Force Majeure, any Party with an obligation to lift Oil and failing to do so shall compensate the other Parties for any loss of revenue due to such failure and will, at its own cost and risk, be liable for all incident expenses, including demurrage, if any.

18.11 For the purpose of implementing the provisions of Articles 18.9 and 18.10, a Crude Oil lifting procedure shall be agreed upon by the Parties as soon as practicable but no later than two (2) months after the Effective Date of this Contract. Such lifting procedure shall include, but not necessarily be limited to:

             (a) a procedure for notification by the Operator to the Government, and to each Party comprising the Contractor, of projected Crude Oil production;

             (b) a procedure for notification by the Government, and by each Party comprising the Contractor, to the Operator, of its expected offtake and the consequences of inability or failure to offtake.

                                       51

                                   ARTICLE 19
                                VALUATION OF OIL

19.1 For the purpose of this Contract, the value of Crude Oil shall be based on the price determined as provided herein.

19.2 A price for Crude Oil shall be determined for each Calendar Month or such other period as the Parties may agree (hereinafter referred to as "the Delivery Period") in terms of United States Dollars per Barrel, FOB Delivery Point for Crude Oil produced and sold or otherwise disposed of from each Contract Area, for each Delivery Period, in accordance with the appropriate basis for that type of sale or disposal specified below.

19.3 In the event that some or all of Contractor's total sales of Crude Oil during a Delivery Period are made to third parties in Arms Length Sales, all sales so made shall be valued at the weighted average of the prices actually received by Contractor, calculated by dividing the total receipts from all such sales FOB the Delivery Point by the total number of Barrels of the Crude Oil sold in such sales.

             19.3.1 In the event that a portion of such third party Arms Length Sales are made on a basis other than an FOB basis as herein specified, the portion shall be valued at the prices equivalent to the prices FOB the Delivery point for such sales determined by deducting all costs (such as transportation, demurrage, loss of Crude Oil in transit and similar costs) incurred downstream of the Delivery Point, and the prices so determined shall be deemed to be the actual prices received for the purpose of calculation of the weighted average of the prices for all third party Arms Length Sales for the Delivery Period.

             19.3.2 Each constituent of Contractor shall separately submit to the Government, within fifteen (15) days of the end of each Delivery Period, a report containing the actual prices obtained in their respective Arms Length Sales to third parties of any Crude Oil. Such reports shall distinguish between term sales and spot sales and itemize volumes, customers, prices received and credit terms, and the constituent of the Contractor shall allow the Government to examine the relevant sales contracts.

19.4 In the event that some or all of a constituent of Contractor's total sales of Crude Oil during a Calendar Month are made to the Government, the price of all sales so made shall, unless otherwise agreed between the Parties, be determined on the basis of either the FOB selling price per Barrel of one or more crude oils which, at the time of
                                       52

             calculation, are being freely and actively traded in the international market and are similar in characteristics and quality to the Crude Oil and/or Condensate in respect of which the price is being determined, such FOB selling price to be ascertained from Platt's Crude Oil Market Wire daily publication ("Platt's"), or the spot market for the same crude oils ascertained in the same manner, whichever price, in the opinion of the Parties, more truly reflects the current value of such crude oils. For any Calendar Month in which sales take place, the price shall be the arithmetic average price per Barrel determined by calculating the average for the preceding Calendar Month of the mean of the high and low FOB or spot prices for each day of the crude oil(s) selected for comparison adjusted for differences in the Crude Oil and the crude oil(s) being compared for quality, transportation costs, delivery time, quantity, payment terms, the market area into which the Crude Oil is being sold, other contract terms to the extent known and other relevant factors. In the event that Platt's ceases to be published or is not published for a period of thirty (30) consecutive days, the Parties shall agree on an alternative daily publication.

             19.4.1 Notwithstanding anything herein otherwise provided, the price paid for such sales shall be, in any Calendar Month,the FOB selling price for a Marker Crude ("Marker Crude") which shall be Brent
                              (DTD) on a United States Dollar per Barrel basis less US$0.10 per Barrel.

             19.4.2 The Marker Crude price will be based on the previous Calendar Month's average of the daily low and high quotations of Marker Crude as published by Platts' Market wire. The average is to be calculated up to three (3) decimals to arrive at a United States Dollar per Barrel price, which will be applicable for the month of supply.

             19.4.3 The Government and/or its nominee shall pay any and all sales tax payable on the sale of Oil to the Government or its nominee.

             19.4.4 The Government and/or its nominee shall enter into a Crude Oil sales agreement with the Constituents of the Contractor which shall contain terms and conditions normally contained in international Crude Oil sales agreements of a similar nature.

19.5 In the event that in any Delivery Period some but not all of a constituent of Contractor's sales of Crude Oil from the Contract Area are made to the Government or a Government company and some but not all of a constituent of Contractor's sales of Crude Oil from the Contract Area are

                                       53

             made to third parties in Arms Length Sales and the price as established in accordance with Article 19.4 differs by more than one percent (1%) from the price as determined in accordance with
             Article 19.3 for the same Delivery Period, the Parties shall meet, upon notice from any Party, to determine if the prices established for the relevant Delivery Period for sales to the Government should be adjusted taking into account third party Arms Length Sales made by a constituent of Contractor of the same or similar Crude Oil from the relevant Field or other fields and published information in respect of other genuine third party Arms Length Sales of the same or similar crude oil for that Delivery Period. Until the matter of an adjustment for the relevant Delivery Period is finally determined , the price as established in accordance with this Article will apply for that Delivery Period. Any adjustment, if necessary, will be made within thirty (30) days from the date the adjustment for that Delivery Period is finally determined.

19.6 A constituent of Contractor shall determine the relevant prices in accordance with this Article and the calculation, basis of calculation and the price determined shall be supplied to the Government and shall be subject to agreement by the Government before it is finally determined. Pending final determination, the last established price, if any, for the Crude Oil shall be used.

19.7 In the event that the Parties fail to reach agreement on any matter concerning selection of the crude oil(s) for comparison, the calculation, the basis of, or mechanism for the calculation of the prices, the prices arrived at, the adjustment of any price or generally about the manner in which the prices are determined according to the provisions of this Article within thirty (30) days, or such longer period as may be mutually agreed between the parties, from the date of commencement of Commercial Production or the end of each Delivery Period thereafter, any Party may refer the matter or matters in issue for final determination by a sole expert appointed as provided in Article 33.

             19.7.1 Within ten (10) days of the said appointment, the Parties shall provide the expert with all information they deem necessary or as the expert may reasonably require.

             19.7.2 Within fifteen (15) days from the date of his appointment, the expert shall report to the Parties on the issue(s) referred to him for determination, applying the criteria or mechanism set forth herein and indicate his decision thereon to be applicable for the relevant Delivery Period for Crude Oil and such decision shall be accepted as final and binding by the Parties.
                                       54

             19.7.3           Except for the adjustment referred to in
                              Article 19.5, any price or pricing mechanism agreed by the Parties pursuant to the provisions of this Article shall not be changed retroactively.

19.8 Any sale or disposal to Affiliates or other sale or disposal of Crude Oil produced from a Field, other than to the Government or Government companies or to third parties in Arms Length Sales, in any Delivery Period, shall be valued on the same basis as sales to the Government or a Government company. In the event of such a sale or disposal by a Company, such Company shall submit to the Government, within fifteen (15) days of the end of each Delivery Period, all relevant information concerning such sales or disposals.

19.9 In the event that in any Delivery Period there is more than one type of sales referred to in Articles 19.3, 19.4 and 19.8, then, for the purpose of calculating Cost Petroleum and Profit Petroleum entitlement pursuant to Articles 13 and 14, a single price per Barrel of Crude Oil for all the sales for the relevant Delivery Period shall be used. Such single price shall be the weighted average of the prices determined for each type of sale, weighted by the respective volumes of Crude Oil sold in each type of sale in the relevant Delivery Period.

19.10 In this Article the term "Government" shall include any other agency or nominee of the Government to whom Crude Oil is to be sold.

19.11 The provisions specified above for the determination of the price of sales of Crude Oil shall apply mutatis mutandis to Condensates.

19.12 The Parties shall meet annually, or sooner upon notice served by any Party on the others, to review the list of selected Crude Oils or the mechanism established pursuant to this Article 19 in light of any new facts since the date of selection of such Crude Oils or establishment of such mechanism and to determine what adjustment (if any) should be made to the said selection or mechanism by mutual agreement of the Parties.

                                       55

                                   ARTICLE 20
                    CURRENCY AND EXCHANGE CONTROL PROVISIONS

20.1 Subject to the provisions herein, and to compliance with the relevant provisions of the laws of general application in India governing currency and foreign exchange and related administrative instructions and procedures issued thereunder on a non-discriminatory basis, each Foreign Company comprising the Contractor shall, during the term of this Contract have the right to:

             (a) repatriate funds relating to Petroleum Operations abroad, in United States Dollars or any other freely convertible currency acceptable to the Government and the Foreign Company;

             (b) receive, retain and use abroad the proceeds of any export sales of Petroleum under the contract;

             (c) open, maintain and operate bank accounts with reputable banks, both inside and outside India, for the purpose of this Contract;

             (d) freely import, through normal banking channels, funds necessary for carrying out the Petroleum Operations;

             (e) convert into foreign exchange and repatriate sums imported pursuant to (d) above in excess (if any) of its requirements; and

             (f) make payments of interest and principal outside of India for purchases, services and loans obtained abroad without the requirement that funds used in making such payments must come from or originate in India.

             Provided however, that repatriation pursuant to sub-paragraphs (a) and (e) and payments pursuant to sub-paragraph (f) shall be subject to the provisions of any treaties or bilateral arrangements between the Government and any country with respect to payments to that country.

20.2 The rates of exchange for the purchase and sale of currency by the Contractor shall be the prevailing rates of general application determined by the State Bank of India or such other financial body as may be mutually agreed by the Parties and in accordance with prevailing currency and exchange regulations and, for accounting purposes under this Contract, these rates shall apply as provided in Section 1.6 of Appendix C.

20.3 Domestic Companies shall be subject to the relevant provisions of the applicable laws in India governing currency and foreign exchange and related administrative instructions and procedures issued thereunder.
                                       56

                                   ARTICLE 21
                                  NATURAL GAS

21.1 Subject to Article 21.2, the Indian domestic market shall have the first call on the utilisation of Natural Gas discovered pursuant to Petroleum Operations and produced from the Contract Area. Accordingly, any proposal by the Contractor relating to Discovery and production of Natural Gas from the Contract Area shall be made in the context of the Government's policy for the utilisation of Natural Gas and shall take into account the objectives of the Government to develop its resources in the most efficient manner and to promote conservation measures.

21.2 Contractor shall have the right to use Natural Gas produced from the Contract Area for the purpose of Petroleum Operations including, but not limited to, reinjection for pressure maintenance in the Oil Fields, Gas lifting and power generation.

21.3         For the purpose of sales to the domestic market pursuant to this
             Article 21, the Delivery Point shall be the Delivery Point set forth in the Gas sales contract entered into by the Contractor.

21.4         ASSOCIATED NATURAL GAS (ANG)

             21.4.1 In the event that a New Discovery of Crude Oil contains ANG, Contractor shall declare in the proposal for the declaration of the New Discovery as a Commercial Discovery as specified in
                              Article 9, whether (and by what amount) the estimated production of ANG is anticipated to exceed the quantities of ANG which will be used in accordance with Article 21.2 (hereinafter referred to as "the Excess ANG"). In such event the Contractor shall indicate whether, on the basis of the available data and information, it has reasonable grounds for believing that the Excess ANG could be commercially exploited in accordance with the terms of this Contract along with the Commercial Production of the Crude Oil from the Oil Field, and whether the Contractor intends to so exploit the Excess ANG.

             21.4.2 Based on the principle of full utilization and minimum flaring of ANG, a proposed development plan for an Oil Field (or Oil Fields), shall, to the extent economically reasonable, include a plan for utilisation of the ANG from the Existing Discovery and New Discovery, including estimated quantities to be flared, reinjected, and to be used for Petroleum Operations; and, if the Contractor proposes to commercially exploit the Excess ANG for sale in the domestic market in accordance with Government's policy, or elsewhere, the proposed plans for such exploitation.

                              If an Existing Discovery is determined to possess Excess ANG, and such Existing Discovery is producing or capable of producing as of the Effective Date of this Contract, Contractor is granted the right to flare, without penalty or limitation, such Excess ANG until Gas transportation facilities, if any, can be provided for, and such right shall be extended to such future time or times as such Gas transportation facilities may become unavailable or their capacity would restrict or limit production of Crude Oil. Government will use its good offices to effect early reduction and/or elimination of such flaring by causing Gas transportation to be made available at reasonable rates if a proposal to that effect is proposed by Contractor or a Company and approved by the Management Committee.

             21.4.3 If the Contractor wishes to exploit the Excess ANG (whether from an Existing or New Discovery), such ANG shall first be offered for sale to the Government (or its nominee) in writing in accordance with the terms of this Contract. On receipt of such offer, the Government (or its nominee) shall, within three (3) months of the date of receipt thereof, notify the Contractor, in writing, whether or not it wishes to exercise its option to purchase the Excess ANG.

             21.4.4 If the Government exercises its option to purchase the Excess ANG as provided in
                              Article 21.4.3:

                              (a) the Government shall indicate in the notice exercising the option, a date, within two
                                     (2) years of the date of the Contractor's offer, for commencement of purchase of the Excess ANG;

                              (b)    within six (6) months of the date of
                                     notification of the exercise of the
                                     Government's option pursuant to Article
                                     21.4.3., the Contractor and the Government
                                     (or its nominee) shall agree on the terms for the sale to Government (or its nominee) of the Excess ANG.

             21.4.5 If the Government does not exercise its option to purchase the Excess ANG the Contractor shall be free to explore markets for the commercial exploitation of the Excess ANG.

             21.4.6 Where the Contractor is of the view that Excess ANG cannot be commercially exploited, and chooses not to exploit ANG, or is unable to find a market for the Excess ANG pursuant to Article 21.4.5, the Government shall be entitled to take and utilise such Excess ANG.

             21.4.7 If the Government elects to take the Excess ANG as provided in Article 21.4.6:

                              (a) the Contractor shall deliver such Excess ANG to the Government (or its nominee) free of cost, at the downstream flange of the Gas/Oil separation facilities;

                              (b) the Government or its nominee shall bear all costs including gathering, treating, processing and transporting costs beyond the downstream flange of the Gas/Oil separation facilities;

                              (c) the delivery of such Excess ANG shall be subject to procedures to be agreed between the Government or its nominee and the Contractor prior to such delivery, such procedures to include matters relating to timing of off-take of such Excess ANG, which procedures shall not, in any way, restrict Oil production.

             21.4.8 Excess ANG which is not commercially exploited by the Contractor, or taken by the Government or its nominee pursuant to this Article 21, shall be returned to the subsurface structure or flared where such flaring is approved in the Development Plan, which approval shall not be unreasonably withheld, for the relevant Oil Field or where reinjection is uneconomical or inadvisable in accordance with good reservoir engineering prac-tices.

             21.4.9 Where the Contractor is of the view that there is economic merit in flaring Gas in the absence of a Gas transmission system or during such time as the pipeline is inoperable or lacks capacity to take all available Gas, Contractor shall have the right to flare Gas. In any such event, Contractor shall notify the Management Committee within forty-eight (48) hours to obtain its approval for continuing operations.

             21.4.10 As soon as practicable after the New Discovery referred to in Article 21.4.1 or the submission to the Government of the proposal for the declaration of the New Discovery as a Commercial Discovery as therein specified, the Contractor and the Government or its nominee shall meet to discuss the sale and/or disposal of any ANG discovered with a view to giving effect to the provisions of this Article 21 in a timely manner.

             21.4.11          Notwithstanding the above, during the first six
                              (6) months commencing with the Effective Date of this Contract, notices cited in Article 21.4 shall be given as soon as practicable and are deemed to satisfy the notice obligations of this Article 21.4.

21.5         NON ASSOCIATED NATURAL GAS (NANG)

             21.5.1 In the event of a New Discovery of NANG, the Contractor shall promptly report such New Discovery to the Management Committee and the provisions of Articles 9.1 and 9.2 shall apply. The remaining provisions of Article 9 would apply to the New Discovery and development of NANG only in so far as they are not inconsistent with the provisions of Articles 21.5.1 to 21.5.13.

             21.5.2 If, pursuant to Article 9.1, the Contractor gives notification that a New Discovery is of potential commercial interest, the Contractor shall submit to the Management Committee, within one (1) Calendar Year from the date of notification of the above New Discovery, the proposed Appraisal Programme, including a Work Programme and budget to carry out an adequate and effective appraisal of such New Discovery, to determine (i) without delay, whether such New Discovery is a Commercial Discovery and (ii) with reasonable precision, the boundaries of the area to be delineated as a Field. Such programme shall be supported by all relevant data such as Well data, Contractor's best estimate of reserve range and production potential and shall indicate the date of commencement of the proposed Appraisal Programme. Where in the case of an Existing Discovery, Contractor desires to carry out additional appraisal work, the Contractor shall submit its proposed Appraisal Programme with a Work Programme and budget to the Management Committee within one hundred twenty (120) days of the Effective Date for approval.

             21.5.3 The proposed Appraisal Programme for an Existing Discovery or a New Discovery shall be considered by the Management Committee within sixty (60) days of its submission by the Contractor and the programme together with the Work Programme and budget submitted by the Contractor revised in accordance with any agreed amendments or additions thereto approved by the Management Committee, shall be adopted as the Appraisal Programme and the Contractor shall promptly proceed with implementation of such programme.

             21.5.4. If on the basis of the results of the Appraisal Programme, the Contractor is of the opinion that NANG has been discovered in commercial quantities, it shall submit to the Management Committee, as soon as practicable but not later than five (5) years from the date of notification of the aforementioned New Discovery, a proposal for the declaration of the New Discovery as a Commercial Discovery. Such proposal shall take into account the Government's policies on Gas utilisation and propose alternative options (if any) for use or consumption of the NANG and be supported by, inter alia, technical and economic data, evaluations, interpretations and analyses of such data, feasibility studies relating to the New Discovery prepared by or on behalf of the Contractor and other relevant information.

             21.5.5 In the case of a New Discovery, simultaneously with the Contractor's Appraisal Programme, Government and the Contractor shall seek to reach an agreement on the development, production, processing, utilisation and sale of the NANG, in the context of Article 21.1, within thirty-six
                              (36) months of the date of notification of the Discovery referred to in Article 21.5. If no proposal is submitted to the Management Committee by the Contractor within five (5) years from the date of notification of such New Discovery, the Contractor shall relinquish its rights to develop such New Discovery and the area relating to such New Discovery shall be excluded from the Contract Area.

             21.5.6 Where the Contractor has submitted a proposal for the declaration of a New Discovery as a Commercial Discovery, the Management Committee shall consider the proposal of the Contractor with reference to commercial utilisation of the NANG in the domestic market or elsewhere and in the context of Government's policy on Gas utilisation and the chain of activities required to bring the NANG from the Delivery Point to potential consumers in the domestic market or elsewhere. The Management Committee may, within ninety (90) days, request that the Contractor submit any additional information on the New Discovery and the related Appraisal Programme that it may reasonably require to facilitate a decision on whether or not to declare the New Discovery as a Commercial Discovery.


             21.5.7 The Management Committee shall make a decision regarding the declaration of a New Discovery as a Commercial Discovery within the latter of:

                              (a) one hundred eighty (180) days of receipt of such proposal; or

                              (b) one hundred eighty (180) days of receipt of the additional information referred to above.



             21.5.8 If the Management Committee, with the approval of the Government, declares a New Discovery a Commercial Discovery, such declaration shall be accompanied by an indication of the probable date(s) by when the market(s) would be ready to receive the Gas and an estimate of the quantities of Gas that could be so utilised. The Contractor, in such an event, shall, within One
                              (1) Calendar Year of the declaration of the New Discovery as a Commercial Discovery, submit a Development Plan for the development of the Gas Field to the Management Committee for its approval. Such plan shall be supported by all relevant information including, inter alia, the information required in Article 9.6. In the case of an Existing Discovery, Contractor shall within ninety (90) days of the Effective Date propose a Development Plan following the plan brought out in Appendix G, intended to achieve the production profile brought out in Appendix H, containing the detailed information required in Article 9.6, with supporting budget and the Management Committee shall render its decision regarding such proposal within thirty (30) days of such submittal. Where a Development Plan is so agreed, it shall be an approved Development Plan pursuant to this Article.

             21.5.9 If the Development Plan has not been approved by the Management Committee within one hundred and eighty (180) days of its submission, the Contractor shall have the right to submit such plan or plans directly to the Government for approval, within sixty (60) days of the expiry of the time provided to the Management Committee to approve the plan or plans. The Government shall respond to the submission within ninety (90) days of receipt thereof. If the Government rejects the Contractor's proposed plan or plans, the Government shall state in writing the reasons for such rejection and the Contractor shall have the right to resubmit, within sixty (60) days of written notice of such rejection, such plan or plans duly amended to meet the Government's objections thereto. Such right of resubmission of each proposed plan or plans shall be exercisable by the Contractor only once. If the Parties are unable to agree, any Party shall have the right to submit the matter to arbitration.
                              If no such plan or plans is/are submitted to the Government within the aforesaid period, the Contractor shall relinquish its right to develop such Gas Field and such Gas Field shall be excluded from the Contract Area.


             21.5.10 If the Management Committee is unable to agree on the declaration of a New Discovery as a Commercial Discovery within the time limit prescribed in Article 21.5.7, the Contractor, or any of its constituents, shall be entitled to submit such proposal directly to the Government for approval. In such event, the Contractor, or any of its constituents, shall also submit a comprehensive plan or plans for development of such New Discovery, which shall detail the proposed Development Plan for utilisation of the NANG produced in the domestic market giving, inter alia, the data specified in Article 21.5.8. The proposal for declaration of the New Discovery as a Commercial Discovery as well as the proposed Development Plan shall be submitted to the Government within one hundred and eighty (180) days of the expiry of the time given to the Management Committee to reach a decision on the proposal for declaration of the New Discovery as a Commercial Discovery and Government shall respond to the said submission within one hundred twenty (120) days of its receipt. If the Government disapproves the proposed plan or plans, the Government shall state in writing the reasons for such disapproval and the concerned Parties shall have the right to resubmit, within sixty
                              (60) days, such plan or plans duly amended to meet the Government's objections thereto. Such right of resubmission of each proposed plan or plans shall be exercisable by the Contractor only once. In the event the Government does not approve such plan or plans, any Party shall have the right to submit the matter to arbitration. If no such plan (plans) is (are) submitted to the Government within the aforesaid period, the Contractor shall relinquish its rights to develop such Gas Field and such Gas Field shall be excluded from the Contract Area.


             21.5.11 In the event the Management Committee , or Government, as the case may be, approves the Contractor's proposal for declaration of the New Discovery as a Commercial Discovery and also the comprehensive plan or plans for development of such New Discovery and for the utilisation of NANG produced in the domestic market, the Gas Field shall be promptly developed by the Contractor in accordance with the approved plan which shall be the Development Plan for the Field.


             21.5.12 In the event the Contractor does not commence development of a New Discovery within ten (10) years from the date of completion of the first Discovery Well, the Contractor shall relinquish its rights to develop such New Discovery and the area relating to such New Discovery shall be excluded from the Contract Area.


             21.5.13 The price of the ANG and NANG produced from the Oil or Gas Field for use in India shall be specified in the Gas sales contract, which shall be in accordance with the provisions of this
                              Article 21.5.13, between the Contractor and the nominee of the Government.

                              (a) Unless the context otherwise requires, the following words and terms wherever and whenever used or appearing in this

                                     Article 21.5.13 shall have the following meaning:

                                       (i)     "British Thermal Unit" or "BTU"
                                               means the amount of energy
                                               required to raise the temperature
                                               of one (1) pound (avoirdupois) of
                                               pure water, at sixty degrees
                                               (60(degree)) Fahrenheit, one
                                               degree (1(degree)) Fahrenheit at
                                               an absolute pressure of 14.73
                                               pounds per square inch.

                                       (ii)    "Buyer" means the Government of
                                               India or as Authority of India
                                               Limited ("GAIL").

                                       (iii)   "Deliverability" means the lesser
                                               of the maximum aggregate rate of
                                               all wells in the Contract Area or
                                               the maximum delivery capacity of
                                               the processing facility, subject
                                               to generally accepted
                                               international petroleum industry
                                               practices.

                                       (iv)    "Delivery Point" means the
                                               upstream weld at the underwater
                                               connection between
                                               Seller'spipeline and ONGC's
                                               underwater Gas transmission line
                                               or lines which transport Gas from
                                               the Bassein Field to the Hazira
                                               area.

                                       (v)     "Maximum Delivery Pressure" has
                                               the meaning set forth in Article
                                               21.5.13(c).

                                       (vi)    "MMBTU" means one million
                                               (1,000,000) BTU's on a net
                                               heating value basis.

                                       (vii)   "Seller" means Contractor.

                              (b) The Seller agrees to produce and deliver, on a daily basis, to the Buyer one hundred percent (100%) of the Deliverability of ANG and NANG and Condensate delivered therewith at the Delivery Point and the Buyer, provided the Gas and Condensate are made available and tendered for delivery by the Seller, agrees to take and purchase, on a daily basis, one hundred percent (100%) of the Deliverability of ANG and NANG and Condensate delivered therewith, provided, however, that Seller, at Seller's sole discretion, subject to generally accepted operator practices in the international petroleum industry, may adjust deliveries to provide for necessary maintenance, service and testing. Buyer may request that Seller vary deliveries to accommodate similar circumstances in the

                                     Buyer's operation and Seller's approval
                                     shall not be unreasonably withheld.
                                     Communications procedures shall be mutually agreed in the Gas sales contract in accordance with internationally accepted industry standards.

                              (c) The Gas and Condensate sold hereunder shall be separated into Gas and Condensate at the offshore processing facility, measured separately, and recombined and delivered at the Delivery Point at the operating pressure of the Buyer's owned or contracted pipeline up to a maximum pressure ("Maximum Delivery Pressure") of one thousand (1000) psig.

                              (d) Subject to the provisions hereof, the Buyer shall pay the Seller for each MMBTU of Gas delivered hereunder, or for each MMBTU of Gas for which the Buyer is obligated to pay hereunder, a price calculated as follows:

                                     The Base Price ("Base Price") in United
                                     States Dollars (US$) per MMBTU is fixed on the basis of ninety-nine percent (99%) of a Low Sulfur Fuel Oil Basket ("LSFO Basket") calculated as the average of the daily mean value for low and high prices of fuel oil taking into account equal parts of:

                                        (1)    bulk residual fuel oil,
                                               containing one percent (1%)
                                               sulfur, quoted for barges at
                                               Northwest Europe, (Barges, FOB
                                               Rotterdam); and

                                        (2)    bulk residual fuel oil,
                                               containing one percent (1%)
                                               sulfur, quoted for Mediterranean,
                                               basis Italy, (Cargoes, FOB Med,
                                               basis Italy); and

                                        (3)    a theoretical blend of residual
                                               fuel oil composed of Singapore
                                               Cargoes made up of seventy-four
                                               percent (74%) of LSWR-SR 0.3%,
                                               (three-tenths percent (0.3%)
                                               sulfur), and twenty-six percent
                                               (26%) of HSFO 180, three and
                                               one-half percent (3.5%) sulfur,
                                               viscosity 180 centistokes.

                                     The Base Price is calculated on the basis of the arithmetic average of the monthly values of the prices of the listed products as published in Platt's Oilgram Price Report for the eighteen (18) months of May, 1992 through October, 1993, inclusive. (These values are derived from the mean of the daily ranges on days the postings are published to give a monthly value.) For the purpose of this Contract, Base Price will be equal to $ 2.32/MMBTU.

                                     The price of Gas for each MMBTU for each Calendar Quarter thereafter shall be determined by the following formula:

                           Price = Base Price x (A/B)

                                     Where:

                                     A        = a value calculated for the
                                              HS/LSFO Basket, defined in this
                                              Article 21.5.13 (d), evaluated for
                                              the twelve (12) months preceding
                                              the Calendar Quarter using the
                                              method for averaging as described
                                              for calculating the Base Price,
                                              and

                                     B        = A value calculated for the
                                              HS/LSFO Basket, evaluate for the
                                              twelve (12) months April 1993
                                              through March 1994.


                                     The High Sulfur/Low Sulfur Fuel Oil Basket
                                     ("HS/LSFO Basket") is valued as equal parts of:

                                     (1)      bulk residual fuel oil, containing
                                              one percent (1%) sulphur, quoted
                                              for Mediterranean, basis Italy,
                                              (Cargoes, FOB Med, basis Italy);
                                              and

                                     (2)      bulk residual fuel oil, containing
                                              one percent (1%) sulfur, quoted
                                              for Northwest Europe Cargoes, CIF,
                                              basis ARA, (Cargoes CIF NWE, Basis
                                              ARA), and

                                     (3)      bulk residual fuel oil, Singapore
                                              Cargoes, containing three and
                                              one-half percent (3.5%) sulfur,
                                              viscosity 180 centistokes,
                                              (Singapore HSFO, 180 cst), and

                                     (4)      bulk residual fuel oil, Cargoes,
                                              FOB Arab Gulf, viscosity 180
                                              centistokes, (Arab Gulf, FOB HSFO
                                              180 cst)

                                     using the method for averaging as described for calculating the Base Price.

                                     The Floor Price ("Floor Price") shall be ninety percent (90%) of the monthly values of the prices of the LSFO Basket as published in Platt's Oilgram Price Report for the eighteen (18) months of May, 1992 through October, 1993, inclusive. (These values are derived from the mean of the daily ranges on days the postings are published to give a monthly value.) For the purpose of this Contract, Floor Price will be equal to $ 2.11/MMBTU.


                                     Notwithstanding results of the calculations for price as shown in this Article 21.5.13
                                     (d), the actual price shall in no event be less than a Floor Price ("Floor Price") which is calculated as US$2.11/MMBTU, nor more than a Ceiling ("Ceiling") of the Floor Price plus US$1.00/MMBTU, provided that after seven (7) years from the Effective Date, the Seller shall have the option to revise the Ceiling to one hundred fifty percent (150%) of ninety percent (90%) of the same or equivalent basket of fuel oils used in calculating the Base Price averaged over the immediately preceeding eighteen (18) months.

                                     Parties agree to convert US$/barrel prices for fuel oil as published in Platt's Oilgram to US$/MMBTU using a factor of 6.28.

                                     If Platt's Oilgram is no longer published, an alternate publication shall be mutually agreed upon.

                              (e)    Parties acknowledge that Gas is to be
                                     eceived by GAIL at Hazira downstream of
                                     separation and sweetening facilities owned and operated by ONGC. In order to compensate ONGC for cost of ownership and operations of these facilities, Contractor shall make payments to ONGC on the basis of the costs fixed on an incremental basis by an internationally recognised expert who shall be selected by two members of the Operating Committee from a panel of three internationally recognised experts selected by ONGC. In case there is no agreement between the Companies and ONGC on the advice tendered, the matter shall be referred to Government. The decision of Government shall be final and binding on all the Parties.


             21.5.14 Nothing contained in any contract entered into by the Contractor for the supply, sale or disposal of Gas, with any nominee of the Government shall in any manner abrogate the obligation of the Government contained herein.

             21.5.15 The Government and/or its nominee shall pay any and all sales tax payable on the sale of Gas to the Government or its nominee.

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                                       70

                                   ARTICLE 22
                EMPLOYMENT, TRAINING AND TRANSFER OF TECHNOLOGY

22.1 Without prejudice to the right of the Contractor to select and employ personnel in numbers and with the qualifications as, in the opinion of the Contractor, are required for carrying out Petroleum Operations in a safe, cost effective and efficient manner, the Contractor shall, to the maximum extent reasonably possible, employ, and require the Operator and Subcontractors to employ, citizens of India having appropriate qualifications and experience, taking into account the experience required and the level and nature of the Petroleum Operations.

22.2 Contractor shall offer up to two (2) man months per year of on-the-job training and practical experience in skilled, management and executive positions of their ongoing Petroleum Operations to Indian nationals of the Government's choice.

22.3 Contractor shall associate and involve mutually agreed numbers of citizens of India designated by the Government, which shall in no event exceed three (3) people at any one time, in the technological aspects of the then ongoing Petroleum Operations for up to two man months per year.
             Such aspects shall include:

             (a) seismic data acquisition, processing and interpretation;

             (b)      computerized formation evaluation using well logs;

             (c) computerized analysis of geological data for basin analysis;

             (d)      laboratory core analysis;

             (e)      reservoir simulation and modelling;

             (f) geochemistry, including analytical methods, source rock studies, hydrocarbon generation, modelling;

             (g)      measurement-while-drilling techniques;

             (h)      stimulation of wells;

             (i) production engineering including, optimization methods for surface and subsurface facilities (e.g. NODAL analysis and implementation);

             (j) reservoir engineering and management including gas and water injection;

             (k)      enhanced oil recovery techniques;

                                       71

             (l)      gas production technology;

             (m)      pipeline technology;

             (n)      well design and drilling technology;

             (o)      design of offshore facilities.

22.4 Except as herein provided, no Party shall be obliged to disclose by virtue of this Article 22 any data, process or information, whether owned by itself, any of its Affiliates or a third party, of a proprietary nature.

22.5 At the request of the Government the Contractor shall separately endeavour to negotiate, in good faith, technical assistance agreements with the Government setting forth the terms by which each constituent of the Contractor may render technical assistance and make available commercially proven technical information of a proprietary nature for use in India by the Government. The issues to be addressed in negotiating such technical assistance agreements shall include, but not be limited to, licensing issues, royalty conditions, confidentiality restrictions, liabilities, costs and method of payment.
                                       72

                                   ARTICLE 23
                            LOCAL GOODS AND SERVICES

23.1 In the conduct of Petroleum Operations, the Contractor shall:

             (a) give preference to the purchase and use of goods manufactured, produced or supplied in India provided that such goods are available on terms equal to or better than imported goods with respect to timing of delivery, quality and quantity required, price and other terms;

             (b) employ Indian Subcontractors having the required skills or expertise, to the extent reasonably possible, in so far as their services are available on comparable standards with those obtained elsewhere and at competitive prices and on competitive terms; provided that where no such Subcontractors are available, preference shall be given to non-Indian Subcontractors who utilise Indian goods to the maximum extent possible subject however to the proviso in paragraph (a) above;

             (c) cooperate to the extent possible and without financial obligation with domestic companies in India to enable them to develop skills and technology to service the petroleum industry;

             (d)      ensure that provisions in terms of paragraphs (a) to
                      (c) above are contained in contracts between the Operator and its Subcontractors.

23.2 The Contractor shall establish appropriate procedures, including tender procedures, for the acquisition of goods and services which shall ensure that suppliers and Subcontractors in India are given adequate opportunity to compete for the supply of goods and services. The tender procedures shall include, inter alia, the financial amounts or value of contracts which will be awarded on the basis of selective bidding or open competitive bidding, the procedures for such bidding, and the exceptions to bidding in cases of emergency.

23.3 Within one hundred and twenty (120) days after the end of each Calendar Year, the Contractor shall provide the Government with a report outlining its achievements in utilising Indian resources during that Calendar Year.

23.4         In this Article "goods" means equipment, materials and
             supplies.
                                       73

                                   ARTICLE 24
                         INSURANCE AND INDEMNIFICATION

24.1         INSURANCE

             24.1.1 The Contractor shall, during the term of this Contract, obtain and maintain insurance coverage for and in relation to Petroleum Operations for such amount and against such risks in accordance with generally accepted international operating practices as are set forth herein, and shall furnish to the Government certificates evidencing that such coverage is in effect. Such insurance policies shall include the Government as additional insured and shall waive subrogation against the Government. The insurance shall, without prejudice to the generality of the foregoing, cover:

                              (a)    Loss or damage to all installations,
                                     equipment and other assets for so long as they are used in or in connection with Petroleum Operations; provided, however, if Contractor fails to insure any such installation, equipment or assets, it shall replace any loss thereof or repair any damage caused thereto;

                              (b) Loss, damage or injury caused by pollution in the course of or as a result of Petroleum Operations;

                              (c) Loss or damage to property or bodily injury suffered by any third party in the course of or as a result of Petroleum Operations for which the Contractor may be liable;

                              (d)    With respect to Petroleum Operations
                                     offshore, the cost of removing wrecks and cleaning up operations following any accident in the course of or as a result of Contractor's Petroleum Operations;

                              (e)    The Contractor's and/or Operator's
                                     liability to its employees engaged in
                                     Petroleum Operations.

             24.1.2 The Contractor shall require its Subcontractors to obtain and maintain insurance against the risks referred to in Article 24.1.1 relating mutatis mutandis to such Subcontractors.

                                       74
24.2         INDEMNITY

             The Contractor shall indemnify, defend and hold the Government harmless against all claims, losses and damages of any nature whatsoever, including without limitation, claims for loss or damage to property or injury or death to persons caused by or resulting from any Petroleum Operations conducted by or on behalf of the Contractor.

24.3 ONGC shall indemnify and hold the Companies harmless against all claims, losses and damages of any nature whatsoever, including, but not by way of limitation, claims for loss or damage to property or injury or death to persons or Environmental Damage caused by or resulting from and attributable to any operations in the nature of Petroleum Operations conducted by or on behalf of ONGC or failure to comply with any Environmental Clearance(s) prior to the Effective Date.
                                       75

                                   ARTICLE 25
                      RECORDS, REPORTS, ACCOUNTS AND AUDIT

25.1 The Contractor shall prepare and maintain at an office in India accurate and current books, records, reports and accounts of its activities for and in connection with Petroleum Operations so as to present a fair, clear and accurate record of all its activities, expenditures and receipts. The Contractor shall also keep representative samples of cores and cuttings.

25.2 Based on generally accepted and recognised accounting principles and modern petroleum industry practices, records, books, accounts and accounting procedures in respect of Petroleum Operations shall be maintained on behalf of the Contractor by the Operator, at its business office in India.

25.3 The annual audit of accounts shall be carried out on behalf of the Contractor by a qualified, independent firm of internationally recognised chartered accountants, registered in India and selected by the Contractor.

25.4 Accounts, together with the auditor's report thereon, shall be submitted to the Parties for approval not later than the thirtieth
             (30th) day of September following the Financial Year.

25.5 The Government shall have the right to audit the accounting records of the Contractor in respect of Petroleum Operations as provided in the Accounting Procedure.

25.6 The accounting and auditing provisions and procedures specified in this Contract are without prejudice to any other requirements imposed by any statute in India, including, without limitation, any specific requirements of the statues relating to taxation of companies.

25.7 For the purpose of any audit referred to in Article 25.5, the Operator or the Contractor shall make available to the auditor all such books, records, accounts and other documents and information as may be reasonably required by the auditor during normal business hours.
                                       76

                                   ARTICLE 26
          INFORMATION, DATA, CONFIDENTIALITY, INSPECTION AND SECURITY

26.1 The Contractor shall, promptly after they become available, make available to the Government in its offices all data obtained as a result of Petroleum Operations under the Contract including, but not limited to, geological, geophysical, geochemical, petrophysical, engineering, well logs, maps, magnetic tapes, cores and production data as well as all interpretative and derivative data, including reports, analyses, interpretations and evaluations prepared in respect of Petroleum Operations (hereinafter referred to as "Data"). Data shall be the property of the Government, provided however, that the Contractor shall have the right to make use of such Data, free of cost, for the purpose of Petroleum Operations under this Contract as provided herein.

26.2 Contractor shall keep the Government currently advised of all developments taking place during the course of Petroleum Operations and shall furnish the Government with such progress reports containing full and accurate information relating to Petroleum Operations (on a periodic basis) as the Government may reasonably require, provided that this obligation shall not extend to proprietary technology. Without prejudice to the generality of the foregoing, the Contractor shall submit regular statements and reports relating to Petroleum Operations as provided in Appendix C. Contractor shall meet with the Government at a mutually convenient location to present the results of all geological and geophysical work carried out as well as the results of all engineering and drilling operations as soon as practical after such Data becomes available to the Contractor.

26.3 All Data, information and reports obtained or prepared by, for or on behalf of, the Contractor pursuant to this Contract shall be treated as confidential and, subject to the provisions hereinbelow, the Parties shall not disclose the contents thereof to any third party without the consent in writing of the other Parties.

26.4 The obligation specified in Article 26.3 shall not operate so as to prevent disclosure:

             (a) to Affiliates, Contractors, or Subcontractors for the purpose of Petroleum Operations;

             (b) to employees, professional consultants, advisers, data processing centres and laboratories, where required, for the performance of functions in connection with Petroleum Operations for any Party comprising the Contractor;

             (c) to banks or other financial institutions, in connection with Petroleum Operations;

                                       77

             (d) to bona fide intending assignees or transferees of an interest hereunder of a Party comprising the Contractor or in connection with a sale of stock of a Party comprising the Contractor;

             (e) to the extent required by any applicable law or in connection with any legal proceedings or by the regulations of any stock exchange upon which the shares of a Party comprising Contractor are quoted;

             (f) to Government departments for, or in connection with, the preparation by or on behalf of the Government of statistical reports with respect to Petroleum Operations, or in connection with the administration of this Contract or any relevant law or for any purpose connected with Petroleum Operations;

             (g) by a Party with respect to any Data or information which, without disclosure by such Party, is generally known to the public.

26.5 Any Data, information or reports disclosed by the Parties comprising the Contractor to any person other than pursuant to
             Article 26.4 (a), (b) and (g) shall be disclosed on the terms that such Data, information or reports shall be treated as confidential by the recipient. Prompt notice of disclosures made by the Contractor pursuant to Article 26.5 shall be given to the Government.

26.6 Any Data, information and reports relating to the Contract Area, which, in the opinion of the Government, might have significance in connection with offers by the Government of open acreage or an exploration programme to be conducted by a third party in another area, may be disclosed by the Government for such purposes on conditions to be agreed upon between the Government and the Contractor.

26.7 Where an area ceases to be part of the Contract Area, the Contractor shall continue to treat Data and information with respect to the area as confidential and shall deliver to the Government copies or originals of all Data and information in its possession with respect to the area. The Government shall, however, have the right to freely use the Data and information thereafter.

26.8 The Government shall, at all reasonable times, through duly authorised representatives, be entitled to observe Petroleum Operations and to inspect all assets, books, records, reports, accounts, contracts, samples and Data kept by the Contractor or the Operator in respect of Petroleum Operations under the Contract, provided, however, that the Contractor shall not be required to disclose any proprietary technology. The duly authorised representatives shall be given reasonable assistance by the Contractor for such functions and the Contractor shall afford such

                                       78

             representatives all facilities and privileges afforded to its own personnel in the field including the use of office space and housing, free of charge. The representatives shall be entitled to make a reasonable number of surveys, measurements, drawings, tests and copies of documents, take samples, and make a reasonable use of the equipment and instruments of the Contractor provided that such functions shall not unduly interfere with the Contractor's Petroleum Operations.

26.9 Contractor shall give reasonable advance notice to the Government, or to any other authority designated by the Government for such purpose, of its programme of conducting surveys by aircraft or by ships, indicating, inter alia, the name of the survey to be conducted, approximate extent of the area to be covered, the duration of the survey, the commencement date, and the name of the airport or port from which the survey aircraft or ship will commence its voyage.

26.10 The Government, or the authority designated by the Government for such purpose, shall have the right to inspect any aircraft or ship used by the Contractor or a Subcontractor carrying out any survey or other operations in the Contract Area and shall have the right to put on board such aircraft or ship Government officers in such number as may reasonably be necessary to ensure compliance by the Contractor or the Subcontractor with the security requirements of India.

26.11 Expatriate employees and Subcontractors shall, for national security purposes, be subject to the approval of the Government, such approval not to be unreasonably withheld.

                                       79

                                   ARTICLE 27
                      TITLE TO PETROLEUM, DATA AND ASSETS

27.1 The Government is the sole owner of Petroleum underlying the Contract Area and shall remain the sole owner of Petroleum produced pursuant to the provisions of this Contract except that part of Crude Oil or Gas the title whereof has passed to each constituent of the Contractor or any other person in accordance with the provisions of this Contract.

27.2 Title to Crude Oil and/or Gas to which each constituent of the Contractor is entitled under this Contract, and title to Crude Oil and/or Gas sold to Government or its nominee by the constituents of the Contractor shall pass to the relevant Party, or as the case may be, to Government or its nominee at the Delivery Point. Contractor shall be responsible for all costs and risks prior to the Delivery Point and each Party shall be responsible for all costs and risks associated with such Party's share after the Delivery Point. Where the Government or its nominee purchases all or some of the Contractor's share of Crude Oil or Condensate, the Government or its nominee shall be responsible for all costs and risks in respect of the amount purchased, after the Delivery Point.

27.3 Title to all Data specified in Article 26 shall be vested in the Government and the Contractor shall have the right of use thereof as therein provided.

27.4 Assets in place or contracted for use in or on the Contract Area purchased by the Contractor for use in Petroleum Operations shall be owned by the Parties comprising Contractor in proportion to their Participating Interest provided that the Government, or its nominee, shall have the right to require vesting of full title and ownership including abandonment obligations, if any, in it, free of cost, charge and encumbrances, of any or all assets, whether fixed or movable, acquired and owned by the Contractor for use in Petroleum Operations inside or outside the Contract Area, except assets required by a Party for ongoing operations in the nature of Petroleum Operations in India, such right to be exercisable by the Government, or its nominee, upon expiry or earlier termination of the Contract.

27.5 Contractor shall be responsible in accordance with international petroleum standards for proper maintenance, insurance and safety of all assets acquired for Petroleum Operations for keeping them in good repair, order and working condition at all times, and the costs thereof shall be recoverable as Contract Costs in accordance with Appendix C.

27.6 So long as this Contract remains in force, the Contractor shall, free of any charge for the purpose of carrying out Petroleum Operations hereunder, have the exclusive use of

                                       80

             the assets which have become or are the property of the Government including, without limitation, those identified in Appendix F except that the Sagar Laxmi shall be released to ONGC as soon as alternate facilities are available, but not later than thirty (30) months after the Effective Date unless agreed otherwise by the Parties. During the period Contractor is using the Sagar Laxmi Contractor shall pay to ONGC, as rental, a price to be based upon a mutually agreed daily rate. The daily rate shall be determined in accordance with competitive prices for like type of service. In the event the daily rate cannot be mutually agreed upon it shall be determined by an internationally recognized expert in the field selected by two members of the Operating Committee from a group of three internationally recognized experts selected by ONGC. If the parties do not agree, the Government shall make the determination.


27.7 Equipment and assets no longer required for Petroleum Operations shall first be offered free of cost, charge and encumbrance to the Government, or its nominee, and, if not required by the Government, or its nominee, will be so indicated in writing within thirty (30) days of such offer. Failure to so indicate will be deemed to be a rejection of the offer by the Government.


27.8 Assets not acquired by the Government, or its nominee, may be sold or otherwise disposed of subject to the terms of this Contract.
                                       81

                                   ARTICLE 28
                             ASSIGNMENT OF INTEREST

28.1 Subject to the terms of this Article and other terms of this Contract, any Party comprising the Contractor may assign, or transfer, a part or all of its Participating Interest, with the prior written consent of the Government, which consent shall not be unreasonably withheld, provided that the Government is satisfied that:

             (a) the prospective assignee or transferee has the financial standing, technical competence, capacity and ability to meet its obligations hereunder, and is willing to provide an unconditional undertaking to assume its Participating Interest share of obligations and to provide a guarantee in respect thereof as provided in the Contract.

             (b) the prospective assignee or transferee is not a company incorporated in a country with which the Government, for policy reasons, has restricted trade or business;

             (c) the prospective assignor or transferor and assignee or transferee respectively are willing to comply with any reasonable conditions of the Government as may be necessary in the circumstances with a view to ensuring performance under the Contract; and

             (d) the assignment or transfer will not adversely affect the performance or obligations under this Contract or be contrary to the interests of India.

28.2 An application by a Company for consent to assign or transfer shall be accompanied by all relevant information concerning the proposed assignment or transfer including detailed information on the proposed assignee or transferee and its shareholding and corporate structure, as was earlier required from the Companies constituting the Contractor, the terms of the proposed assignment or transfer and the unconditional undertaking referred to in Article 28.1(a) above. The applicant shall also submit such information relating to the prospective assignee or transferee of the assignment or transfer as the Government may reasonably require to enable proper consideration and disposal of the application.

28.3 No assignment or transfer shall be effective until the approval of the Government is received, which approval may be given by the Government on such terms as it may deem fit. Upon assignment or transfer of its interest in this Contract, the assignor or transferor shall be released and discharged from its obligations hereunder only to the extent that such obligations are assumed by the assignee or transferee with the approval of the Government.

                                       82

28.4 The assignor shall clearly state in its deed of assignment, that the assignee shall be liable for all future obligations, under the Contract, to the extent of assignment.

28.5 Upon prior notice to the Contractor, the Government may assign or transfer all or any part of its rights and interest under this Contract to any Government company wholly or partly owned by the Government and authorised by the Government to explore for and exploit Petroleum in the Contract Area. Upon prior notice to the Government, a Company may assign or transfer all or any part of its rights and interest under this Contract to an Affiliate subject to
             Article 6.2 and the parent company guarantee shall apply.

28.6 An assignment or transfer shall not be made so as to reduce the Participating Interest of a constituent of the Contractor, at any time, to less than ten percent (10%) of the total Participating Interest of all the constituents of the Contractor, except where the Government may, in special circumstances, so permit.

28.7 Nothing herein contained shall prohibit a Company in the normal course of business from pledging its Participating Interest share for purposes of financing, such as a mortgage, charge or encumbrance on Petroleum assets or production of Petroleum at its own risk, cost and responsibility. The Contractor shall provide the Government with fifteen (15) days prior written notice before entering into any such financing arrangements.

28.8 No assignment or pledge under this Article shall have the effect of decreasing the benefits accruing to Government under this Contract in any manner whatsoever.
                                       83

                                   ARTICLE 29
                                   GUARANTEE

29.1 Each of the Companies shall deliver to the Government on the Effective Date of this Contract:

             (a) a financial and performance guarantee, for the performance of all obligations under the Contract, in the case of EOGIL from a parent company of good financial standing acceptable to the Government, in favour of the Government, in the form and substance set out in Appendix E;

             (b) a legal opinion from its legal advisors, in a form satisfactory to the Government, to the effect that the aforesaid guarantee has been duly signed and delivered on behalf of the guarantors with due authority and is legally valid and enforceable and binding upon them.

29.2 If any of the documents referred to in Article 29.1 are not delivered within the period specified herein, this Contract may be cancelled by the Government upon ninety (90) days written notice of its intention to do so.

29.3 Notwithstanding any change in the composition or shareholding of the parent company furnishing the guarantees herein, it shall, under no circumstances, be absolved of its obligations contained in the guarantees provided pursuant to this Article.

                                       84

                                   ARTICLE 30
                            TERMINATION OF CONTRACT

30.1         This Contract may, subject to the provisions hereinbelow and
             Article 31, be terminated by the Government without any financial liability upon giving ninety (90) days written notice of its intention to do so in the following circumstances, namely, that a Company :

             (a) has knowingly submitted any false statement to the Government in any manner which was a material consideration in the execution of this Contract; or

             (b) has intentionally and knowingly extracted or authorised the extraction of any mineral not authorised to be extracted by the Contract or without the authority of the Government except such extractions as may be unavoidable as a result of operations conducted hereunder in accordance with generally accepted international petroleum industry practice which, when so extracted, were immediately notified to the Government; or

             (c) is adjudged bankrupt by a competent court or enters into any agreement or scheme of composition with its creditors or takes advantage of any law for the benefit of debtors; or

             (d) has passed a resolution to apply to a competent court for liquidation of the Company unless the liquidation is for the purpose of amalgamation or reconstruction of which the Government has been given notice and the Government is satisfied that the Company's performance under this Contract would not be adversely affected thereby and has given its approval thereto; or

             (e) has assigned any interest in the Contract without the prior consent of the Government as provided in
                      Article 28; or

             (f) fails to make any monetary payment required by law or under this Contract by the due date or within the specified period after the due date; or

             (g) fails to comply with or contravenes the provisions of this Contract in a material particular; or

             (h) fails to comply with any final determination or award made by a sole expert or arbitrators pursuant to
                      Article 33; or

             (i)      has been served a notice of cancellation pursuant to
                      Article 29.2.

             PROVIDED THAT

                                       85

             where the Contractor comprises two or more Companies, the Government shall not exercise its rights of termination pursuant to
             Article 30.1, on the occurrence, in relation to one or more, but not all, of the Companies, of an event entitling the Government to terminate the Contract, if any other Company or Companies constituting the Contractor satisfies the Government that it, or they, is/are willing and would be able to carry out the obligations of the Contractor.

30.2 This Contract may also be terminated by the Government on giving the requisite notice specified above if the events specified in
             Article 30.1 (c) and (d) occur with respect to a company which has given a guarantee pursuant to Article 29 subject, however, to
             Article 30.3.

30.3 If the circumstances that give rise to the right of termination under Article 30.1 (f) or (g) or Article 29.2 are remedied by the Contractor within the ninety (90) day period or such extended period as may be granted by the Government, following the notice of the Government's intention to terminate the Contract as aforesaid, such termination shall not become effective.


30.4 If the circumstance or circumstances that would otherwise result in termination are the subject matter of proceedings under Article 33, then termination shall not take place so long as such proceedings continue and thereafter may only take place when and if consistent with the arbitral award.

30.5 On termination of this Contract, for any reason whatsoever, the rights and obligations of the Contractor shall cease but such termination shall not affect any rights of any Party which may have accrued or any obligations undertaken, or incurred, pursuant to this Contract, by Government or the Contractor or any Party comprising the Contractor and not discharged by the Contractor or the Party prior to the date of termination.

30.6 In the event of termination pursuant to Articles 30.1 or 30.2:

             (a) the Government may require the Contractor, for a period not exceeding one hundred and eighty (180) days from the date of termination, to continue, for the account and at the cost of the Government, Crude Oil or Natural Gas production activities until the right to continue such production has been transferred to another entity;

             (b) A Foreign Company, which is a constituent of the Contractor, shall, subject to the provisions hereof, have the right to remove and export all its property which has not vested in the Government provided that in the event that ownership of any property is in doubt,

                                       86

                      or disputed, such property shall not be exported unless and until the doubt or dispute has been settled in favour of the Foreign Company.

                                       87

                                   ARTICLE 31
                                 FORCE MAJEURE

31.1 Performance by any Party hereto of any of its obligations under this Contract, or in fulfilling any condition of any lease granted to such Party, or any lease issued thereunder, shall, except for the payment of monies due under this Contract or under the Act and the Rules or any law, be suspended or excused if, and to the extent that, such non-performance or delay in performance is caused by Force Majeure as defined in this Article.

31.2 For the purpose of this Contract, the term Force Majeure means any cause or event, other than the unavailability of funds, whether similar to or different from those enumerated herein, beyond the reasonable control of, and unanticipated or unforeseeable by, and not brought about at the instance of the Party claiming to be affected by such event, or which, if anticipated or foreseeable, could not be avoided or provided for, and which has caused the non-performance or delay in performance. Without limitation to the generality of the foregoing, the term Force Majeure shall include natural phenomena or calamities, earthquakes, typhoons, fires, wars declared or undeclared, hostilities, invasions, blockades, riots, insurrection and civil disturbances.

31.3 Where a Party is claiming suspension of its obligations on account of Force Majeure, it shall promptly, but in no case later than seven (7) days after the occurrence of the event of Force Majeure, notify the other Parties in writing giving full particulars of the Force Majeure, the estimated duration thereof, the obligations affected and the reasons for its suspension.

31.4 A Party claiming Force Majeure shall exercise reasonable diligence to seek to overcome the Force Majeure event and to mitigate the effects thereof on the performance of its obligations under this Contract provided, however, that the settlement of strikes or differences with employees shall be within the discretion of the Party having the difficulty. The Party affected shall promptly notify the other Parties as soon as the Force Majeure event has been removed and no longer prevents it from complying with the obligations which have been suspended and shall thereafter resume compliance with such obligations as soon as possible. The period of work commitment or this Contract may be extended by such additional period as may be agreed by the Parties.

31.5 Notwithstanding anything contained herein, if an event of Force Majeure occurs and is likely to continue for a period in excess of thirty (30) days, the Parties shall meet to discuss the consequences of the Force Majeure and the course of action to be taken to mitigate the effects thereof or to be adopted in the circumstances.

                                       88

                                   ARTICLE 32
                  APPLICABLE LAW AND LANGUAGE OF THE CONTRACT

32.1 Subject to the provisions of Article 33.12, this Contract shall be governed and interpreted in accordance with the laws of India.

32.2 Nothing in this Contract shall entitle the Government or the Contractor to exercise the rights, privileges and powers conferred upon it by this Contract in a manner which will contravene the laws of India.

32.3 The English language shall be the language of this Contract and shall be used in arbitral proceedings. All communication, hearings or visual materials or documents relating to this Contract shall be in English.
                                       89

                                   ARTICLE 33
                   SOLE EXPERT, CONCILIATION AND ARBITRATION

33.1 The Parties shall use their best efforts to settle amicably all disputes, differences or claims arising out of or in connection with any of the terms and conditions of this Contract or concerning the interpretation or performance thereof.

33.2 Except for matters which, by the terms of this Contract, the Parties have agreed to refer to a sole expert and any other matters which the Parties may agree to so refer, any dispute, difference or claim arising between the Parties hereunder which cannot be settled amicably may be submitted by any Party to arbitration pursuant to
             Article 33.3. Such sole expert shall be an independent and impartial person of international standing with relevant qualifications and experience appointed by agreement between the Parties. Any sole expert appointed shall be acting as an expert and not as an arbitrator and the decision of the sole expert on matters referred to him shall be final and binding on the Parties and not subject to arbitration. If the Parties are unable to agree on a sole expert, the disputed subject matter may be referred to arbitration.

33.3 Subject to the provisions herein, any unresolved dispute, difference or claim which cannot be settled amicably within a reasonable time may, except for those referred to in Article 33.2, be submitted to an arbitral tribunal for final decision as hereinafter provided.

33.4 The arbitral tribunal shall consist of three arbitrators. The Party or Parties instituting the arbitration shall appoint one arbitrator and the Party or Parties responding shall appoint another arbitrator and both Parties shall so advise the other Parties. The two arbitrators appointed by the Parties shall appoint the third arbitrator.

33.5 Any Party may, after appointing an arbitrator, request the other Party(ies) in writing to appoint the second arbitrator. If such other Party fails to appoint an arbitrator within forty-five (45) days of receipt of the written request to do so, such arbitrator may, at the request of the first Party, be appointed by the Secretary General of the Permanent Court of Arbitration at the Hague, within forty-five (45) days of the date of receipt of such request, from amongst persons who are not nationals of the country of any of the Parties to the arbitration proceedings.

33.6 If the two arbitrators appointed by the Parties fail to agree on the appointment of the third arbitrator within thirty (30) days of the appointment of the second arbitrator and if the Parties do not otherwise agree, the Secretary General of the Permanent Court of Arbitration at the Hague
                                       90

             may, at the request of either Party and in consultation with both, appoint the third arbitrator who shall not be a national of the country of any Party.

33.7 If any of the arbitrators fails or is unable to act, his successor shall be appointed in the manner set out in this Article as if he was the first appointment.

33.8 The decision of the arbitration tribunal and, in the case of difference among the arbitrators, the decision of the majority, shall be final and binding upon the Parties.

33.9 Arbitration proceedings shall be conducted in accordance with the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL) of 1985 except that in the event of any conflict between these rules and the provisions of this Article 33, the provisions of this Article 33 shall govern.

33.10 The right to arbitrate disputes and claims under this Contract shall survive the termination of this Contract.

33.11 Prior to submitting a dispute to arbitration, a Party may submit the matter for conciliation under the UNCITRAL conciliation rules by mutual agreement of the Parties. If the Parties fail to agree on a conciliator (or conciliators) in accordance with the rules, the matter may be submitted for arbitration. No arbitration proceedings shall be instituted while conciliation proceedings are pending and such proceedings shall be concluded within sixty (60) days.

33.12 The venue of conciliation or arbitration proceedings pursuant to this Article, unless the Parties otherwise agree, shall be London, England and shall be conducted in the English language. The arbitration agreement contained in this Article 33 shall be governed by the laws of England. Insofar as practicable, the Parties shall continue to implement the terms of this Contract notwithstanding the initiation of arbitral proceedings and any pending claim or dispute.

33.13 The fees and expenses of a sole expert or conciliator appointed by the Parties shall be borne equally by the Parties. Assessment of the costs of arbitration including incidental expenses and liability for the payment thereof shall be at the discretion of the arbitrators.
                                       91

                                   ARTICLE 34
             ENTIRE AGREEMENT, AMENDMENTS, WAIVER AND MISCELLANEOUS

34.1 This Contract supersedes and replaces any previous agreement or understanding between the Parties, whether oral or written, on the subject matter hereof, prior to the Effective Date of this Contract.

34.2 This Contract shall not be amended, modified, varied or supplemented in any respect except by an instrument in writing signed by all the Parties, which shall state the date upon which the amendment or modification shall become effective.

34.3 No waiver by any Party of any one or more obligations or defaults by any other Party in the performance of this Contract shall operate or be construed as a waiver of any other obligations or defaults whether of a like or of a different character.

34.4 The provisions of this Contract shall inure to the benefit of and be binding upon the Parties and their permitted assigns and successors in interest.

34.5 In the event of any conflict between any provisions in the main body of this Contract and any provision in the Appendices, the provision in the main body shall prevail.

34.6 The headings of this Contract are for convenience of reference only and shall not be taken into account in interpreting the terms of this Contract.
                                       92

                                   ARTICLE 35
                                  CERTIFICATES

35.1 A Company shall furnish, prior to execution of this Contract, a duly authorised copy of a resolution properly and legally passed by the Board of Directors of the Company specifying the person authorised to execute this Contract along with a Certificate duly signed by the Secretary or an Assistant Secretary of the Company under its seal in this regard and to the effect that the Company has the power and authority to enter into this Contract and to perform its obligations thereunder and has taken all necessary action to authorise the execution, delivery and performance of the Contract.
                                       93

                                   ARTICLE 36
                                    NOTICES

36.1 All notices, statements, and other communications to be given, submitted or made hereunder by any Party to another shall be sufficiently given if given in writing in the English language and sent by registered post, postage paid, or by telegram, telex, facsimile, radio or cable, to the address or addresses of the other Party or Parties as follows:

             a)       To the President of India through the
                      Secretary to the Government of India
                      Ministry of Petroleum and Natural Gas
                      Shastri Bhavan
                      Dr. Rajendra Prasad Marg
                      New Delhi 110 001, India
                      Attention:  Joint Secretary
                      Facsimile No. :  91-11-384-787

             b)       The Secretary
                      Oil & Natural Gas Corporation Limited
                      Tower II, 8th Floor, Jeevan Bharati
                      124 Connaught Circus
                      New Delhi 110 001, India
                      Facsimile No. :  91-11-331-6413

             c)       Reliance Industries Limited
                      Maker Chambers IV, 3rd Floor
                      222 Nariman Point
                      Bombay 400 021 INDIA
                      Attention:  Chief Executive Officer Oil & Gas
                      Facsimile No. :                022-204-2268

             d)       Enron Oil & Gas India Ltd.
                      Amiya Apartments, 1st Floor
                      63A Linking Road, Santa Cruz (W)
                      Bombay 400 054 INDIA
                      Attention:  Managing Director
                      Facsimile No.:                 011-91-22-604-9119

                      with a copy to:
                      Enron Oil & Gas India Ltd.
                      1400 Smith Street
                      Houston, Texas 77002, U.S.A.
                      Attention:  Vice President, Operations
                      Facsimile No. :                713-646-8115

36.2 Notices when given in terms of Article 36.1 shall be effective when delivered if offered at the address of the other Parties as under
             Article 36.1 during business hours on working days and, if received outside business hours, on the next following working day.

36.3         Any Party may, by reasonable notice as provided hereunder to

                                       94

             the other Parties, change its address and other particulars for notice purpose.

             IN WITNESS WHEREOF, the representatives of the Parties to this Contract being duly authorised have hereunto set their hands and have executed these presents this 22 day of December 1994.


Signed for and on
behalf of the
President of India                            By  NAJERB JR.

                                              In the presence of
                                                  V. RAMANI
Signed for and on behalf
of Oil & Natural Gas
Corporation Limited                           By  S. K. MANGLIK

                                              In the presence of
                                                  R. N. DESAI
Signed for and on behalf
of Reliance Industries
Limited                                       By  AKHIL GUPTA

                                              In the presence of
                                                  Ba La SAGRAMANIA
Signed for and on behalf
of Enron Oil & Gas India Ltd.                 By  J. A. KOPECKY

                                              In the presence of
                                                  E. J. VANDERMARK

                                                                      APPENDIX A
                          DESCRIPTION OF CONTRACT AREA

     The area comprising approximately 430 sq. km offshore India identified as Panna Block and the area comprising approximately 777 sq. km offshore India identified as the Mukta Block described herein and shown under map attached as Appendix B-1 and B- 2.

     Longitude and Latitude measurements are as follows:

MUKTA (about 100 km Northwest of Bombay) See Appendix B-2.

            LATITUDE                                 LONGITUDE
A.      19 degrees 27'00"N                      71 degrees 38'00"E
B.      19 degrees 27'00"N                      71 degrees 54'00"E
C.      19 degrees 12'00"N                      71 degrees 54'00"E
D.      19 degrees 12'00"N                      71 degrees 38'00"E

PANNA (about 95 km Northwest of Bombay) See Appendix B-1.

            LATITUDE                                LONGITUDE

A.      19(degree)28'00"N                      71(degree)54'00"E
B.      19(degree)28'00"N                      72(degree)05'00"E
C.      19(degree)19'30"N                      72(degree)05'00"E
D.      19(degree)15'00"N                      72(degree)00'00"E
E.      19(degree)15'00"N                      71(degree)54'00"E

                                       96
                                                                   APPENDIX B-1
                                               MAP OF CONTRACT AREA
                                               PANNA BLOCK

WESTERN INDIA OFFSHORE
BOMBAY BASIN
                                       97A
                                                                   APPENDIX B-2
                                               MAP OF CONTRACT AREA
                                               MUKTA BLOCK

WESTERN INDIA OFFSHORE
BOMBAY BASIN
                                       97B

                                                                     APPENDIX C
                              ACCOUNTING PROCEDURE

                                       TO

                          PRODUCTION SHARING CONTRACT

                                    BETWEEN

                            THE GOVERNMENT OF INDIA

                                      AND

                                 ONGC/RIL/EOGIL

                                       98

TABLE OF CONTENTS

SECTIONS                             CONTENT

SECTION 1:                    GENERAL PROVISIONS
             1.1              Purpose
             1.2              Definitions
             1.3              Inconsistency
             1.4 Documentation and Statements to be Submitted by the Contractor
             1.5              Language and Units of Account
             1.6              Currency Exchange Rates
             1.7              Payments
             1.8              Arms Length Transactions
             1.9              Audit and Inspection Rights of the Government
             1.10             Revision of Accounting Procedure

SECTION 2:                    CLASSIFICATION, DEFINITION AND ALLOCATION OF
                              COSTS AND EXPENDITURES
             2.1              Segregation of Costs
             2.2              Exploration Costs
             2.3              Development Costs
             2.4              Production Costs
             2.5              Service Costs
             2.6              General and Administrative Costs

SECTION 3:                    COSTS, EXPENSES, EXPENDITURES AND INCIDENTAL
                              INCOME OF THE CONTRACTOR
             3.1 Costs Recoverable and Allowable Without Further Approval of the Government
                              3.1.1        Surface Rights
                              3.1.2        Labor & Associated Costs
                              3.1.3        Transportation Costs
                              3.1.4        Charges for Services
                                            (a) Third Party Contracts
                                            (b) Affiliated Company Contracts
                              3.1.5        Communications
                              3.1.6        Office, Shore Bases and
                                             Miscellaneous Facilities
                              3.1.7        Environmental Studies and Protection
                              3.1.8        Materials and Equipment
                                            (a) General
                                            (b) Warranty
                                            (c) Value of Materials Charged to
                                                the Account
                              3.1.9        Duties, Fees and Other Charges
                              3.1.10       Insurance and Losses
                              3.1.11       Legal Expenses
                              3.1.12       Training Costs
                              3.1.13       General and Administrative Costs
             3.2              Costs Not Recoverable and Not Allowable under the
                              Contract
             3.3              Other Costs Recoverable and Allowable
             3.4              Incidental Income and Credits
             3.5              Non-Duplication of Charges and Credits

                                       99

SECTION 4:                    RECORDS AND INVENTORIES OF ASSETS
             4.1              Records
             4.2              Inventories

SECTION 5:                    PRODUCTION STATEMENT AND ROYALTY AND CESS
                              STATEMENT

SECTION 6:                    VALUE OF PRODUCTION AND PRICING STATEMENT

SECTION 7:                    STATEMENT OF COSTS, EXPENDITURES AND RECEIPTS

SECTION 8:                    COST RECOVERY STATEMENT

SECTION 9:                    PRODUCTION SHARING STATEMENT

SECTION 10:                   END OF YEAR STATEMENT

SECTION 11:                   BUDGET STATEMENT

                                      100

                              ACCOUNTING PROCEDURE
                                   SECTION 1
                               GENERAL PROVISIONS

1.1          PURPOSE

             Generally, the purpose of this Accounting Procedure is to set out principles and procedures of accounting which will enable the Government of India to monitor effectively the Contractor's costs, expenditures, production and income so that the Government's entitlement to Profit Petroleum, royalty, cess, etc., as well as Contractor's entitlement to Cost Petroleum and Profit Petroleum can be accurately determined pursuant to the terms of the Contract. More specifically, the purpose of the Accounting Procedure is to:

             - classify costs and expenditures and to define which costs and expenditures shall be allowable for cost recovery, production sharing and participation purposes;

             - specify the manner in which the Contractor's accounts shall be prepared and approved.

             This Accounting Procedure is intended to apply to the provisions of the Contract and is without prejudice to the computation of income tax under applicable provisions of the Income Tax Act, 1961, as amended.

1.2          DEFINITIONS

             For purposes of this Accounting Procedure, the terms used herein which are defined in the Contract shall have the same meaning when used in this Accounting Procedure.

1.3          INCONSISTENCY

             In the event of any inconsistency or conflict between the provisions of this Accounting Procedure and the other provisions of the Contract, the other provisions of the Contract shall prevail.

1.4          DOCUMENTATION AND STATEMENTS TO BE SUBMITTED BY THE
             CONTRACTOR

             1.4.1 Within thirty (30) days of the Effective Date of the Contract, the Contractor shall submit to and discuss with the Government a proposed outline of charts of accounts, operating records and reports, which outline shall reflect each of the categories and sub-categories of costs and income specified in Sections 2 and 3 and shall be in accordance with generally accepted standards and recognized accounting systems and consistent with normal petroleum industry practice and procedures

                                      101

                              for joint venture operations.

                              Within ninety (90) days of receiving the above submission, the Government shall either provide written notification of its approval of the proposal or request, in writing, revisions to the proposal.

                              Within one hundred and eighty (180) days from the Effective Date of the Contract, the Contractor and the Government shall agree on the outline of charts of accounts, records and reports which shall also describe the basis of the accounting system and procedures to be developed and used under this Contract. Following such agreement, the Contractor shall expeditiously prepare and provide the Government with formal copies of the comprehensive charts of accounts, records and reports and allow the Government to examine the manuals and to review procedures which are, and shall be, observed under the Contract.

             1.4.2 Notwithstanding the generality of the foregoing, the Contractor shall make regular Statements relating to the Petroleum Operations as follows :

                                 (i)     Production Statement and Royalty and
                                         Cess Statement (see Section 5 of this
                                         Accounting Procedure)

                                 (ii)    Value of Production and Pricing
                                         Statement (see Section 6 of this
                                         Accounting Procedure)

                                 (iii)   Statement of Costs, Expenditures and
                                         Receipts (see Section 7 of this
                                         Accounting Procedure)

                                 (iv) Cost Recovery Statement (see Section 8 of this Accounting Procedure)

                                 (v)     Production Sharing Statement (see
                                         Section 9 of this Accounting Procedure)

                                 (vi) End of Year Statement (see Section 10 of this Accounting Procedure)

                                 (vii)   Budget Statement (see Section 11 of
                                         this Accounting Procedure)

             1.4.3 All reports and statements shall be prepared in accordance with the Contract and the laws of India and, where there are no relevant provisions in either of these, in accordance with generally accepted practices in the international petroleum

                                      102

                              industry.

             1.4.4 Each of the entities constituting the Contractor shall be responsible for maintaining its own accounting records in order to comply with all legal requirements and to support all returns or any other accounting reports required by any Government authority in relation to the Petroleum Operations. However, for the purposes of giving effect to this Accounting Procedure, the Contractor shall appoint, and notify the Government in writing thereof, one of the Parties constituting Contractor who shall be responsible for maintaining, at its business office in India, on behalf of the Contractor, all the accounts of the Petroleum Operations in accordance with the provisions of the Accounting Procedure and the Contract.

1.5          LANGUAGE AND UNITS OF ACCOUNT

             All accounts, records, books, reports and statements shall be maintained on an accrual basis and prepared in the English language. The accounts shall be maintained in United States Dollars, which shall be the controlling currency of account for cost recovery, production sharing and participation purposes. Metric units and Barrels shall be employed for measurements required under the Contract. Where necessary for clarification, the Contractor may also maintain accounts and records in other languages, currencies and units. Following any new discovery of Petroleum the Parties shall meet to establish specific principles and procedures for identifying all costs, expenditures, receipts and income with respect to the Contract Area.

1.6          CURRENCY EXCHANGE RATES

             1.6.1 For translation purposes between United States Dollars and Indian Rupees or any other currency, the previous month's average of the daily means of the buying and selling rates of exchange as quoted by the State Bank of India (or any other financial body as may be mutually agreed between the Parties) shall be used for the month in which the revenues, costs, expenditures, receipts or income are recorded. However, in the case of any single non-US Dollar transaction in excess of the equivalent of one hundred thousand US Dollars (US$100,000), the conversion into US Dollars shall be performed on the basis of the average of the applicable exchange rates for the day on which the transaction occurred.
             1.6.2 Any realized or unrealized gains or losses from the exchange of currency in respect of Petroleum Operations shall be credited or charged to the accounts. A record of the exchange rates used in converting Indian Rupees or any other currencies

                                      103

                              into United States Dollars as specified in Section
                              1.6.1 shall be maintained by the Contractor and shall be identified in the relevant statements required to be submitted by the Contractor in accordance with Section 1.4.2.

1.7          PAYMENTS

             1.7.1 Subject to the foreign exchange laws and regulations prevailing from time to time, all payments between the Parties shall, unless otherwise agreed, be in United States Dollars and shall be made through a bank designated by each receiving Party.

             1.7.2 Unless otherwise specified, all sums due under the Contract shall be paid within forty-five (45) days from the date on which the obligation to pay was incurred.

             1.7.3 Unless otherwise specified, all sums due by one Party to the other under the Contract during any month shall, for each day such sums are overdue during such month, bear interest compounded daily at the applicable LIBOR plus one percentage (1%) point.

1.8          ARMS LENGTH TRANSACTIONS

             Unless otherwise specifically provided for in the Contract, all transactions giving rise to revenues, costs or expenditures which will be credited or charged to the accounts prepared, maintained or submitted hereunder shall be conducted at arms length or on such a basis as will assure that all such revenues, costs or expenditures will be equal to or better than, as the case may be, would result from a transaction conducted at arms length on a competitive basis with third parties. For the purposes of clarification, this means revenues would be equal to or higher and costs would be equal to or lower.

1.9          AUDIT AND INSPECTION RIGHTS OF THE GOVERNMENT

             1.9.1 Without prejudice to statutory rights, the Government, upon at least ninety (90) days advance written notice to the Contractor, shall have the right to inspect and audit, during normal business hours , all records and documents supporting costs, expenditures, expenses, receipts and income, such as Contractor's accounts, books, records, invoices, cash vouchers, debit notes, price lists or similar documentation with respect to the Petroleum Operations conducted hereunder in each Financial Year, within two (2) years (or such longer period

                                      104

                              as may be required in exceptional circumstances) from the end of such Financial Year.

             1.9.2 The Government may undertake the conduct of the audit either through its own representatives or through a qualified firm of recognized international chartered accountants, registered in India, appointed for the purpose by the Government.

             1.9.3 In conducting the audit, the Government or its auditors shall be entitled to examine and verify, at reasonable times, all charges and credits relating to Contractor's activities under the Contract and all books of account, accounting entries, material records and inventories, vouchers, payrolls, invoices and any other documents, correspondence and records considered necessary by the Government to audit and verify the charges and credits. The auditors shall also have the right, in connection with such audit, to visit and inspect, at reasonable times, all sites, plants, facilities, warehouses and offices of the Contractor directly or indirectly serving the Petroleum Operations, and to physically examine other property, facilities and stocks used in Petroleum Operations, wherever located and to question personnel associated with those operations. Where the Government requires verification of charges made by an Affiliate, the Government shall have the right to obtain an audit certificate from an internationally recognized firm of public accountants acceptable to both the Government and the Contractor, which may be the Contractor's statutory auditor. Any and all such costs shall be for the Government's account.

             1.9.4 Any audit exceptions shall be made by the Government in writing and notified to the Contractor within one hundred and twenty (120) days following completion of the audit in question.

             1.9.5 The Contractor shall answer any notice of exception under Section 1.9.4 within one hundred and twenty (120) days of the receipt of such notice. Where the Contractor has, after the one hundred and twenty (120) days, failed to answer a notice of exception, the exception shall prevail.

             1.9.6 All agreed adjustments resulting from an audit and all adjustments required by prevailing exceptions shall be promptly made in the Contractor's accounts and any consequential

                                      105

                              adjustments to the Government's entitlement to Petroleum shall be made as promptly as practicable.

             1.9.7 If the Contractor and the Government are unable to reach final agreement on proposed audit adjustments, either Party may refer any dispute thereon to a sole expert as provided for in the Contract. So long as any issues are outstanding with respect to an audit, the Contractor shall maintain the relevant documents and permit inspection thereof until the issue is resolved.

1.10         REVISION OF THE ACCOUNTING PROCEDURE

             1.10.1 By mutual agreement between the Government and the Contractor, this Accounting Procedure may be revised from time to time, in writing, signed by the Parties, stating the date upon which the amendments shall become effective.

                                      106

                                   SECTION 2
                   CLASSIFICATION, DEFINITION AND ALLOCATION
                           OF COSTS AND EXPENDITURES

2.1          SEGREGATION OF COSTS

             Costs shall be segregated in accordance with the purposes for which such expenditures are made. All costs and expenditures allowable under Section 3, relating to Petroleum Operations, shall be classified, defined and allocated as set out below in this Section. Expenditure records shall be maintained in such a way as to enable proper allocation.

2.2          EXPLORATION COSTS

             Exploration Costs are all direct and allocated indirect expenditures incurred in the search for Petroleum in an area which is, or was at the time when such costs were incurred, part of the Contract Area, including expenditures incurred in respect of:

             2.2.1            Aerial, geophysical, geochemical,
                              palaeontological, geological, topographical and seismic surveys, analyses and studies and their interpretation.

             2.2.2            Core hole drilling and water well drilling.

             2.2.3 Labor, materials, supplies and services used in drilling Wells with the object of finding Petroleum or in drilling Appraisal Wells provided that if such Wells are completed as producing Wells, the costs of completion thereof shall be classified as Development Costs.

             2.2.4 Facilities used solely in support of the purposes described in Sections 2.2.1, 2.2.2 and 2.2.3 above, including access roads, all separately identified.

             2.2.5 Any Service Costs and General and Administrative Costs directly incurred on exploration activities and identifiable as such and a portion of the remaining Service Costs and General and Administrative Costs allocated to Exploration Operations determined by the proportionate share of total Contract Costs (excluding General and Administrative Costs and Service Costs) repre-sented by all other Exploration Costs.

             2.2.6 Geological and geophysical information purchased or acquired in connection with Exploration Operations.

                                      107

             2.2.7 Any other expenditure incurred in the search for Petroleum not covered under Sections 2.3 or 2.4.

2.3          DEVELOPMENT COSTS

             Development Costs are all direct and allocated indirect expenditures incurred with respect to the development of the Contract Area including expenditures incurred on account of:

             2.3.1 Drilling Development Wells, whether these Wells are dry or producing and drilling Wells for the injection of water or Gas to enhance recovery of Petroleum and Recompletion or working over of existing or service wells.

             2.3.2 Purchase, installation or construction of production, transport and storage facilities for production of Petroleum from a Field, such as pipelines, flow lines, production and treatment units, wellhead equipment, subsurface equipment, enhanced recovery systems, offshore and onshore platforms, export terminals and piers, harbours and related facilities and access roads for production activities.

             2.3.3 Engineering and design studies for facilities referred to in Section 2.3.2.

             2.3.4 Any Service Costs, joint Development Plans and General and Administrative Costs directly incurred in Development Operations and identifiable as such and a portion of the remaining Service Costs and General and Administrative Costs allocated to development activities, determined by the proportionate share of total Contract Costs (excluding General and Administrative Costs and Service Costs) repre-sented by all other Development Costs.

2.4          PRODUCTION COSTS

             2.4.1 Production Costs are expenditures incurred on Production Operations in respect of the Contract Area after the start of production from the Field (which are other than Exploration and Development Costs). The balance of General and Adminis-trative Costs and Service Costs not allocated to Exploration Costs or Development Costs shall be allocated to Production Costs.

             2.4.2 Production Costs shall include costs for completion of Exploration Wells by way of installation of casing or equipment or otherwise or for the purpose of bringing a Well into use as a producing Well or as a Well for the injection

                                      108

                              of water or Gas to enhance recovery of Petroleum and Recompletion or working over of existing or service wells.

2.5          SERVICE COSTS

             Service Costs are direct and indirect expenditures incurred in support of Petroleum Operations in the Contract Area, including expenditures on insurance, environmental protection, warehouses, piers, marine vessels, vehicles, motorized rolling equipment, aircraft, fire and security stations, workshops, water and sewerage plants, power plants, housing, community and recreational facilities and furniture and tools and equipment used in these activities. Service Costs in any Year shall include the costs incurred in such Year to purchase and/or construct the facilities as well as the annual costs of maintaining and operating the same, each to be identified separately. All Service Costs shall be regularly allocated as specified in Sections 2.2.5, 2.3.4 and 2.4 to Exploration Costs, Development Costs and Production Costs and shall be separately shown under each of these categories. Where Service Costs are made in respect of shared facilities, the basis of allocation of costs to Petroleum Operations hereunder shall be on the basis of gross expenditures.

2.6          GENERAL AND ADMINISTRATIVE COSTS

             General and Administrative Costs are expenditures incurred on general administration and management primarily and principally related to Petroleum Operations in or in connection with the Contract Area, and shall include:

             2.6.1 main office, field office and general administrative expenditures in India, including supervisory, accounting and employee relations services;

             2.6.2 an annual overhead charge for services rendered by the parent company or an Affiliate of the Operator outside India to support and manage Petroleum Operations under the Contract, and for staff advice and assistance including financial, legal, accounting and employee relations services, but excluding any remuneration for services charged separately under this Accounting Procedure calculated on the basis of one percent (1%) of expenditures.

             2.6.3 The expenditures used to calculate the monthly indirect charge shall not include the indirect charge (calculated either as a percentage of expenditures or as a minimum monthly charge), rentals on surface rights acquired and maintained for the joint account, guarantee deposits,

                                      109

                              concession acquisition costs, bonuses paid in accordance with the Contract, royalties, value added taxes and taxes paid under the Contract, settlement of claims, proceeds from the sale of assets (including division in kind) amounting to more than US$10,000 per transaction, and similar items mutually agreed upon by the parties.

                              Credits arising from any government subsidy payment and disposition of joint account property shall not be deducted from total expenditures in determining such charge.

             2.6.4 The indirect charges provided for in this Section may be amended periodically by mutual agreement between the Parties if, in practice, these charges are found to be insufficient or excessive.

                                      110

                                   SECTION 3
                  COSTS, EXPENSES, EXPENDITURES AND INCIDENTAL
                            INCOME OF THE CONTRACTOR

3.1          COSTS RECOVERABLE AND ALLOWABLE WITHOUT FURTHER APPROVAL OF
             THE GOVERNMENT.

             Costs incurred by the Contractor on Petroleum Operations pursuant to the Contract as classified under the headings referred to in
             Section 2 shall be allowable for the purposes of the Contract except to the extent provided in Section 3.2 or elsewhere in this Accounting Procedure, and subject to audit as provided for herein.

             3.1.1            Surface Rights

                              All direct costs necessary for the acquisition, renewal or relinquishment of surface rights acquired and maintained in force for the purposes of the Contract except as provided in Section
                              3.1.9. Why expected? How applicable?

             3.1.2            Labor and Associated Costs

                              (a) Costs of all Contractor's locally recruited employees who are directly engaged in the conduct of Petroleum Operations under the Contract in India. Such costs shall include the costs of employee benefits and Government benefits for employees and levies imposed on the Contractor as an employer, transportation and relocation costs within India of the employee and such members of the employee's family (limited to spouse and dependent children) as required by law or customary practice in India. If such employees are engaged in other activities in India, in addition to Petroleum Operations, the cost of such employees shall be apportioned on a time sheet basis according to sound and acceptable accounting principles.

                              (b)    Assigned Personnel

                                     Costs of salaries and wages, including
                                     bonuses, of the Contractor's employees
                                     directly and necessarily engaged in the
                                     conduct of the Petroleum Operations under the Contract, whether temporarily or permanently assigned, irrespective of the location of such employees, it being understood that in the case of those personnel only a portion of whose time is wholly dedicated to Petroleum Operations under the Contract, only that pro rata portion of applicable salaries, wages

                                      111

                                     and other costs, as specified in Sections
                                     3.1.2(c), (d), (e)and (f) shall be charged and the basis of such pro rata allocation shall be specified.

                              (c) Expenses or contributions made pursuant to assessments or obligations imposed under the laws of India which are applicable to the Contractor's cost of salaries and wages.

                              (d) The Contractor's cost of established plans for employees' group life insurance, hospitalization, pension, retirement and other benefit plans of a like nature customarily granted to the Contractor's employees provided, however, that such costs are in accordance with generally accepted standards in the international petroleum industry, applicable to salaries and wages chargeable to Petroleum Operations under Section 3.1.2(b) above.

                              (e) Personal Income taxes where and when they are paid by the Contractor to the Government of India for the employee, in accordance with the Contractor's standard personnel policies.

                              (f)    Reasonable transportation and travel
                                     expenses of employees of the Contractor, including those made for travel and relocation of the expatriate employees, including their dependent family and personal effects, assigned to India whose salaries and wages are chargeable to Petroleum Operations under Section 3.1.2(b). Actual transportation expenses of personnel transferred to Petroleum Operations from their country of origin and/or relocation to their country of origin shall be charged to the Petroleum Operations. Where such transfer or relocation is to or from a country other than the country of origin there shall be no reimbursement.

                              Transportation cost as used in this Section shall mean the cost of freight and passenger service and any accountable incidental expenditures related to transfer travel and authorized under Contractor's standard personnel policies. Contractor shall ensure that all expenditures related to transportation costs are equitably allocated to the activities which have benefited from the personnel concerned.

                                      112

             3.1.3            Transportation Costs

                              The reasonable cost of transportation of equipment, materials and supplies within India and from outside India to India necessary for the conduct of Petroleum Operations under the Contract, including, but not limited to, directly related costs such as unloading charges, dock fees and inland and ocean freight charges.

             3.1.4            Charges for Services

                              (a)    Third Party Contracts

                                     The actual costs of contract services,
                                     services of professional consultants,
                                     utilities and other services necessary for the conduct of Petroleum Operations under the Contract performed by third parties other than an Affiliate of the Contractor, provided that the transactions resulting in such costs are undertaken pursuant to
                                     Section 1.8 of this Accounting Procedure.

                              (b)    Affiliated Company Contracts

                                       (i)      Professional and Administrative
                                                Services and Expenses

                                                Cost of professional and
                                                administrative services provided
                                                by any Affiliate for the direct
                                                benefit of Petroleum Operations,
                                                including, but not limited to,
                                                services provided by the
                                                production, exploration, legal,
                                                financial, insurance, accounting
                                                and computer services divisions
                                                other than those covered by
                                                Section 3.1.4(b)(ii) which
                                                Contractor may use in lieu of
                                                having its own employees.
                                                Charges shall be equal to the
                                                actual cost of providing their
                                                services, shall not include any
                                                element of profit and shall not
                                                be any higher than the most
                                                favorable prices charged by the
                                                Affiliate to third parties for
                                                comparable services under
                                                similar terms and conditions
                                                elsewhere and will be fair and
                                                reasonable in the light of
                                                prevailing international
                                                petroleum industry practice and
                                                experience.

                                      113

                                       (ii)     Scientific or Technical
                                                Personnel

                                                Cost of scientific or technical
                                                personnel services provided by
                                                any Affiliate of Contractor for
                                                the direct benefit of Petroleum
                                                Operations, which cost shall be
                                                charged on a cost of service
                                                basis. Charges therefor shall
                                                not exceed charges for
                                                comparable services currently
                                                provided by outside technical
                                                service organizations of
                                                comparable qualifications.
                                                Unless the work to be done by
                                                such personnel is covered by an
                                                approved Work Programme and
                                                Budget, Operator shall not
                                                authorize work by such personnel
                                                without approval of the
                                                Management Committee.

                              (c) Equipment, facilities and property owned and furnished by the Contractor's Affiliates, at rates commensurate with the cost of ownership and operation provided, however, that such rates shall not exceed those currently prevailing for the supply of like equipment, facilities and property on comparable terms in the area where the Petroleum Operations are being conducted. The equipment and facilities referred to herein shall exclude major investment items such as (but not limited to) drilling rigs, producing platforms, oil treating facilities, oil and gas loading and transportation systems, storage and terminal facilities and other major facilities, rates for which shall be subject to separate agreement with the Government.

             3.1.5            Communications

                              Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems including satellite, radio and microwave facilities between the Contract Area and the Contractor's base facility, offices, helicopter bases, port and railway yards.

             3.1.6            Office, Shore Bases and Miscellaneous Facilities

                              Net cost to Contractor of establishing,
                              maintaining and operating any office, sub-office, shore base facility, warehouse, housing or other facility directly serving the Petroleum Operations. If any such facility services contract

                                      114

                              areas other than the Contract Area, or any business other than Petroleum Operations, the net costs thereof shall be allocated on an equitable and consistent basis.

             3.1.7            Environmental Studies and Protection

                              Costs incurred in conducting the environmental impact studies for the Contract Area, and in taking environmental protection measures pursuant to the terms of the Contract.

             3.1.8            Materials and Equipment

                              (a)    General

                                     So far as is practicable and consistent
                                     with efficient and economical operation, only such material shall be purchased or furnished by the Contractor for use in the Petroleum Operations as may be required for use in the reasonably foreseeable future and the accumulation of surplus stocks shall be avoided to the extent possible. Material and equipment held in inventory shall only be charged to the accounts when such material is removed from inventory and used in Petroleum Operations. Contractor shall be allowed to recover interest at the LIBOR rate plus one percent (1%) for reasonable inventories it carries. Costs shall be charged to the accounting records and books based on the average cost method.

                              (b)    Warranty

                                     In the case of defective material or
                                     equipment, any adjustment received by the Contractor from the suppliers or manufacturers or their agents in respect of any warranty on material or equipment shall be credited to the accounts under the Contract.

                              (c) Value of Materials Charged to the Accounts Under the Contract.

                                       (i)      Except as otherwise provided in
                                                subparagraph (b), materials
                                                purchased by the Contractor and
                                                used in the Petroleum Operations
                                                shall be valued to include
                                                invoice price less trade and
                                                cash discounts, if any, purchase
                                                and procurement fees plus
                                                freight and forwarding charges
                                                between point of
                                      115

                                                supply and point of shipment,
                                                freight to port of destination,
                                                insurance, taxes, customs
                                                duties, consular fees, other
                                                items chargeable against
                                                imported material and, where
                                                applicable , handling and
                                                transportation costs from point
                                                of importation to or from
                                                warehouse or operating site, and
                                                these costs shall not exceed
                                                those currently prevailing in
                                                normal arms length transactions
                                                on the open market.

                                     (ii)     Material purchased from or sold to
                                              Affiliates or transferred to or
                                              from activities of the Contractor
                                              other than Petroleum Operations
                                              under the Contract:

                                       (aa)     new material (hereinafter
                                                referred to as condition A)
                                                shall be valued at the current
                                                international price which shall
                                                not exceed the price prevailing
                                                in normal arms length transac-
                                                tions on the open market;

                                       (bb)     used material which is in sound
                                                and serviceable condition and is
                                                suitable for reuse without
                                                reconditioning (hereinafter
                                                referred to as condition B)
                                                shall be priced at not more than
                                                seventy-five percent (75%) of
                                                the current price of the above
                                                mentioned new materials;

                                       (cc)     used material which cannot be
                                                classified as condition B, but
                                                which, after reconditioning,
                                                will be further serviceable for
                                                original function as good
                                                second-hand condition B material
                                                or is serviceable for original
                                                function, but substantially not
                                                suitable for reconditioning
                                                (hereinafter referred to as
                                                condition C) shall be priced at
                                                not more than fifty per cent
                                                (50%) of the current price of
                                                the new material referred to
                                                above as condition A.

                              The cost of reconditioning shall be charged to the reconditioned material, provided that the condition C material value plus the cost of

                                      116

                              reconditioning does not exceed the value of condition B material.

                              Material which cannot be classified as condition B or condition C shall be priced at a value commensurate with its use.

                              Material involving erection expenditure shall be charged at the applicable condition percentage (referred to above) of the current knocked-down price of new material referred to above as condition A.

                              When the use of material is temporary and its service to the Petroleum Operations does not justify the reduction in price in relation to materials referred to above as conditions B and C, such material shall be priced on a basis that will result in a net charge to the accounts under the Contract consistent with the value of the service rendered.

             3.1.9            Duties, Fees and Other Charges

                              Any duties, levies, fees, charges and any other assessments levied by any governmental or taxing authority in connection with the Contractor's activities under the Contract and paid directly by the Contractor except corporate income tax payable by the constituents of the Contractor. If Operator or its Affiliate is subject to income or withholding tax as a result of service performed at cost for Petroleum Operations under the Agreement, its charges for such services may be increased by the amount of such taxes incurred ("grossed up"), provided such charges have not been otherwise recovered or a tax credit received.

             3.1.10           Insurance and Losses

                              Insurance premia and costs incurred for insurance required by law or pursuant to Article 24 of the Contract, provided that such insurance is customary, affords prudent protection against risk and is at a premium no higher than that charged on a competitive basis by insurance companies which are not Affiliates. Actual costs and losses incurred shall be allowable to the extent not made good by insurance. Such costs may include, but are not limited to, repair and replacement of property resulting from damages or losses incurred by fire, flood, storm, theft, accident or such other cause.


                                      117

             3.1.11           Legal Expenses

                              All reasonable costs and expenses resulting from the handling, investigating, asserting, defending, or settling of any claim or legal action necessary or expedient for the procuring, perfecting, retention and protection of the Contract Area and in defending or prosecuting lawsuits involving the Contract Area or any third party claim arising out of Petroleum Operations under the Contract, or sums paid in respect of legal services necessary for the protection of the joint interest of Government and the Contractor, shall be allowable. Such expenditures shall include attorney's fees, court costs, costs of investigation and procurement of evidence and amounts paid in settlement or satisfaction of any such litigation and claims provided such costs are not covered elsewhere in the Accounting Procedure. Where legal services are rendered in such matters by salaried or regularly retained lawyers of the Contractor or an Affiliate, such compensation shall be included instead under Sections 3.1.2 or 3.1.4(b)(i) above as applicable.

             3.1.12           Training Costs

                              All costs and expenses incurred by the Contractor in training as is required under Article 22 of the Contract.

             3.1.13           General and Administrative Costs

                              The costs described in Section 2.6.1 and the
                   charge described in Section 2.6.2 of this
                             Accounting Procedure.

3.2          COSTS NOT RECOVERABLE AND NOT ALLOWABLE UNDER THE CONTRACT

             The following costs and expenses shall not be recoverable or allowable (whether directly as such or indirectly as part of any other charges or expenses) for cost recovery and production sharing purposes under the Contract:

                (i) costs and charges incurred before the Effective Date including costs in respect of preparation, signature or ratification of this Contract except as otherwise provided in Article 13.1;

               (ii) expenditures in respect of any financial transaction to negotiate, float or otherwise obtain or secure funds for Petroleum Operations including, but not limited to, interest, commission, brokerage and fees related to such

                                      118

                              transactions, and exchange losses on loans or other financing;

              (iii) costs of marketing or transportation of Petroleum beyond the Delivery Point;

               (iv) expenditures incurred in obtaining, furnishing and maintaining the guarantees required under the Contract and any other amounts spent on indemnities with regard to non-fulfillment of contractual obligations;

                (v) attorney's fees and other costs and charges in connection with arbitration proceedings and sole expert determination pursuant to the Contract;

               (vi) fines and penalties imposed by courts of law of the Republic of India;

              (vii)           donations and contributions;

             (viii) expenditures for the creation of any partnership or joint venture arrangement;

               (ix) amounts paid with respect to non-fulfillment of contractual obligations;

                (x) costs incurred as a result of failure to insure where insurance is required pursuant to the Contract;

               (xi) costs and expenditures incurred as a result of wilful misconduct or gross negligence of the Contractor's supervisory personnel;

              (xii)           payments pursuant to Article 16 of the Contract.

3.3          OTHER COSTS RECOVERABLE AND ALLOWABLE.

             Any other costs and expenditures not included in Section 3.1 or 3.2 of this Accounting Procedure but which have been incurred by the Contractor for the necessary and proper conduct of Petroleum Operations pursuant to an approved Work Programme and Budget.

3.4          INCIDENTAL INCOME AND CREDITS

             All incidental income and proceeds received from Petroleum Operations under the Contract, including but not limited to the items listed below, shall be credited to the accounts under the Contract and shall be taken into account for cost recovery, production sharing and participation purposes in the manner described in Articles 13 and 14 of the Contract:

               (i)            The proceeds of any insurance or claim or

                                      119

                              judicial awards in connection with Petroleum
                              Operations under the Contract or any assets charged to the accounts under the Contract where such operations or assets have been insured and the premia charged to the accounts under the Contract;

              (ii) Revenue received from third parties for the use of property or assets, the cost of which has been charged to the accounts under the Contract;

             (iii) Any adjustment received by the Contractor from the suppliers/manufacturers or their agents in connection with defective material, the cost of which was previously charged by the Contractor to the accounts under the Contract;

              (iv) Rentals, refunds or other credits received by the Contractor which apply to any charge which has been made to the accounts under the Contract;

               (v) Prices originally charged to the accounts under the Contract for materials subsequently exported from the Republic of India without being used in Petroleum Operations under the Contract;

              (vi) Proceeds from the sale or exchange by the Contractor of plant or facilities from a Field, the acquisition costs of which have been charged to the accounts under the Contract for the relevant Field;

             (vii)            Legal costs charged to the accounts under Section
                              3.1.11 of this Accounting Procedure and
                              subsequently recovered by the Contractor.

3.5          NON-DUPLICATION OF CHARGES AND CREDITS

             Notwithstanding any provision to the contrary in this Accounting Procedure, it is the intention that there shall be no duplication of charges or credits to the accounts under the Contract.

                                      120

                                   SECTION 4
                       RECORDS AND INVENTORIES OF ASSETS

4.1          RECORDS

             4.1.1 The Contractor shall keep and maintain detailed records of property and assets in use for or in connection with Petroleum Operations under the Contract in accordance with normal practices in exploration and production activities of the international petroleum industry. Such records shall include information on quantities, location and condition of such property and assets, and whether such property or assets are leased or owned.

             4.1.2 The Contractor shall furnish annually particulars to the Government, by notice in writing as provided in the Contract, of all major assets acquired by the Contractor to be used for or in connection with Petroleum Operations.
4.2          INVENTORIES

             4.2.1            The Contractor shall:

                              (a)    not less than once every twelve (12)
                                     Calendar Months with respect to movable
                                     assets take an inventory of the
                                     controllable assets used for or in
                                     connection with Petroleum Operations in
                                     terms of the Contract and address and
                                     deliver such inventory to the Government with a statement of the principles upon which valuation of the assets mentioned in such inventory has been based. Controllable assets means those assets the Operator shall submit to detailed record keeping.

                              (b) not less than once every three (3) years with respect to immovable assets, take an inventory of the assets used for or in connection with Petroleum Operations in terms of the Contract and address and deliver such inventory to the Government together with a written statement of the principles upon which valuation of the assets mentioned in such inventory has been based. Immovable assets means those assets which are placed in service and have an original cost in excess of Fifty Thousand United States Dollars (US$50,000).

             4.2.2 The Contractor shall give the Government at least thirty (30) days notice in writing in the manner provided for in the Contract of its intention to take the inventory referred to in Section 4.2.1

                                      121

                              and the Government shall have the right to be represented when such inventory is taken.

             4.2.3 When an assignment of rights under the Contract takes place, a special inventory shall be taken by the Contractor at the request of the assignee provided that the cost of such inventory is borne by the assignee and paid to the Contractor.

             4.2.4 In order to give effect to Article 27 of the Contract, the Contractor shall provide the Government with a comprehensive list of all relevant assets when requested by the Government to do so.

                                      122

                                   SECTION 5
              PRODUCTION STATEMENT AND ROYALTY AND CESS STATEMENT

5.1 From the date of first production, after the Effective Date, of Petroleum from the Contract Area, the Contractor shall submit a Production Statement for each Calendar Month to Government showing the following information separately for each producing field and in aggregate for the Contract Area:

             5.1.1            The quantity of Crude Oil produced and saved.

             5.1.2 The quality and characteristics of such Crude Oil produced and saved.

             5.1.3 The quantity of Associated Natural Gas and Non Associated Natural Gas produced and saved.

             5.1.4 The quality, characteristics and composition of such Natural Gas produced and saved.

             5.1.5 The quantities of Crude Oil and Natural Gas used for the purposes of carrying on drilling and Production Operations and pumping to field storage, as well as quantities reinjected.

             5.1.6 The quantities of Crude Oil and Natural Gas unavoidably lost.

             5.1.7            The quantities of Natural Gas flared and vented.

             5.1.8 The size of Petroleum stocks held on the first day of the Calendar Month in question.

             5.1.9 The size of Petroleum stocks held on the last day of the Calendar Month in question.

             5.1.10 The quantities of Natural Gas reinjected into the Petroleum Reservoir.

             5.1.11 The number of days in the Calendar Month during which Petroleum was produced from each Field.

             5.1.12 The Gas/Oil ratio for each Field for the relevant Calendar Month.

             5.1.13 The water/Oil ratio for each Field for the relevant Calendar Month, if available.

5.2 All quantities shown in this Statement shall be expressed in both volumetric terms (barrels of oil and cubic metres of gas) and in weight (metric tonnes).

5.3 The Government may direct in writing that the Contractor include other particulars relating to the production of Petroleum in its Production Statement, and the Contractor

                                      123


             shall to the extent possible comply with such direction.

5.4 The Production Statement for each Calendar Month shall be submitted to Government no later than ten (10) days after the end of such Calendar Month for Oil and the immediately succeeding Calendar Month for Gas.

5.5 The Contractor shall, for the purposes of Article 15, submit a statement to Government providing the calculation of the amount of royalty and cess, separately, paid with respect to each Calendar Month for each producing Field and in aggregate for the Contract Area. The statement shall show the following information:

             5.5.1 The quantity of Crude Oil and Condensate produced and saved.

             5.5.2            The quantity of ANG and NANG produced and saved.

             5.5.3 The amount of royalty and cess, separately, paid on Crude Oil and Condensate produced, saved and sold and the particulars of the calculation thereof.

             5.5.4 The amount of royalty paid on ANG and NANG and the particulars of the calculation thereof.

5.6 The Royalty and Cess Statement for each Calendar Month shall be submitted to Government no later than twenty-one (21) days after the end of such Calendar Month for Oil and the most recently available Calendar Month for Gas.

                                      124

                                   SECTION 6
                   VALUE OF PRODUCTION AND PRICING STATEMENT

6.1 The Contractor shall prepare a Statement providing calculations of the value of Crude Oil produced and saved during each Calendar Month. This Statement shall contain the following information:

             6.1.1 The quantities, prices and receipts realized by the Contractor as a result of sales of Crude Oil to third parties (with any sales to Government being separately identified) made during the Calendar Month in question.

             6.1.2 The quantities, prices and receipts realized therefor by the Contractor as a result of sales of Crude Oil made during the Calendar Month in question, other than to third parties.

             6.1.3 The quantities of Crude Oil appropriated by the Contractor to refining or other processing without otherwise being disposed of in the form of Crude Oil.

             6.1.4 The value of stocks of Crude Oil on the first day of the Calendar Month in question.

             6.1.5 The value of stocks of Crude Oil on the last day of the Calendar Month in question.

             6.1.6 The percentage volume of total sales of Crude Oil made by the Contractor during the Calendar Month that are Arms Length Sales to third parties.

             6.1.7 Information available to the Contractor, in so far as required for the purposes of Article 19 of the Contract, concerning the prices of competitive crude oils produced by the main petroleum producing and exporting countries including contract prices, discounts and premia, and prices obtained on the spot markets.

6.2 The Contractor shall prepare a statement providing calculations of the value of ANG and NANG produced and sold during each Calendar Month for the most recently available Calendar Month. This Statement shall contain all information of the type specified in
             Section 6.1 for Crude Oil as is applicable to Gas and such other relevant information as may be required by the Government.

6.3 The Statements required pursuant to Sections 6.1 and 6.2 shall include a detailed breakdown of the calculation of the prices of Crude Oil, Associated Natural Gas and Non
             Associated Natural Gas.
                                      125

6.4 The Value of Production and Pricing Statement for each Calendar Month shall be submitted to Government not later than twenty-one
             (21) days after the end of such Calendar Month for Oil and the most recently available Calendar Month for Gas.

                                      126

                                   SECTION 7
                 STATEMENT OF COSTS, EXPENDITURES AND RECEIPTS

7.1 The Contractor shall prepare with respect to each Calendar Quarter a Statement of Costs, Expenditures and Receipts under the Contract. The statement shall distinguish between Exploration costs, Development Costs and Production Costs and shall separately identify all significant items of costs and expenditure as itemized in Section 3 of this Accounting Procedure within these categories. The statement of receipts shall distinguish between income from the sale of Petroleum and incidental income of the sort itemized in
             Section 3.4 of this Accounting Procedure. If the Government is not satisfied with the categories, it shall be entitled to request a more detailed breakdown. The Statement shall show the following:

             7.1.1 Actual costs, expenditures and receipts for the Calendar Quarter in question.

             7.1.2 Cumulative costs, expenditures and receipts for the Year in question.

             7.1.3 Latest forecast of cumulative costs, expenditures and receipts at the Year end.

             7.1.4 Variations between budget forecast and latest forecast and explanations thereof.

7.2 The Statement of Costs, Expenditure and Receipts of each Calendar Quarter shall be submitted to Government not later than sixty (60) days after the end of such Calendar Quarter.

                                      127

                                   SECTION 8
                            COST RECOVERY STATEMENT

8.1 The Contractor shall prepare with respect to each Calendar Quarter a Cost Recovery Statement containing the following information:

             8.1.1 Unrecovered Contract Costs carried forward from the previous Calendar Quarter, if any.

             8.1.2 Contract costs for the Calendar Quarter in question.

             8.1.3 Total Contract Costs for the Calendar Quarter in question (Section 8.1.1 plus Section 8.1.2).

             8.1.4 Quantity and value of Cost Petroleum taken and disposed of by the Contractor for the Calendar Quarter in question.

             8.1.5 Contract Costs recovered during the Calendar Quarter in question.

             8.1.6 Total cumulative amount of Contract Costs recovered up to the end of the Calendar Quarter in question.

             8.1.7 Amount of Contract Costs to be carried forward into the next Calendar Quarter.

8.2          Where necessary and possible, the information to be provided under
             Section 8.1 shall be identified separately Field by Field and also separately for Crude Oil, Associated Natural Gas and Non Associated Natural Gas.

8.3 The cost recovery information required pursuant to Subsection 8.1 above shall be presented in sufficient detail so as to enable Government to identify how the cost of assets are being recovered.

8.4 The Cost Recovery Statement for each Calendar Quarter shall be submitted to Government not later than sixty (60) days after the end of such Calendar Quarter.

                                      128

                                   SECTION 9
                          PRODUCTION SHARING STATEMENT

9.1 The Contractor shall prepare with respect to each Calendar Quarter a Production Sharing Statement containing the following information:

             9.1.1 The calculation of the applicable net cash flows as defined in Appendix D for the Calendar Quarter in question.

             9.1.2 The Investment Multiple applicable in the Calendar Quarter in question.

             9.1.3 Based on Section 9.1.2 and Article 14, the appropriate percentages of Profit Petroleum, if any, for the Government and Contractor in the Calendar Quarter in question.

             9.1.4 The total amount of Profit Petroleum, if any, to be shared between the Government and Contractor in the Calendar Quarter in question.

             9.1.5 Based on Sections 9.1.3 and 9.1.4, the amount of Profit Petroleum due to the Government and Contractor as well as to each constituent of the Contractor in the Calendar Quarter in question.

             9.1.6 The actual amounts of Petroleum taken by the Government and Contractor as well as by each constituent of the Contractor during the Calendar Quarter in question to satisfy their entitlement pursuant to Section 9.1.5.

             9.1.7 Adjustments to be made, if any, in future Calendar Quarters in the respective amounts of Profit Petroleum due to the Government and Contractor as well as to each constituent of the Contractor on account of any differences between the amounts specified in Sections 9.1.5 and 9.1.6, as well as any cumulative adjustments outstanding from previous Calendar Quarters.

9.2 Where necessary and if possible, the information to be provided under Section 9.1 shall be identified separately for each Field and also separately for Crude Oil as distinct from Natural Gas.

9.3 The Production Sharing Statement shall be submitted to Government not later than sixty (60) days after the end of such Calendar Quarter.
                                      129

                                   SECTION 10
                        END OF FINANCIAL YEAR STATEMENT

10.1         The Contractor shall prepare a definitive End of Year Statement.
             The statement shall contain aggregated information in the same format as required in the Production Statement and Royalty and Cess Statement, Value of Production and Pricing Statement, Statement of Costs, Expenditure & Receipts, Cost Recovery Statement and Production Sharing Statement, but shall be based on actual quantities of Petroleum produced, income received and costs and expenditures incurred. Based upon this Statement, any adjustments that are necessary shall be made to the transactions concerned under the Contract.

10.2 The End of Year Statement for each year shall be submitted to Government within ninety (90) days of the end of such Year.

                                   SECTION 11
                                BUDGET STATEMENT

11.1 The Contractor shall prepare a Budget Statement for each Year. This statement shall distinguish between budgeted Exploration Costs, Development Costs and Production Costs and shall show the following:

             11.1.1 Forecast costs, expenditures and receipts for the Year in question.

             11.1.2 A schedule showing the most important individual items of total costs, expenditures and receipts for the Year.

11.2 The Budget Statement shall be submitted to Government with respect to each Year not less than ninety (90) days before the start of the Year provided that in the case of the Year in which the Effective Date falls, the Budget Statement shall be submitted within ninety
             (90) days of the Effective Date.

                                   APPENDIX D
                               CALCULATION OF THE
              INVESTMENT MULTIPLE FOR PRODUCTION SHARING PURPOSES

1. In accordance with the provisions of Article 14, the share of the Government and the Contractor respectively of Profit Petroleum from the Contract Area in any Financial Year shall be determined by the Investment Multiple earned by the Companies from the Contract Area at the end of the preceding Financial Year. These measures of profitability shall be calculated on the basis of the appropriate net cash flows as specified in this Appendix D.

INVESTMENT MULTIPLE

2. The "Net Cash Income" of the Companies from the Contract Area in any particular Financial Year is the aggregate value for the year of the following:

               (i) Cost Petroleum entitlement of the Companies as provided in Article 13;

                      PLUS

              (ii) Profit Petroleum entitlement of the Companies as provided in Article 14;

                      PLUS

             (iii) incidental income of the Companies of the type specified in Section 3.4 of the Accounting Procedure arising from Petroleum Operations and apportioned to the Contract Area;

                      LESS

              (iv) the Companies' share of all Production Costs and royalty/cess payments incurred on or in the Contract Area;

                      LESS

               (v) the notional income tax, determined in accordance with paragraph 7 of this Appendix, payable by the Companies on profits and gains from the Contract Area.

3. The "Investment" made by the Companies in the Contract Area in any particular Financial Year is the aggregate value for the year of:

               (i) Exploration Costs incurred by the Companies in the Contract Area and apportioned to the Contract Area in the same proportion that said Costs were recovered pursuant to Articles 13.2 and 13.3.

                      PLUS

              (ii) Development Costs incurred by the Companies in the Contract Area.

4. For the purposes of the calculation of the Investment Multiple, Costs or expenditures which are not allowable as provided in the Accounting Procedure shall be excluded from Contract Costs and be disregarded.

5. The Investment Multiple ratio earned by the Companies as at the end of any Financial Year from the Contract Area shall be calculated by dividing the aggregate value of the addition of each of the annual Net Cash Incomes (accumulated, without interest, up to and including that Financial Year starting from the Financial Year in which Production Costs were first incurred or production first arose after the Effective Date on or in the Contract Area) by the aggregate value of the addition of each of the annual Investments (accumulated, without interest, up to and including that Financial Year starting from the Financial Year in which Exploration and Developments Costs were first incurred).

6. Profit Petroleum from the Contract Area in any Financial Year shall be shared between the Government and the Contractor in accordance with the value of the Investment Multiple earned by the Companies as at the end of the previous Financial Year pursuant to Articles 14.2, 14.3 and 14.4.

GENERAL

7. In determining the amount of notional income tax to be deducted in the applicable cash flows specified in paragraph 2 of this Appendix, a notional income tax liability in respect of the Contract Area shall be determined for each Company, as if the conduct of Petroleum Operations by the Company in the Contract Area constituted the sole business of the Company and as if the provisions of the Income Tax Act, 1961, with respect to the computation of income tax at a fifty percent (50%) rate applicable to Petroleum Operations on the basis of the income and deductions provided for in Article 15 of this Contract were accordingly applicable separately to the Contract Area, disregarding any income, allowances, deductions, losses or set-off of losses from any other Contract Area or business of the Company.

8.           Sample Calculation is attached in Appendix "D-1".

                                 APPENDIX "D-1"

               INVESTMENT MULTIPLE CALCULATION - EXAMPLE PROBLEM

The following example is intended to demonstrate the calculation and impact of the Investment Multiple. The figures shown would be for the Companies and are fictitious in this example for demonstration purposes. The investment multiple is calculated individually for the Companies.

RIL OR EOGIL
Investment Multiple at beginning of                   1.96
                  Financial Year 11
Profit Oil Shares at beginning of                    24.00%
                  Financial Year 11
 US$ MILLIONS
A Cumulative Net Cash Income at                     100.00
                  beginning of Financial Year 11
    + Cost Petroleum in Financial Year 11            10.00
    + Profit Petroleum in Financial Year 11           1.00
    + Incidental Income in Financial Year 11          .00
    - Production Costs in Financial Year 11           .60
    - Oil Royalty and Cess in Financial Year 11       1.57
    - Gas Royalty in Financial Year 11                0.41
    - Notional Income Tax in Financial Year 11        2.00
B   = Cumulative Net Cash Income at end of          106.42
                  Financial Year 11

C     Cumulative Investment at beginning of          51.00
                  Financial Year 11
    + Exploration Costs in Financial Year 11          0.30
    + Development Costs in Financial Year 11          1.50
    + Service Costs in Financial Year 11              0.00
D   = Cumulative Investment at end of                52.80
                  Financial Year 11

Investment Multiple at beginning of                   2.02
                  Financial Year 12 = (B / D)

Profit Oil Shares at beginning of                    18.00%
                  Financial Year 12

Since the Investment Multiple is calculated to be greater than 2.0 at the beginning of Financial Year 12, the Profit Petroleum share to be received by RIL or EOGIL falls from 24% to 18% at the inception of Financial Year 12.

In the event that the Investment Multiple were found to exceed 2.0 during the financial close of Financial Year 11, the Contractor may have received excess Profit Petroleum during the first sixty (60) days of Financial Year 12. In this case, the quantity of excess
Profit Petroleum will be calculated and the accounts will be settled by adjustment to entitlements within sixty (60) days of the following year (year twelve).

                                   APPENDIX E
                  FORM OF FINANCIAL AND PERFORMANCE GUARANTEE

            (to be furnished pursuant to Article 29 of the Contract)

WHEREAS ENRON EXPLORATION COMPANY, a Company duly organized and existing under the laws of Delaware, U.S.A., having its registered office at 1400 Smith Street, Houston, Texas, U.S.A., (hereinafter referred to as "the Guarantor" which expression shall include its successors and assigns) is the indirect owner of 100% of the capital stock of ENRON OIL & GAS INDIA LIMITED ("Company") and direct owner of its parent company; and

WHEREAS Company is signatory to a Production Sharing Contract of even date of this guarantee in respect of an Offshore area identified as Panna and Mukta Blocks (hereinafter referred to as "the Contract") made between the Government of India (hereinafter referred to as "the Government"), Company, RELIANCE INDUSTRIES LIMITED and OIL & NATURAL GAS CORPORATION LIMITED (hereinafter referred to as "Contractor" which expression shall include its successors and permitted assigns); and

WHEREAS the Guarantor wishes to guarantee the performance of Company or its Affiliate Assignee under the Contract as required by the terms of the Contract;

NOW, THEREFORE, this Deed hereby provides as follows:

1. The Guarantor hereby unconditionally and irrevocably guarantees to the Government that it will make available, or cause to be made available, to Company or any other directly or indirectly owned Affiliate of Company to which any part or all of Company's rights or interest under the Contract may subsequently be assigned ('Affiliate Assignee'), to ensure that Company or any Affiliate Assignee can carry out its work commitment as set forth in the Contract.

2. The Guarantor further unconditionally and irrevocably guarantees to the Government reasonable compliance by Company or any Affiliate Assignee, of any obligations of Company or any Affiliate Assignee under the Contract.

3. The Guarantor hereby undertakes to the Government that if Company, or any Affiliate Assignee, shall, in any respect, fail to perform its work commitments under the Contract or commit any material breach of such obligations, then the Guarantor shall fulfill or cause to be fulfilled the obligations in place of Company or any Affiliate Assignee, and will indemnify the Government against all actual losses, damages, costs, expenses, or otherwise which may result directly from such failure to perform or breach on the part of Company. In no event shall Guarantor be liable for any special consequential, indirect, incidental or punitive damages of any kind or character, including, but not limited to, loss of profits or revenues, loss of product or loss of use arising out of or related to a material breach by Company of its obligations under the Contract.

4. This guarantee shall take effect from the Effective Date and shall remain in full force and effect for the duration of the Contract and thereafter until no sum remains payable by Company, or its Affiliate Assignee, under the Contract or as a result of any decision or award made by any expert or arbitration tribunal thereunder.

5. This guarantee shall not be affected by any change in the Articles of Association and by-laws of Company or the Guarantor or in any instrument establishing the Licensee.

6.      The liabilities of the Guarantor shall not be discharged or affected by
        (a) any time indulgence, waiver or consent given to Company; (b) any amendment to the Contract or to any security or other guarantee or indemnity to which Company has agreed; (c) the enforcement or waiver of any terms of the Contract or of any security, other guarantee or indemnity; or (d) the dissolution, amalgamation, reconstruction or reorganization of Company.

7. This guarantee shall be governed by and construed in accordance with the laws of India.

        IN WITNESS WHEREOF the Guarantor, through its duly authorized representatives, has caused its seal to be duly affixed hereto and this guarantee to be duly executed the _____________ day of _________ 1994.

The seal of ___________ was hereto duly affixed by ___________this_____ day of ________ 1994 in accordance with its by-laws and this guarantee was duly signed by ________________ and ______________________
as required by the said by-laws.



- ------------------------                            --------------------
       Secretary                                        Vice President


Witness:


- -----------------------

                                   APPENDIX F
                                   EQUIPMENT

The development plan, illustrated in Figure G-1 is based on the assumption that ONGC has provided at the Effective Date, as represented in data and information heretofore provided by ONGC, certain structures and facilities. All Equipment specified below, including that not yet installed, shall be provided at ONGC's cost and risk.

The following facilities have been installed and placed into service by ONGC as of 1st August, 1993:

        -         1 well platform PA
        -         8 wells (PA-1, PA-2, PA-3, PA-4, PA-5, PA-6, PA-7, PA-8)
        - Early Production System ("EPS") jack-up rig SAGAR LAXMI, including production systems and all fixtures and appurtenances
        -         Tanker loading system, loading buoy and appurtenances
        - PB, PD, PE (jackets only) installed; well fluid line connecting each to EPS
        - 23 development wells drilled in PB, PD, PE
        - MA well platform
        - 8 development wells drilled in MA
        - 14" well fluid pipeline connects MA to Panna EPS
        - Interconnecting Flowlines and Pipelines

The following facilities were assumed by the Companies to be installed and commissioned by ONGC prior to the Effective Date and Companies' estimate of project cost does not include the following (ONGC's schedule for installation as represented to Companies is also shown):

        PB Deck and Facilities - Fourth Quarter 1993
        PD Deck and Facilities - First Quarter 1994
        PE Deck and Facilities - Second Quarter 1994
        MA Deck and Facilities - First Quarter 1994

                                   APPENDIX G
               DEVELOPMENT COMMITMENT SPECIFIED BY THE COMPANIES

The development plan, illustrated in Figure G-1 is based on the assumption that ONGC has provided at the Effective Date, as represented in data and information heretofore provided by ONGC, certain structures and facilities. The development of the Fields is proposed to be completed by Contractor through its activities under this Contract. The following describes what facilities, platforms and wells are provided by ONGC prior to the Effective Date.

The following facilities have been installed and placed into service by ONGC:

        -         1 well platform PA
        - 8 wells (PA-1, PA-2, PA-3, PA-4, PA-5, PA-6, PA-7, PA-8)
        - Early Production System, "EPS" (jack-up)
        - Tanker loading system (via SBM)
        - PB, PD, PE (jackets only) installed; well fluid line connecting each to EPS
        - 23 development wells drilled in PB, PD, PE
        - MA well platform
        - 8 development wells drilled in MA - 14" well fluid pipeline connects MA to Panna EPS

The following facilities were assumed by the Companies to be installed and commissioned by ONGC prior to the Effective Date and Companies' estimate of project cost does not include the following (ONGC's schedule for installation as represented to Companies is also shown):

        PB Deck and Facilities - Fourth Quarter 1993
        PD Deck and Facilities - First Quarter 1994
        PE Deck and Facilities - Second Quarter 1994
        MA Deck and Facilities - First Quarter 1994
        Drill two horizontal wells from PD - Second half 1993
        Drill two horizontal wells from PE - Second half 1993
        Complete two horizontal wells from PE - Second half 1993

The following work, intended to complete the development plan contemplated, is included in Companies plan and only these facilities and wells are subject to the Cost Recovery Limit as defined in Article 13:

        Panna
        -         Drill two horizontal wells from PD
        - Drill two horizontal sections in two suspended wells on PE and complete same
        -         Fabricate and install PC and PF jackets
        - Fabricate (or refurbish) and install PC and PF deck packages
        -         Drill nine horizontal wells from PC
        -         Drill nine horizontal wells from PF
        -         Fabricate and install PPA and PQ

        -         Lay necessary well fluid, gaslift and free gas lines
        - Lay sour gas export line from PPA to proposed ONGC 42" pipeline
        -         Acquire 850 km of 2-D seismic data
        -         Drill two exploratory wells
        -         Geophysical, geological and engineering studies

        Mukta
        -         Fabricate and install MB jacket
        -         Fabricate (or refurbish) and install MB deck package
        -         Drill six directional wells from MB
        -         Lay MB-MA well fluid line
        -         Lay PPA-MA-MB gaslift line
        -         Drill two exploratory wells
        -         Geophysical, geological and engineering studies
        - Reprocess and interpret the 1988-89 3-D survey and usable data from the 1991 SBS 2- D survey

Annex G-1 shows Companies' development concept based on an assumed project start date of 1st July, 1993.

                                   APPENDIX G

                                  ANNEXURE G-1
      TECHNICAL INFORMATION

      The following analysis is based on information presented by GOI which has not been independently verified. Hence, the information given here is without warranty, although we believe it to be accurate. We have accounted for relevant technical details provided in the Docket and Data Package. These technical data are subject to different interpretations and may not necessarily lead to unique results.

VIIA  TECHNICAL INFORMATION FOR PANNA FIELD
(a,b,c)

      1.    LOCATION

      The 430 square kilometers Panna block is located in the Offshore Bombay basin of India about 50 km east of the giant Bombay High field. Panna field is a large culmination that occurs where the west-plunging axis of the Heera-Bassein structural block intersects the western flank of the fault-bound north-south trending Central Graben (FIGURE VIIA-1).

      2.    STRATIGRAPHY

      Commercial hydrocarbons are trapped in porous and permeable shoal carbonate reservoirs of the Bassein B zone (Middle Eocene) and A zone (Early Oligocene). The B zone consists of over 300 meters of porous algal and fusillinid packstones and grainstones. It is the primary oil reservoir in Panna with up to 27 meters of oil column and 25 meters of gas. The B zone overlies shales and thin sandstones of the Early Eocene-Paleocene Basal Clastics formation which have yielded some interesting but apparently subcommercial tests of oil and gas.

      The top of the B-zone is an unconformable surface overlain by 10 to 15 meters of thin shales and argillaceous limestones called the Tight zone. The Tight zone grades upward into the A zone. It consists of 50 to 60 meters of interbedded tight and porous wackestones and packstones which are in turn overlain by alternating shales and tight limestones of the upper Bassein formation. The A zone is primarily a gas reservoir with upwards of 75 meters of gas column. Mappable seismic reflectors occur at the top A zone (H3A) and top B zone (H3B) (FIGURE VIIA-2).

      3.    STRUCTURE

      ONGC structure maps on the B and A zones are shown in FIGURES VIIA-3 and
      4. A EEC/RIL seismic time map on the H3B reflector is exhibited in FIGURE VIIA-5. Comparison of the time map with the cited B zone structure map reveals similarities in the general structural aspects of Panna field including a large broad low-relief SE structure which was tested by the BS-1,3,6 and 8 exploration wells; a high-relief WNW structure penetrated in a flank position by the BN-1 development well; and another high-relief NW structure that was also penetrated in a flank position by the BS-5 exploration well. Both the BN-1 and BS-5 wells have indicated log pay but neither was production tested.

      The time map exhibits numerous NW-SE oriented faults with upwards of 100 meters of throw on the eastern margin of the field and lesser amounts of the 5 to 20 meters range in the field proper where they appear to control the cited high-relief "pop-up" structures. The seismic section, BS-425A, located on FIGURE VIIA-6 reveals the nature of the faults along a WNW-ESE transect (FIGURE VIIA-7). Although all appear to have normal throw, their similar orientation and cross sectional geometry suggest a possible transtensional wrench component. This is supported by the smaller conjugate ENE-WSW faults that lie en-echelon along the larger fault trends.

      The large SE structure currently under development by ONGC is considered as the Base-Case reserve target in this proposal. It will be referred to by platform designation as the "PA-PF" structure. The two smaller high-relief structures are considered as upside Success Case targets whose development would be contingent on the successful outcome of a work program detailed later in this document. They are referred to as the "PG" and "PH" structures as shown in FIGURE VIIA-3 which exhibits a conceptual development scheme overlay to the B zone structure.

      4.    RESERVOIR CHARACTERIZATION

      Core studies indicate that both the A and B zones have been subjected to sea-level lowering and emergence which brought about diagenetic dissolution and general enhancement of porosity and permeability (FIGURES VIIA-8,9). Hydrocarbon fluid contacts appear to be extremely consistent throughout the greater field area. The W-E diagrammatic cross section of FIGURE VIIA-10 demonstrates the cross cutting nature of the fluid levels through formational boundaries.

      Well performance data suggest strong pressure support from an active water drive mechanism associated with the massive B zone aquifer. Dissolution-enhanced vertical permeability and the cited small-scale faults are interpreted to have locally breached the sealing capacity of the Tight zone between the A and B zones. Therefore, concurrent production of B zone oil and A zone gas is not advised, especially in the early life of the field.

      Detailed petrophysical analysis was done on straight-hole exploration wells with complete modern log suites including BS-5, BS-6 and BS-8. TABLE VIIA-1 lists the petrophysical input parameters utilized for the density porosity and Archie water saturation calculations. The oil/free-water contact was observed at 1760 meters subsea in analysed wells. Similarly, the gas/oil contact consistently occurred at 1733 meters subsea as defined by RFT and log analysis data. In the B zone, up to 50 meters of the upper hydrocarbon-bearing interval has average density porosity of 29% while the middle and lower water-wet portions exhibit an average density porosity of 20%. For the A zone, only higher porosity beds were counted as pay with an average of 13 meters net out of 55 gross and 23% density porosity. Petrophysical analysis of the B Zone indicates that there is a distinct zonation of the hydrocarbon interval as depicted on the type log in FIGURE VIIA-11. These zones include the following:

          ZONE BASE                                SUBSEA ELEVATION(m)
          ---------                                -------------------
          Free Gas                                         1733
          Free Oil                                         1746*
          Moveable Oil                                     1751*
          Residual Oil                                     1760

        * Surfaces  vary 1-2 meters as a function of reservoir quality

      5.    VOLUMETRIC RESERVE CALCULATIONS

      Volumetric input parameters, depict the maximum, minimum and most likely values of area under closure, net pay thickness, porosity and water saturation for each hydrocarbon zone of the A and B intervals. Volumetric parameters for the Base Case "PA-PF" structure are listed in TABLE VII(d)
      i. The Success Case for "PG" and "PH" is set forth in TABLE VII(d) ii. It bears noting that the distinction of the various hydrocarbon zones in the A interval are generally inferred from production tests of the BS-4, BS-9 and PBM-2 exploration wells. Determination of the cited hydrocarbon zones is inhibited by A zone's poorer reservoir quality and interbedded nature.

      Fluid properties of A and B zones are listed in TABLE VIIA-2. Of note is the residual oil (ROS) and gas (RGS) saturation values of 40% and 45% respectively. The assumed average value for ROS of 40%, which is common for carbonate reservoirs, compares with values of 32% - 37% from data provided in the data package for the highest-quality reservoir samples. The high RGS value of 45% is consistent with the strong water-drive model where reservoir pressure drawdown remains relatively low through the field's productive life.

      The methodology for volumetric calculations utilizes the B zone and A zone structure maps to determine the area and resulting rock volume of each cited hydrocarbon zone in the respective A and B intervals. Average values for pay, porosity, hydrocarbon saturation were then utilized to calculate oil and gas in place. Recoverable reserves were calculated by subtracting ROS and RGS from the hydrocarbon saturation of the respective zones and assuming a sweep efficiency for the natural water drive as follows:

             A zone (gas) sweep efficiency           =       70%
             A zone (oil) sweep efficiency           =       60%
             B zone (gas) sweep efficiency           =       95%
             B zone (oil) sweep efficiency           =       60%

      Although calculated, no A zone recoverable oil reserves were included in the Base or Success Cases because the oil occurs in a rim around the outer perimeter of the field where it is beyond reach with the envisioned development scheme that targets B zone oil and A zone gas reserves. Comparison of volume per unit area calculations (e.g. MMt/square kilometers) indicate that the A zone oil reservoir requires 5X the area of the B zone oil reservoir to yield an equivalent volume of recoverable reserves. Stated another way, for a given drainage area, the A zone will yield 20% of the reserves delivered by the B zone. FIGURE VIIA-12 shows the recoverable reserve uncertainty for the base case PA-PF structure expressed as a log normal distribution on a log probability scale. It indicates the following range:

                   PROBABILITY     RECOVERABLE     RECOVERABLE
                     >or =             Oil             Gas
                   -----------     -----------     -----------
                      (%)             (MMt)     (MMM cubic meters)

      Minimum         90               12.1            7.25

      Most Likely     50               16.2           10.00

      Maximum         10               22.4           13.88

      The most likely reserve range was utilized in the Base Case development plan and production profile. Comparison of the oil inplace for the B zone and recoverable B zone oil indicates a recovery factor of 23.8%. Gas recovery for the A and B zones is 27.3%. This low gas recovery is a function of the relatively high percentage of solution gas to total gas volume (33.6%) and the relatively poor A zone reservoir quality and high residual gas saturation assumed for the water drive model. Detailed reserves by zone are listed in TABLES VIIA-(e)i for the base case, TABLE VIIA-(e)ii for the upside reserves and TABLE VIIA-(e)iii for the combined "Success case".

(d,e) PANNA PARAMETERS AND RESERVES

      Please refer to TABLES VII A-(d)i, (d)ii, (e)i, (e)ii, (e)iii

(f)   PLANS FOR UTILIZATION OF GAS - PANNA

      1. The natural water drive characteristics of the Panna field are well substantiated and therefore, no gas re-injection for pressure maintenance is necessary. Instead, all effort will be made to avoid flaring any gas volumes other than as necessary for optimum oil production. It should be recognised that under some development scenarios increased gas flaring will result from unavailability of the GOI-owned gas transmission line. GOI approval for such temporary flaring is presumed and is a condition of this bid.

      2. The need for gas lifting of producing wells is not an immediate concern due to the flow capability of the producing wells. Adequate gas lift gas is available and facilities to gather, compress and distribute for either sale or gas lift is planned.

      3. Upon the installation of either a processing platform or other means of compression and dehydration, gas sales will begin (expected no later than July, 1995).

      4. Flaring until gas processing facilities are installed will be minimised by flaring only gas associated with oil production.

      5. The proposed gas transportation option is a connection to the planned 42-inch ONGC gas pipeline to Hazira. The connecting pipeline will be built by the Bidder as part of the cost-recoverable work program.

VIIB. TECHNICAL INFORMATION FOR MUKTA FIELD
(a,b,c)

      1.    LOCATION

            The 777 square kilometers Mukta block is located in the offshore Bombay basin of India about 25 km east of the giant Bombay High field and 25 km west of Panna field. It contains a complex of relatively small structures that are positioned on the axial crest of the west-plunging Heera-Bassein structural block. The Mukta block lies approximately midway between two major NW-SE structural elements that cut the Heera-Bassein nose. These include the Bombay High fault to the west and the Central Graben to the east (FIGURE VIIB-1). The numerous mapped structures of the block have been geographically subdivided into three structural blocks or areas by ONGC called B-57, B-19 and B-126. The B-57 and B-19 areas are jointly called Mukta field. FIGURE VIIB-2 highlights the significant structural closures and defines the B-57 seismic 3-D map area in red.

      2.    STRATIGRAPHY

            Commercial hydrocarbons are trapped in multiple porous and permeable shoal carbonate reservoirs of the Bassein B zone (Middle Eocene) and sandstones of the underlying Early Eocene-Paleocene Basal Clastics formation. The Bassen A zone (Early Oligocene) has tested high rates of gas and condensate in several exploration wells but exhibits low porosity and is considered to have limited reserve potential. The B zone consists of 200 to 250 meters of tight mudstones and pelletal wackestones interbedded with porous algal and fusillinid packstones and grainstones. The impermeable lithologies form effective seals for three major reservoir intervals called B upper, B middle and B lower. No free water level was observed in the porous B zones suggesting oil columns in excess of 70 meters. However, significant water tests from apparent pay zones indicate that much of the oil saturation is residual. The B zone overlies the Basal Clastics formation which consists of 25 to 35 meters of shale underlain by 25 to 40 meters of porous and permeable sandstone. Hydrocarbon columns appear to be in the range of 10 to 20 meters with a well defined oil/ free-water contact.

            The top of the B-zone is an unconformable surface overlain by 5 to 10 meters of thin shales and argillaceous limestones called the Tight zone. The Tight zone grades upwards into the A zone. It consists of 40 to 50 meters of low-porosity pelletal wackestones which are in turn overlain by alternating shales and tight limestones of the upper Bassein formation. The A zone is considered to be a marginal gas reservoir and was not quantified in this evaluation. Mappable seismic reflectors occur at the top A zone
            (H3A), top B zone (H3B) and top Basal Clastics (H4) (FIGURE VIIA-2).

      3.    STRUCTURE

            FIGURE VIIB-3 is an ONGC structure map on top of the B zone in the B-57 and B-19 area. The map is based on 2-D seismic data and exhibits a series of interpreted NE-SW faults that separate and trap B upper oil pools with columns up to 85 meters in thickness. A generally-SW-NE diagrammatic cross section through the mapped area depicts the interpretation (FIGURE VIIB-4). It demonstrates the sealing nature of the faults and thick multiple hydrocarbons.

            The seismic section, BS-423, located in FIGURE VIIB-5, reveals the structural aspects of the same area shown in FIGURE VIIB-3 following a WNW-ESE transect oriented normal to the cited fault trend (FIGURE VIIB-6) and subparallel to the cross section of FIGURE VIIB-4. At the approximate top of the Bassein (H3), shown in blue, the section clearly shows a moderate relief structure on the east side that corresponds to the position of the B-57-1 and B-57-12 exploration wells and MA development platform. Another low-relief structure can be seen on the western side which occurs in the B-126 area. The one critical aspect of the previous interpretation that is not supported by this hard data is any evidence of faulting in the Bassein interval.

            FIGURE VIIB-8 is a depth structure map on top B zone in the B-57 area. It was interpreted from a recent vintage 3-D seismic survey by ONGC. It basically covers the same area as the previous 2-D interpretation (FIGURE VIIB-3) and is mapped at the same structural level. Areas of structural closure have been colored orange. The two interpretations are radically different. The 3-D map shows no faults in support of the hard seismic data (FIGURE VIIB-7) and depicts relatively small closures on a SW plunging structural nose. The most significant structure with approximately 30 meters of relief is the MA platform structure which also agrees with the cited hard seismic data.

            From review of the data package and communications with ONGC representatives in the negotiating sessions, it is the understanding of EEC/RIL that reserves quoted by ONGC for the Mukta field do not reflect the recent 3-D interpretation and are based on the cited 2-D interpretation designed to account for the apparent large oil columns. Based on the compelling evidence of the 3-D interpretation, it is the position of EEC/RIL that the MA structure is the only quantifiable feature available for a base case analysis at this time. The subsequent volumetric evaluation of the MA structure utilizes the ONGC 3-D B zone structure map and detailed log analysis to derive base case reserves. The upside case assumes two appraisal tests of features that are exactly 50% of the size of the MA structure with one success and one dry.

      4.    RESERVOIR CHARACTERIZATION

            Core studies indicate that the B zone reservoirs have roughly half of the porosity and a fraction of the matrix permeability observed in the neighboring Panna block. The Mukta area appears to have been the site of a lower-energy environment of deposition in comparison to Panna. The sequence exhibits alternating low-energy finer-grained carbonate and moderate-energy pelletal to fussillinid wackestones, packstones and grainstones. Core descriptions indicate that like Panna, the A and B zones have been subjected to sea-level lowering and emergence which brought about diagenetic dissolution and general enhancement of porosity and permeability. This secondary macro-porosity and permeability seem to be critical to the excellent fluid flow rates exhibited in both the exploration and development wells in the block.

            The occurrence of multiple tight and porous zones in the B interval suggests cyclic emergence of a restricted shallow marine platform environment. The stratigraphic thinning of the Bassein formation at Mukta relative to Panna, 225 versus 325 meters, indicates that the Mukta area was possibly in a higher paleostructural position during Bassein deposition. It is located on the landward side of the Bombay High structural block which is devoid of Bassein age sediments. These observations suggest that the currently west-plunging Heera-Bassein nose may have undergone structural rotation from a previously east-plunging position with stratigraphic thinning and pinchout of Bassein reservoirs on to the Bombay High block. This paleostructural and stratigraphic setting provides the mechanism for the trapping of a large volume of hydrocarbons in the Mukta area prior to structural rotation in to its current setting.

            FIGURES VIIB-7 through 11 show production test results by zone overlain on the appropriate 3-D structure map for the B-57 area. A similar set of production overlays are shown in FIGURES VIIB-12 to 15 on the 2-D ONGC structure maps of the B-126 area.

            There are 3 water free gas tests of the A zone in the block which are localized on defined structural closures in the north-east B-57 area in wells B-57-1, 2 and 7 (FIGURES VIIB-7 and 12). Poor or wet A zone tests were recorded in the remainder of the area.

            The B upper and B middle zones are the two most prolific intervals in the block with 8 water free oil tests each. The B upper tested rates up to 1900 BOPD and the B middle reported a maximum rate of 2083 BOPD from the BS-57-1. The better tests occur on defined structural closures in the B-57 and B-126 areas with the exception of well B-57-10 which tested water free rates of 408 and 1455 BOPD respectively from the B upper and middle zones. The well is located on a small WSW-plunging nose with no apparent closure implying a stratigraphic component to the trapping mechanism. However, it bears noting that other wells located on the regional SW-plunging nose that runs diagonally through the B-57 map area are wet or have tested high water cuts including B-57-5, 6, 17 and 18 (FIGURES VIIB-8, 9, 13, 14).

            The most structurally controlled interval in the Mukta block is the B lower zone. It has three significant water free oil tests in the block. Both the B-57-1 and 12 wells in the MA structure tested high rates of up to 2314 BOPD (FIGURE VIIB-10). Also the structurally highest mapped well in the B-126 area, B-126-1, reported an excellent rate of 2286 BOPD (FIGURE VIIB-15). It is the understanding of EEC/RIL that the MA platform was positioned and the subsequent 8 development wells were drilled on the basis of the cited 2-D interpretation in the B-57 area (FIGURE VIIB-3). An important point to make is that the 3-D map matches extremely well with the results of the completions in the B lower zone. Wells MA-1, 5, 6 and 7 are clearly at the edge of closure and tested water or had high water cut except MA 7 which was not tested and has not been completed. Another well (MA-2?) that was completed as a producer has quit flowing (due to water encroachment?) leaving only three currently producing wells. These results indicate that the 3-D maps are reliable and that the B lower zone reservoir may have at least a partial water drive mechanism. The pressure drawdown observed in the development wells has been interpreted by ONGC as evidence for a depletion drive mechanism. It is the position of EEC/RIL that accurate bottom hole pressure monitoring and remediation of cement/mechanical problems is required before accurate determination of drive mechanism and reservoir modeling can be done. This would provide the basis for any future pressure maintenance or waterflood operations.

            The Basal Clastics sandstone reservoirs have yielded significant tests in 3 wells in the B-57 area (B-57-6, 12,18) and B-126 area (B-126-2,4,5) respectively with rates up to 1540 BOPD (FIGURE B-16). A certain degree of stratigraphic trapping seems to be occurring in non-closed areas (FIGURES VIIB-11,15). This indicates reserves may be difficult to quantify and conversely that all future exploration and development wells should evaluate this interesting interval. All development wells proposed in the Mukta base development plan are scheduled to be Basal Clastics tests.

            Detailed petrophysical analysis was done on straight-hole exploration wells with complete modern log suites. TABLE VIIB-1 lists the petrophysical input parameters utilised for the density porosity and Waxman-Smit water saturation calculations of the B zone reservoirs and Archie water saturation calculations for Basal clastics.

            FIGURE VIIB-17 is a cross plot of BQV versus Porosity with an interpreted trend line that provides an algorithum tying clay conductance effects into the log analysis through the Waxman-Smit water saturation model. Petrophysical analysis of the B zone indicates that there is a distinct zonation of the hydrocarbon interval as depicted on the type log in FIGURE VIIB-18. These zones include the following :

               ZONE BASE                        WATER SATURATION RANGE
               ---------                        ----------------------
               Free Oil                                15 to  30%
               Moveable Oil                            31 to  59%
               Residual Oil                            60 to 100%

            FIGURE VIIB-19 is a capillary pressure curve from a typical Mukta B zone reservoir. It demonstrates that for water saturations of 20% or less, oil columns of more than 100 meters are required to displace the water from the low permeability matrix. It is clear from the 3-D mapping that the largest closures at Mukta have around 30 meters of relief as seen at the location of the type log of well B-57-12. Clearly, none of the free oil zones exceed 30 meters of thickness in the type log example nor do they in other exploration wells examined. This observation combined with the presence of ubiquitous residual oil saturation and lack of free water level in the Bassein reservoirs supports the cited hypothesis of a large accumulation that has been later breached or tilted leaving oil behind in existing smaller structures and stratigraphic traps. The large oil colums of a major accumulation would be required to achieve the free oil saturations seen today and explain the top to bottom residual oil saturation of the Bassein B zones.

            FIGURE VIIB-20 is a diagrammatic Resistivity Index versus Water Saturation plot. It provides an explanation of the effects on log analysis of a breached or waterflooded reservoir. The straight line represents the water drainage cycle of a normal reservoir that has been filled with hydrocarbons over the course of geologic time. In essence, oil has displaced water. The arcuate imbibition cycle line represents a breached or flood reservoir where oil has been displaced by water. The saturation exponent "N" is derived from the slope of the lines. Clearly, for a given resistivity, the resulting water saturation calculated would be much higher if the reservoir was following the imbibition cycle rather than the water drainage cycle. It is concluded that much of the original thick oil columns mapped by ONGC and disappointing wet tests of apparent pay zones are a product of this breached reservoir phenomena. Restricting pay counts to the free oil zones provides a realistic minimum case and gives the analyst a conservative approximation of oil column height. Inclusion of the moveable pay provides a maximum case.

      5.    VOLUMETRIC RESERVE CALCULATIONS

            Volumetric input parameters, listed in TABLE VIIB-(d), depict the maximum, minimum and average values of area under closure, net pay thickness, porosity and water saturation for each hydrocarbon zone for the B upper, middle, lower and Basal Clastic intervals.

            Fluid properties of the B zones and Basal Clastics are listed in TABLE VIIB-2. Of note is the residual oil (ROS) saturation value of 40% which is the same used at Panna.

            The methodology for volumetric calculations of the base case MA structure utilizes the B upper zone structure map to determine the area and resulting rock volume of each cited hydrocarbon zone in the respective B zones and Basal Clastics intervals. Values for pay, porosity, and hydrocarbon saturation derived from analysis of the B-57-1 and 12 wells and utilized to estimate oil and gas in place. Recoverable reserves were calculated by subtracting ROS from the hydrocarbon saturation of the respective zones and assuming a sweep efficiency for partial water drive of 60%. Oil in place was calculated using only the Moveable and Free oil zones. FIGURE VIIB-21 shows the recoverable reserve uncertainty for the base case MA-MB structure expressed as a log normal distribution on a log probability scale. It indicates the following range :

                         PROBABILITY        RECOVERABLE          RECOVERABLE
                            >or =               OIL                  GAS
                         -----------        -----------          -----------
                            (%)                 (MMt)       (MMM cubic meters)


            Minimum          90                  4.1                 0.46

            Most likely      50                  5.3                 1.85

            Maximum          10                  6.7                 3.57

            The base case most-likely reserves represents an average between the maximum case which combines moveable and free oil zone reserves and a minimum case of free oil zone reserves only. Gas reserves occur as solution gas and show a wide range from a maximum value derived from total oil in place assuming a severe depletion pressure draw down of the reservoir to a minimum based on pressure supported water drive mechanism and straight GOR based volume related to oil produced.

            Comparison of oil in place for the B zone and recoverable oil indicates a most likely case recovery factor of 17.2%. Gas recovery is 51.8% reflecting the partial water drive/depletion drive model assumed for the reservoir. Reserves for the base case are listed in TABLE VII B-(e)i. The upside is assumed to be 50% of the Base Case reserves. The Success Case is a combination of the two as follows:

                                 RECOVERABLE             RECOVERABLE
                                     OIL                    GAS
            CASE                    (MMt)             (MMM cubic meters)
            ----                 -----------             -----------
            Base                    5.37                    1.85
            Upside                  2.68                    0.93
            Success                 8.05                    2.78

(d,e) MUKTA PARAMETERS AND RESERVES

      Please refer to TABLES VIIB-(d)i, (e)i and (e)ii.

(f)   PLANS FOR UTILIZATION OF GAS - MUKTA

      (i) A study is needed to justify water-injection pressure maintenance. No gas re-injection is contemplated.

      (ii) After the MA permanent deck is installed at Mukta, appropriate testing will be undertaken to determine the timing for gas lift gas installation. Given the water production observed, the need for gas lifting at some point is considered likely and provisions for this eventuality have been made in the Base Case work program.

      (iii) Apart from the gas requirement for internal use such as power-generation and technical flaring, the bulk of the gas will be available for sale after dehydration and compression.

      (iv) During the producing life of the field efforts will be continuously made to minimise flaring. Flaring of associated gas is presumed, without GOI restriction, until the gas sales line is commissioned.

      (v) After hookup, gas not used in operation will be sold via Panna facilities.

(g)   MONITORING SYSTEMS & RESERVOIR MANAGEMENT

      1     MONITORING SYSTEM

            Production of all fluids will be monitored on a well by well basis, as well as on an aggregate basis as required by standard oil/gas field practices. For effective operational control these production rates will be recorded on a daily basis. For fiscal purposes, production will be aggregated and reported monthly. An appropriate, state of the art well testing system will be installed at each unit. The field will be monitored locally at platforms and remotely from the shore base. EEC/RIL intend to operate the satellite platforms unmanned to the extent possible and to use computer-assisted operations to monitor ongoing performance.

      2     RESERVOIR MANAGEMENT

            Reservoir Management will be carried out through conventional surface as well as down hole monitoring systems, such as bottom hole pressure surveys, production testing and well deliverability testing at prescribed intervals. This data will be analysed at regular intervals, but at least once a year to study the reservoir performance and to ascertain the reservoir drive mechanism. The operations will be adjusted to maximize economic recovery. It is envisioned that a suitable mathematical model will be used and updated as and when required.

VIII  PROPOSED PANNA/MUKTA WORK PROGRAMME

(a)   CONCEPTUAL DEVELOPMENT PLAN

      Data Package material provided by GOI demonstrates a significant potential for increased reserves at Panna/Mukta in the event of exploration success(the Success Case). Described below is a staged development scheme in which Stage I provides a building block towards the expansion needed in the Success Case. The Success Case arises in the event of positive results from exploratory wells included in the EEC/RIL firm work commitment. The fully developed Success Case is described first so that the integrated, building-block nature of Stage I is apparent. The firm work programme bid by EEC/RIL commits to all items needed for Stage I(the Base Case); we are dedicated to full Success Case development in the event of exploration success. The risk of such exploration work precludes a firm commitment to additional platforms, pipelines and development wells until the additional reserves are conclusively demonstrated.

      1 SUCCESS CASE DEVELOPMENT (29.5 MMt or 224 MMBO remaining recoverable oil reserves)

            EEC/RIL are proposing four exploratory wells as part of the firm work programme. We believe, because of exploratory wells previously drilled in the Panna G and H areas, that both of these areas are likely to contain commercially viable accumulations. In addition, several Mukta area wells have shown encouraging results. As a result, we assume that one of the two exploratory tests proposed at Mukta will also yield a commercially viable develop the Panna/Mukta fields will require (See FIGURE VIII-1):

            -  8 Well platforms at Panna
            -  3 Well platforms at Mukta
            -  1 Common 45,000 BOPD processing facility
               (INCLUDING LIVING QUARTERS)
            - 1 Inter-field (Mukta-Panna) well fluid pipeline and gas lift line (POSSIBLY ALSO A WATER FLOOD LINE)
            -  84 Development wells
            -  1 Export gas line

            EEC/RIL are capable of developing a highly accelerated production schedule but, to do so, require the full support and cooperation of GOI.

      2. BASE CASE DEVELOPMENT (155 MMBO or 20.4 MMT or remaining recoverable oil reserves)

            This case corresponds to RIL/EEC's committed work programme and is not a reflection of our expectations, which are reflected in the Success Case. The extensive drilling campaign conducted by ONGC has demonstrated the viability of developing a large area on Panna and supports the installation of one additional platform at Mukta. The development plan and schedule are illustrated in FIGURES VIII-2, VIII-3 and includes:

            -  6 Well platforms at Panna
            -  2 Well platforms at Mukta
            -  1 Common 45,000 BOPD processing facility and living quarters.
            - 1 Interfield (Mukta-Panna) well fluid pipeline and gas lifline (POSSIBLY ALSO A WATERFLOOD LINE)
            -  67  Development wells
            -  4 Exploratory wells
            -  1 Export gas line

            The Base Case assumes that a sour gas export line will be laid from PPA to an interconnect on the proposed ONGC 42-inch sour gas line and that the 42-inch line will be available no later than April 1, 1995.

      3     ACCELERATED DEVELOPMENT

            A limited, unique window of opportunity could exist wherein EEC/RIL may acquire an existing, operating 40,000 BOPD Floating Production System (FPS) capable of a significant acceleration of the availability of processing at a major cost saving to GOI/EEC/RIL. This approach would have positive early cash flow implications to all concerned and obviously enhances the value of the project to a major degree (See FIGURE VIII-4). Uncertainty about securing the facility preclude bidding the project based on acquiring the unit. However, EEC/RIL commit to a "Best Efforts" ("Reasonable Endeavours") attempt to acquire the unit if GOI will commit by July 26, 1993 to awarding the requested blocks to EEC/RIL.

(b)   PANNA/MUKTA WORK DEVELOPMENT

      Since Panna/Mukta development has started, a baseline must be established so that the transition from ONGC to EEC/RIL is clearly defined. Accordingly, following are sections defining status of the development, specifying ONGC activities which we presume will be completed and then future work which EEC/RIL commit to undertake.

      1.    STATUS AS OF JULY 1, 1993

            The following facilities have been installed and placed into service by ONGC:

            -  1 Well platform PA
            -  8 Wells (PA-1, PA-2, PA-3, PA-4, PA-5, PA-6, PA-7, PA-8)
            -  Early Production System, "EPS" (Jack-up)
            -  Tanker Loading via SBM
            -  PB, PD, PE (Jackets only) installed; well fluid line
                connecting each to EPS.
            -  23 Development wells drilled in PB, PD, PE.
            -  MA (Jacket only) installed.
            -  8 Development wells drilled in MA
            -  14" well fluid pipeline connects MA to Panna EPS.

            We understand that The Panna EPS is currently processing approximately 13,000 BOPD derived from the PA, PB, PD, PE and MA platforms against a design capacity of 10,000 BOPD. Production rates and bottomhole pressures for individual wells on the PB, PD, PE and MA platforms cannot currently be measured due to the temporary decks. Efforts are being made to balance reservoir withdrawals areally and to minimise gas production, all of which is being flared.

      2.    WORK PLANNED AND COMMITTED BY ONGC

            We understand that ONGC has work in progress on certain projects related to ongoing Panna/Mukta development. In formulating the bid, EEC/RIL have assumed that ONGC will design, fabricate and install permanent decks and facilities for the PB, PD, PE and MA jackets at its own cost. The bid assumes that the decks and facilities will be installed and commissioned according to the following schedule:

            PB - fourth quarter, 1993; PD - first quarter, 1994; PE - second quarter 1994, MA - first quarter 1994. Early installation of these deck packages is considered imperative to monitor and optimise reservoir performance.

            EEC/RIL would be willing to negotiate the following alternatives to the above:

            - EEC/RIL assumption of responsibility for fabrication of one or more of the deck packages currently under construction

            - EEC/RIL would prefer to manage the deck installation

            - EEC/RIL would be willing to locate, purchase and refurbish used deck packages or fabricate new deck packages to substitute for those under fabrication by ONGC, if this does not result in any delay in project timing.

              We understand that ONGC has committed to drilling two horizontal wells from PD and two horizontal wells plus two horizontal completions from PE in the second half of 1993. The bid assumes that EEC/RIL will have the option, but not the obligation, to accept assignment of any or all drilling rig, service and supply contracts and will perform the work at GOI/EEC/RIL expense (subject to cost recovery).

            WORK TO ACHIEVE BASE CASE DEVELOPMENT

            EEC/RIL are committed to proceeding with the Base Case development. EEC/RIL plan to pursue a very aggressive development schedule (FIGURE VIII-3) which can only be achieved with the active assistance of ONGC and GOI authorities.

      3.    WORK PLAN OFFERED AND COMMITTED BY EEC/RIL

            PANNA

                -       Drill two horizontal wells from PD
                -       Drill two horizontal wells from PE
                -       Complete two horizontal wells from PE
                -       Fabricate and install PC and PF jackets
                -       Fabricate (or refurbish) and install PC and PF deck
                         packages
                -       Drill nine horizontal wells from PC
                -       Drill nine horizontal wells from PF
                -       Fabricate and install PPA and PQ
                -       Lay necessary well fluid, gaslift and free gas lines
                -       Lay sour gas export line from PPA to proposed ONGC
                         42-inch pipeline
                -       Drill two exploratory wells
                -       Geophysical, geological and engineering studies.

            MUKTA

                -       Fabricate and install MB jacket
                -       Fabricate (or refurbish) and install MB deck package
                -       Drill six directional wells from MB
                -       Lay MB-MA wellfluid line
                -       Lay PPA-MA-MB gaslift line
                -       Drill two exploratory wells
                -       Geophysical, geological and engineering studies

            Please note that a second EPS is included in the Base Case development plan. However, a firm commitment has not been made since the economics are marginal (if new construction is required) and highly sensitive to project timing and EPS cost.

(c)   DEVELOPMENT WORK COMMITMENT

      EEC/RIL will immediately begin, the design and fabrication of a jacket and deck for location PC. If available, a used deck will be acquired and refurbished; otherwise, a new deck will be fabricated (EEC/RIL plan to install used decks wherever possible to minimise costs). A new nine-slot jacket will be fabricated for PC. At the time of jacket installation, nine conductors will be driven. As soon as the PC jacket is installed and drilling on PD and PE is completed, the rig will be moved to PC and nine horizontal wells will be drilled. EEC/RIL plan to employ a single rig to drill all Panna horizontal wells to take advantage of the associated learning curve to minimise drilling time and cost. After drilling is completed, the rig will be moved to PF and the deck will be installed on PC. Production will commence from PC as soon as a well fluid line is installed. Drilling prior to deck installation on PC will allow production to be significantly accelerated due to the lead time required to prepare the deck package.

      Nine horizontal wells will also be drilled from PF. However, in this case, the deck package will be available and installed prior to drilling. This approach has the advantages of allowing produce-while-drilling operations to accelerate production and raising the wellheads further above the splash zone.

      Work will commence immediately on the design and fabrication of a new jacket for MB. Six directional wells will be drilled from MB and should be completed at the time the MB deck package becomes available (pre-monsoon
      1995). Production will ensue after the installation of the deck package and a wellfluid line from MB to MA is installed.

      Work will commence immediately on the design and fabrication of a new 45,000 BOPD production processing jacket and deck (PPA) as described below:

      FUNCTIONAL/DESIGN BASIS

        -       Production and Test Manifolds
        -       Production and Test Separation
        -       Gas Compression
        -       Gas Dehydration
        -       Chemical Injection (Corrosion Inhibition)
        -       Produced Water Treatment, Disposal
        -       Power Generation
        -       Safety systems
        -       Fire Protection
        -       Utilities

      STRUCTURAL BASIS

        -       8-Pile
        -       86'x160' Deck
        -       Structural Redundancy
        -       Earthquake Zone IV Design

      PPA is expected to be available for installation pre-monsoon 1995.

      Work will also commence immediately on design and fabrication of a separate 100-man quarters platform (PQ).

      Although not currently in the Base Case development plan, studies will be conducted to ascertain the merit of combining PPA and PQ. In addition, the desirability of a manifolding platform (PLM), possibly combined with PQ, will be investigated. A manifolding platform may be justified given the large number of lines associated with the producing platforms, riser loads on PA and the future connections and disconnections associated with the Sagar Laxmi (EPS-I), the second early production system (EPS-II) and the PPA.

      Work will begin immediately to secure a jack-up suitable for conversion (preferably already converted) for service as a second early production system (EPS-II) of 10,000 BOPD capacity. If such a unit can be secured at a cost and within a time frame that project economics are enhanced, it will be implemented. Installation of EPS-II would occur post-monsoon 1994 and would allow Panna/Mukta production processing capacity to be expanded to 20,000 BOPD at the beginning of 1995. EPS-II will allow considerable acceleration of oil production prior to the commissioning of PPA. In addition, the Sagar Laxmi and EPS-II can be retained temporarily after the installation of PPA to process as much as 65,000 BOPD in the event production exceeds expectations or the Success Case is achieved. Although EEC/RIL have included the installation of EPS-II in discussion, additional economic analysis will be conducted to confirm that the acceleration of oil production justifies the additional expense.

      The need for future gas lift and free gas lines is anticipated. The lines will be installed when required by field performance and when convenient in terms of lay barge utilisation. A long gas lift line from PPA to MA and MB will almost certainly be required, whereas a free gas line should be unnecessary.

      Preliminary EEC/RIL studies indicate that a significant possibility of communication between the Panna A-zone and B-zone exists. As a result, EEC/RIL intend to defer production from the A-zone gascap to maximise oil recovery. However, although every effort will be made to minimise gas production, elevated gas-oil ratios are inevitable given the thin oil column and free gas lines may become necessary prior to gascap blowdown.

      The Base Case assumes that a gas export line may be laid from PPA to a connection with the proposed 42-inch ONGC gas pipeline to Hazira. It is assumed that line installation would occur pre-monsoon 1995 with resulting gas sales in July, 1995, that 100% of Panna/Mukta gas will be taken and that oil production will not be restricted by gas flaring considerations. As an alternative not considered in the Base Case, EEC/RIL is studying the possibility of constructing a sour gas pipeline to the Bombay area and constructing onshore sweetening plant.

      EEC/RIL assume that suitable shore base facilities (including dock space, yard space, warehousing, communications) will be made available for lease to support Panna/Mukta operations.

(d)   EXPLORATION WORK COMMITMENT

      Two exploratory wells will be drilled at Panna and two at Mukta. These wells will be drilled as soon as possible by either of the two rigs after firm locations are established and when the development drilling schedule allows.The wells must be drilled early enough to allow timely jacket and deck commitments to be made in the event of success to ensure minimum delay in the development program. Details of the program are as follows :

      PANNA

      SEISMIC - Reprocess and interpret all usable data in concession

        Commitment                      :       850 +/- km

      DRILLING - Drill and evaluate 2300 +/- meter delineation tests. Penetrate base of Basal Clastics (Paleocene-Early Eocene) below B Zone (middle Eocene) limestone. Maintain options to test, complete and suspend at mudline if results warrant.

        Commitment                      :       2 wells

      POTENTIAL RESERVES

      Based upon the assumption that both of the above mentioned delineation tests are successful, inplace and recoverable reserves are provided in TABLE VIIA-(e). For this purpose, we have assumed that the tests will be on Panna structures PG and PH (FIGURE VIIA-3). However, after reprocessing and interpreting seismic (SEE ABOVE WORK COMMITMENT), the best two structures will be selected and drilled.

      MUKTA

      SEISMIC - Reprocess and interpret the 1988-89 3D survey (150 sq.km, 4100 +/- line km) and all usable data from 1991 SBS 2D survey (750 +/- km).

        Commitment                      :       Processing and interpretation as
                                                noted above.

      DRILLING - Drill and evaluate two 2300 +/- meter delineation tests. Penetrate to base of Basal Clastics (Paleocene-Early Eocene) below B Zone (middle Eocene) limestone. Maintain options to test, complete and suspend at mudline if results warrant.

        Commitment                      :       2 wells

      POTENTIAL RESERVES Based upon the assumption that one of the above mentioned delineation tests is successful, inplace and recoverable reserves are expected to increase by 50% those provided in TABLE VIIB-(e)ii. After reprocessing and interpreting seismic (SEE ABOVE WORK COMMITMENT) the best two prospects will be selected and drilled.

f)    OTHER COMMITMENTS

      EEC/RIL have committed to a Base Case development plan based upon data packages prepared by GOI. Upon contract signature, it is assumed that all relevant information will be provided to EEC/RIL and that key ONGC personnel will be made available to allow optimization of the development plan. Based upon this information, EEC/RIL will perform the following technical work the results of which will be shared with GOI.

      PANNA

      The Panna field oil accumulation is relatively thin and lies between an active aquifer and a gascap. Optimum oil recovery will be achieved by minimising gascap gas production thereby minimising movement of the oil bank into the gascap (which results in unrecoverable residual oil saturations in the gascap) and maintaining reservoir energy. EEC/RIL believe that the added expense of drilling horizontal wells will be more than made up by the increase in productivity index such completions will achieve.

      EEC/RIL intend to conduct single well simulations to determine the optimum completion interval placement with respect to the fluid contacts, optimum production rate and optimum horizontal completion length.

      The results of detailed geological modeling, PVT analysis, petrophysical analysis and well performance studies will be used to prepare a 3-D full-field reservoir simulation model for the Panna field. The model will be used to optimise areal well placement and platform locations. Analysis of fluid contact movements and areal balancing of withdrawals will be conducted. The model will be used to forecast fluid production rates and pressure changes and will be used to determine the optimum time for gas cap blowdown. History matching will be complicated by the lack of individual well data concerning PB, PD and PE and by the lack of current gas production measurements.

      Drilling and completion studies will be conducted to minimise costs and formation damage. EEC/RIL are experienced in the drilling of horizontal wells and hope to meet or exceed ONGC performance. In particular, we believe that great improvements in current cementing and formation damage control practices can be made.

      MUKTA

      The drive mechanism controlling the lower B Zone reservoir performance cannot be conclusively determined at present since the temporary deck at MA precludes individual well testing and bottomhole pressure measurements. One of the MA wells has ceased to produce, probably due to water production, and significant water production is occurring from one or more of the remaining wells. In addition, flowing wellhead pressures are declining. Based upon this evidence, as well as geological considerations, we currently assume that the reservoir is producing with a partial water drive. Early installation of the permanent MA deck is considered vital to allow well testing and bottomhole pressure measurement to identify the drive mechanism.

      Once appropriate data has been collected, reservoir engineering studies will be conducted (probably 3-D reservoir simulation) to optimise the development plan. Due to the observed water production, gas-lifting will almost certainly be required and is therefore included in the Base Case commitment.

      Waterflood facilities and pipelines are not included in the Base Case commitment since the necessity of water injection has not been established, however, PPA will include deck space and utilities to allow for subsequent addition of injection facilities if justified. The requirements for water injection facilities will be identified shortly after testing the MA wells and measuring bottomhole pressures. The risk of premature water breakthrough and poor sweep efficiency in the naturally fractured reservoir must also be assessed. Pressure transient analysis will probably be used to confirm well interference and analyze dual porosity behavior. If these preliminary studies indicate that waterflooding might be beneficial, a pilot waterflood using one of the EPS units at MA could be conducted. If the above studies indicate that waterflooding is economically viable, EEC/RIL will proceed to install the necessary infrastructure.

      The MA wells penetrate four reservoirs which appear to be effectively sealed from each other. EEC/RIL therefore intend to drill directional wells from MB to penetrate multiple pays. Engineering studies will be conducted to optimise the completion design and depletion plan - single completions, single completions with sliding sleeve or tubing selectives or dual completions. As the reservoir mechanism becomes better understood, horizontal drilling applications may become evident.

g)    PANNA/MUKTA FACILITIES

      Systems analysis (nodal analysis) will be conducted to optimise surface and subsurface equipment design and operation.

                                                                      Appendix-3
                       WORK PROGRAM COMMITTED BY EEC/RIL
PANNA
o     Drill and complete two horizontal wells from PD
o     Drill and complete two horizontal wells from PE
o     Complete two horizontal wells from PE
o     Fabricate and install PC and PF jackets
o     Fabricate (or refurbish) and install PC and PF deck packages
o     Drill nine horizontal wells from PC
o     Drill nine horizontal well from PF
o     Fabricate and install PPA and PQ
o     Lay necessary well fluid, gaslift and free gas lines
o     Lay sour gas export line from PPA to proposed ONGC 42-inch pipeline
o     Drill two exploratory wells
o     Geophysical, geological and engineering studies

MUKTA

o     Fabricate and install MB jacket
o     Fabricate (or refurbish) and install MB deck package
o     Drill six directional wells from MB
o     Lay MB-MA wellfluid line
o     Lay PPA-MA-MB gaslift line
o     Geophysical, geological and engineering studies

                                   APPENDIX H
                      ESTIMATED PRODUCTION PROFILE OF THE
                             PANNA AND MUKTA FIELDS

                                    Oil                  Gas
   YEAR                     (THOUSAND BARRELS   (MILLION CUBIC METERS
                                 PER YEAR)             PER YEAR)
     1                             1098                    0
     2                             1098                    0
     3                             3285                  100
     4                             6256                  201
     5                            13922                  566
     6                            12693                  521
     7                            10954                  456
     8                             9516                  402
     9                             8735                  493
    10                             7913                  484
    11                             7179                  479
    12                             6549                  473
    13                             5997                  470
    14                             5511                  467
    15                             7655                  527
    16                             6502                  521
    17                             5579                  513
    18                             4899                  507
    19                             4407                  549
    20                             3792                  581
    21                             3260                  564
    22                             2834                  552
    23                             2355                  354
    24                             1986                  232
    25                             1695                  159

                           GRAPHICAL CONTENT APPENDIX

Appendix - B1     Map of Contract Area - Panna Block
Appendix - B2     Map of Contract Area - Mukta Block
Appendix G
  Figure G-1      Panna and Mukta Field Development Base Case Reserves
  Figure VIIA-1   Regional Seismic Map on Early Eocene Top (H4) - Panna Field
  Figure VIIA-2   Generalised Stratigraphy - Panna Field
  Figure VIIA-3   Structure Contour Map on Top of B Zone - Panna Field
  Figure VIIA-4   Structure Contour Map on Top of A Zone - Panna Field
  Figure VIIA-5   Time Structure Map H3B - Panna Field
  Figure VIIA-6   Scheme of Seismic Profiles - Panna Field
  Figure VIIA-7   REA Bombay High INE BS-425A (Migrated) - Panna Field
  Figure VIIA-8   B-Schematic View of Ground Water System and Development/
                  Destruction of Porosity in "B" Zone (Middle Eocene) - Panna
                  Field
  Figure VIIA-9   A-Schemiatic View of Ground Water System and Development/
                  Destruction of Porosity in "A" Zone (Early Oligocene) - Panna
                  Field
  Figure VIIA-10  Geological Section Across Panna Field
  Figure VIIB-1   Regional Map at H4 Level
  Figure VIIB-2   Isochron Map at the Top of Basal Clastics (H4) - Mukta and
                  B 126 Fields
  Figure VIIB-3   Structure Map on Top of B-Upper Reservoir - Mukta Field
  Figure VIIB-4   Geological Section Across Mukta and B 126 Fields
  Figure VIIB-5   Scheme of Seismic Profiles
  Figure VIIB-6   Area Bombay High Line BS-423
  Figure VIII-3   Panna/Mukta Development Schedule Revised Base Case
  Figure VIIB-7   Isochron Map at the Top of A-Zone (H3A) - Mukta Field (Based
                  on 3D Data)
  Figure VIIB-8   Structure Map on B-Upper Top - Mukta Field (Based on 3D Data)
                  B Upper Zone - Production Test Results
  Figure VIIB-9   Structure Map on B-Upper Top - Mukta Field (Based on 3D Data)
                  B Middle Zone - Production Test Results
  Figure VIIB-10  Structure Map on B-Upper Top - Mukta Field (Based on 3D Data)
                  B Lower Zone - Production Test Results
  Figure VIIB-11  Isochron Map at the Top of Basal Clastics (H4) - Mukta Field
                  (Based on 3D Data)
  Figure VIIB-12  Structure Contour Map at the Top of B-Upper - B 126 Field
                  A Zone - Production Test Results
  Figure VIIB-13  Structure Contour Map at the Top of B-Upper - B 126 Field
                  B Upper Zone - Production Test Results
  Figure VIIB-14  Structure Contour Map at the Top of B-Upper - B 126 Field
                  B Middle Zone - Production Test Results
  Figure VIIB-15  Structure Contour Map at the Top of B-Upper - B 126 Field
                  B Lower Zone - Production Test Results
  Figure VIIB-16  Structure Contour Map at the Top of B-Upper - B 126 Field
                  Basal Clastrics - Production Test Results
  Figure VIIB-17  Clay Conductance - Mukta Field
  Figure VIIB-18  Type Log - Mukta Field
  Figure VIIB-19  Capillary Pressure (Centrifuge) Data - Mukta Field
  Figure VIIB-20  I-SW Plot